As filed with the Securities and Exchange Commission on July 30, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
Form F-4
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
________________
UNIBANCO-UNIÃO DE BANCOS BRASILEIROS S.A.
(Exact name of Registrant as specified in its charter)
UNIBANCO-UNION OF BRAZILIAN BANKS S.A.
(Translation of Registrant’s name into English)
Federative Republic of Brazil
(State or other jurisdiction of incorporation or organization)
6029
(Primary Standard Industrial Classification Code Number)
None
(I.R.S. Employer Identification No.)
Unibanco-União de Bancos Brasileiros S.A.
Avenida Eusébio Matoso, 891
São Paulo, SP, 05423-901 - Brazil
(+55 11) 3097-1626 / 1313
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
Unibanco-União de Bancos Brasileiros S.A.
New York Representative Office
555 Madison Avenue, 19th Floor
New York, New York 10022
(212) 832-1700
(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________
With copy to:
Robert F. Quaintance, Jr., Esq.
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
(212) 909-6000
      Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
________________
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Step-Up Subordinated Callable Notes due 2013..............	US$200,000,000	100%	US$200,000,000	US$25,340
(1)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) of the Securities Act.
(2)   The registration fee for the securities offered hereby has been calculated under Rule 457(f) of the Securities Act.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 30, 2004

PROSPECTUS

[UNIBANCO LOGO]

Unibanco-União de Bancos Brasileiros S.A.
(incorporated in the Federative Republic of Brazil with limited liability)
acting through its Grand Cayman Branch

Offer to exchange all of our outstanding unregistered
US$200,000,000 Step-Up Subordinated Callable Notes due 2013
for
US$200,000,000 Step-Up Subordinated Callable Notes due 2013
which have been registered under the Securities Act of 1933

The exchange offer will expire at 5:00 p.m., New York City time on , 2004, unless extended

  We are offering to exchange US$200,000,000 aggregate principal amount of our Step-Up Subordinated Callable Notes due 2013, which are referred to in this prospectus as the new notes, for all US$200,000,000 aggregate principal amount of our unregistered Step-Up Subordinated Callable Notes due 2013, which are referred to in this prospectus as the old notes. We refer to the new notes and the old notes collectively as “the notes”.

  The terms of the new notes will be substantially identical to the old notes that we issued on December 12, 2003, except that the new notes will be registered under the Securities Act of 1933 (the “Securities Act”) and will not be subject to the registration rights, additional interest provisions and transfer restrictions applicable to the old notes.

  Interest on the new notes will be payable semi-annually in arrears on December 15 and June 15 of each year, commencing on December 15, 2004.

  Subject to the terms of the exchange offer, all old notes that are validly tendered and not withdrawn prior to expiration of the exchange offer will be exchanged for an equal principal amount of new notes.

  Tenders of old notes may be withdrawn any time prior to the expiration of the exchange offer.

  The exchange of old notes for new notes in the exchange offer should not be a taxable event for U.S. holders for U.S. federal income tax purposes.

  We will not receive any proceeds from the exchange offer.

  Application will be made to list the new notes on the Luxembourg Stock Exchange; no other public market exists for the new notes, and we do not intend to apply for their listing on any other national securities exchange or to arrange for them to be quoted on any automated dealer quotation system.

You should carefully review the “Risk Factors” beginning on page 24 of this prospectus.

Neither the United States Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. They have not made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

______________________

Unibanco

The date of this prospectus is         , 2004

________________

________________

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. This information is available without charge to you upon written or oral request. If you would like a copy of any of this information, please submit your request to Unibanco-União de Bancos Brasileiros S.A., Avenida Eusébio Matoso 891, São Paulo, SP, 05423-901 — Brazil, Attention: Investor Relations Department, (Telephone: +55 11 3097 1626 / 1313).

In order to obtain timely delivery of any information that you request, you must submit your request no later than , 2004, which is five business days before the date the exchange offer expires.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-4 that we have filed with the SEC pursuant to the Securities Act. We are submitting this prospectus to holders of old notes so they can consider exchanging their old notes for new notes. We may add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See “Incorporation by Reference.” You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are offering the new notes only in jurisdictions where offers are permitted. This prospectus does not constitute an offer or solicitation to exchange any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus has been prepared by us solely for use in connection with the exchange offer. You must (1) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this prospectus and the exchange offer and (2) obtain any consent, approval or permission required to be obtained by you for participating in the exchange offer under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you participate in the exchange offer; we shall not have any responsibility for obtaining any such consent, approval or permission.

See “Risk Factors” on page 24 of this prospectus for a description of certain factors relating to the exchange offer. We make no representation to you regarding the legality of the exchange offer.

Unless otherwise specified or the context otherwise requires, references in this prospectus to “Unibanco,” “we,” “us” and “our” are to Unibanco — União de Bancos Brasileiros S.A. and its subsidiaries, and references to “Unibanco Holdings” are to our controlling shareholder, Unibanco Holdings S.A.

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FORWARD-LOOKING STATEMENTS

This prospectus (including the information incorporated by reference herein as described under “Incorporation by Reference”) contains “forward-looking statements,” as defined in Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, relating to Unibanco’s business. These statements are subject to change and uncertainty which are, in many instances, beyond our control and have been made based upon management’s current expectations, estimates and projections. Words such as “believes,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates” and similar expressions are used to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from those expressed or implied in such forward-looking statements.

Factors that could cause actual results to differ materially include, but are not limited to, those discussed below under “Risk Factors” and in our 2003 Form 20-F, which is incorporated herein by reference, under the headings “Item 4. Information on the Company,” “Item 5. Operating and Financial Review and Prospects” and elsewhere. These factors include:

  increases in defaults by borrowers and other loan delinquencies;
  increases in the provision for loan losses;

  deposit attrition, customer loss or revenue loss;

  changes in foreign exchange rates and/or interest rates which may, among other things, adversely affect margins;

  competition in the banking, financial services, credit card services, insurance, asset management and related industries;

  government regulation and tax matters;

  adverse legal or regulatory disputes or proceedings;

  credit and other risks of lending and investment activities; and

  changes in regional, national and international business and economic conditions and inflation.

We do not assume, and specifically disclaim, any obligation to update any forward-looking statements, which speak only as of the date made.

CERTAIN INFORMATION

Certain industry data contained or incorporated by reference in this prospectus have been derived from sources which we believe to be reliable; however, we have not independently verified these data and we assume no responsibility for their accuracy or completeness. Sources include:

  Sistema do Banco Central, a database of information provided by financial institutions to the Central Bank of Brazil ("SISBACEN");
  Federação Nacional das Empresas de Seguros Privados e de Capitalização, the National Federation of Private Insurance and Capitalization Companies ("FENASEG");
  Superintendência de Seguros Privados, the Brazilian government insurance regulatory body ("SUSEP");
  Associação Nacional de Bancos de Investimento e Distribuidoras, the National Association of Investment Banks and Security Dealers ("ANBID");
  Fundação Getúlio Vargas, a leading Brazilian independent economic research organization ("FGV");
  Associação de Empresas de Cartão de Crédito e Serviços, the Brazilian Credit Cards Companies Association ("ABECS");
  Agência Nacional de Saúde Suplementar, the National Health Agency ("ANS"); and
  Associação Nacional de Planos de Previdência Privada, the National Association of Private Pension Plans ("ANAPP").

PRESENTATION OF FINANCIAL INFORMATION

References to Currencies

All references in this prospectus to the real, reais, or R$ are to the Brazilian real, the official currency of the Federative Republic of Brazil since July 1, 1994. All references to U.S. dollars, dollars or US$ are to United States dollars.

On July 26, 2004, the exchange rate for reais into U.S. dollars was R$3.0573 to US$1.00, based on the commercial selling rate as reported by the Central Bank of Brazil. The commercial rate was R$2.8892 to US$1.00 as of December 31, 2003.

Consolidated Financial Statement; Unibanco Holdings

Our audited consolidated financial statements incorporated herein by reference to our and Unibanco Holdings’ joint annual report on Form 20-F for the year ended December 31, 2003, which we refer to as our 2003 Form 20-F, include the assets, liabilities, results of operations and cash flows of our subsidiaries, as well as our branches outside Brazil. Unibanco Holdings, a corporation organized under the laws of Brazil, controls us through its ownership, as of April 30, 2004, of 96.6% of our outstanding common shares and 14.5% of our outstanding preferred shares. Unibanco Holdings engages in no activities other than holding shares in us. As a result, the financial statements of Unibanco Holdings are similar to ours in all material respects, except for the minority interest line of the balance sheet and income statement and the financing activities section of the cash flow statement. Unless otherwise stated or the context otherwise requires, references herein to our consolidated financial statements also refer to the financial statements of Unibanco Holdings.

U.S. GAAP Financial Information

Our audited consolidated balance sheets as of December 31, 2002 and 2003 and consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three-years in the period ended December 31, 2003, including the notes thereto, included in our 2003 Form 20-F are prepared in accordance with U.S. GAAP. For certain purposes, such as providing reports to our Brazilian stockholders, filing financial statements with the Brazilian Securities Commission and determining dividend payments and tax liabilities in Brazil, we have prepared and will continue to be required to prepare financial statements in accordance with applicable Brazilian accounting practices and the Brazilian Corporate Law.

Brazilian GAAP Financial Information

For certain purposes, such as providing reports to our Brazilian stockholders, filing financial statements with the Commissao de Valores Mobiliarios, or CVM (the Brazilian Securities Commission), and determining dividend payments and tax liabilities in Brazil, we have prepared and will continue to be required to prepare financial statements in accordance with accounting principles prescribed by the Brazilian Corporation Law, the rules and regulations issued by applicable regulators, including the Central Bank, the SUSEP and the CVM, as well as the technical releases issued by the Instituto dos Auditores Independentes do Brasil, or the Brazilian Institute of Independent Auditors, all of which we refer to collectively as Brazilian GAAP. Our audited consolidated financial statements as of and for the six months ended June 30, 2004, including the notes thereto, incorporated by reference to our and Unibanco Holdings’ reports on Form 6-K dated August        , 2004, are prepared in accordance with Brazilian GAAP.

Inflation

Prior to June 30, 1997, Brazil was considered to be a hyperinflationary environment, having experienced extremely high rates of inflation until then, which affected the comparability of financial performance on a period-to-period basis. As measured by the general price index, or IGP-DI, published by the Fundação Getúlio Vargas, a leading independent Brazilian economic research organization, the inflation rate was 10.4% for 2001, 26.4% for 2002 and 7.7% for 2003.

Other

Certain amounts (including percentages and totals) appearing herein have been rounded. Unless the context otherwise requires, all references to loans include leases.

PROSPECTUS SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus and does not contain all the information that may be important to you in making a decision to participate in the exchange offer. For a more complete understanding of the exchange offer, our company, and the new notes, we encourage you to read this entire prospectus carefully, including the financial data and related notes and the documents incorporated by reference in this prospectus (copies of which may be obtained as indicated under “Incorporation By Reference” and “Where You Can Find More Information”), before making a decision to participate in the exchange offer.

In this summary and throughout this prospectus, expect as specifically noted, financial information as of and for the year ended December 31, 2003 has been prepared and presented in accordance with U.S. GAAP.

Unibanco

Founded in 1924 as a correspondent bank, Unibanco is Brazil’s oldest private sector bank. From our longstanding position as one of the nation’s leading wholesale banks, we have expanded our operations to become a full service financial institution providing a wide range of financial products and services to a diversified individual and corporate customer base throughout Brazil. Our businesses comprise Retail Banking, Wholesale Banking, Insurance and Pension Plans and Wealth Management.

We are one of the largest private-sector financial institutions in Brazil and have grown substantially both through organic growth and acquisitions. As of December 31, 2003, on a consolidated basis, we had:

  R$66 billion in total assets;

  R$26.0 billion in total lending, leasing and other credits (including off-balance items);

  R$25.7 billion in total deposits; and

  R$6.8 billion in stockholders’ equity.

Our consolidated net income for the year ended December 31, 2003 was R$873 million, representing a return on average equity of 13.4% and a return on average assets of 1.4%.

Our equity securities have been publicly traded on the Bolsa de Valores de São Paulo (São Paulo Stock Exchange), or Bovespa, since 1968. In 1997, we became the first Brazilian bank to list its equity securities on The New York Stock Exchange, or NYSE. As of December 31, 2003, the total market value of our equity securities, based on the closing price of our global depositary shares, was R$9.7 billion.

Our Businesses

The following diagram shows our principal lines of business:

Retail Banking

Through our Retail Banking business we provide a wide variety of credit and non-credit products, and services to individuals of all income brackets and to small companies with annual revenues of up to R$40 million. We offer traditional deposit, investment, and credit products under the Unibanco brand. We have also developed a strong presence in the consumer finance sector through our subsidiaries Fininvest and Banco Dibens S.A.; our strategic partnership with Magazine Luiza, LuizaCred; and our strategic alliance with Ponto Frio, PontoCred (formerly named InvestCred). As of December 31, 2003, we had approximately 6.0 million retail banking customers and approximately 8.1 million consumer finance customers. We believe we are one of Brazil’s largest credit card issuers in terms of cards issued, primarily through our subsidiaries Fininvest and Unicard Banco Múltiplo S.A., or Unicard, and our affiliate Credicard S.A.

For the year ended December 31, 2003, we had total loans (including insurance) of R$10.3 billion, fees and commissions of R$1,613 million, and net income of R$470 million from our Retail Banking segment.

Wholesale Banking

Through our Wholesale Banking business we provide, as of December 31, 2003, approximately 400 institutional investors and 2,850 large- and mid-size companies with a broad array of products and services, including: general and specialized corporate lending; capital markets and investment banking services; cash management and payroll services; investment and brokerage services; project finance; and mergers and acquisitions advice. We service these clients through an extensive network of regional offices combined with a presence in major financial centers.

For the year ended December 31, 2003, we had total loans (including private banking) of R$15.7 billion, fees and commissions of R$329 million and net income of R$172 million from our Wholesale Banking segment.

Insurance

We provide life, auto, health and property and casualty insurance coverage, as well as pensions and retirement plans, and related products and services, to individuals and businesses primarily through Unibanco AIG Seguros S.A., or UASEG, our joint venture with American International Group, Inc. As part of the joint venture, we also hold approximately 50% equity interests in AIG’s Brazilian insurance business, which we refer to as AIG Brasil.

For the year ended December 31, 2003, UASEG had insurance premiums and private retirement plans premiums of R$1,468 million and total net income of R$258 million. Based on our proportionate share of the joint venture, net income from our Insurance segment was R$125 million in 2003.

Wealth Management

In March 2002, the private banking and asset management businesses were combined to form the Wealth Management division. The asset management business is conducted primarily through our subsidiary Unibanco Asset Management, or UAM. UAM offers fixed income and equity mutual funds to individual customers, and manages portfolios on behalf of corporations, pension funds and private banking clients. Through Unibanco Private Bank, we provide wealth management services targeted to high net worth individuals with potential investment portfolios of over R$1 million.

For the year ended December 31, 2003, UAM had R$ 23,168 million in assets under management and fees and commissions of R$295 million. Net income from our Wealth Management segment was R$106 million in 2003.

As of December 31, 2003 we held the following positions in the Brazilian financial services market, based on our consolidated results for 2003 computed in accordance with Brazilian GAAP:

  One of the largest aggregate number of credit cards issued in Brazil, with 17.4 million cards through Unicard, Fininvest’s private label cards and credit cards, and our proportional share of Credicard cards;

  fourth largest private sector pension fund manager in terms of assets under management, according to data prepared by ANBID (Brazil’s National Association of Investment Banks);

  second largest issuer of private pension plans in terms of consolidated corporate sales, according to data prepared by ANAPP (National Association of Private Pension Plans); and

  fourth largest insurance and pension funds provider in terms of net premiums written and gross revenues, according to SUSEP and ANAPP (UASEG and AIG Brasil on a combined basis).

Our Business Strategy

Guiding Principles

Our objective is to maintain and enhance our position as a leading Brazilian full service financial institution. To achieve this objective, we have developed strategies tailored to each of our business areas based on the Balanced Scorecard Methodology; a model designed to translate strategy into operational terms. Our business strategies reflect three institution-wide guiding principles: continuous pursuit of scale gains; continuous efficiency maximization; and accelerated personnel development.

In August 2003 Unibanco became the first and only Latin American institution to appear in the Balanced Scorecard Hall of Fame, which recognizes companies that excel in the implementation of the Balanced Scorecard model.

Continuous Pursuit of Scale Gains

We believe that to maintain competitive scale we must grow our customer base and expand our product and service offerings in each of our business segments. We seek to do this through organic growth, acquisitions, and strategic alliances.

Continuous Efficiency Maximization

We focus on controlling our costs as well as our investments across all areas of our business to help maximize returns. For example:

  When we make an acquisition, we analyze the opportunities for increasing revenues, reducing expenses, and realizing other cost savings in connection with the integration of the newly acquired business. We have a team of employees dedicated to this task. When we integrated Fininvest in 2003, operations such as buying, security, legal, card processing, data processing, system development, credit and credit recovery were integrated into our existing structures. In addition, we are currently analyzing the integration of the recently acquired Creditec-Crédito Financiamento e Investimento S/A, or Creditec, and HiperCard Administradora de Cartão de Credito Ltda, or HiperCard businesses.

  We reviewed certain of our expenses including policies for travel, reimbursements, use of telephone services, meal expenses, and parking. We believe these policies can be revised to promote savings and to establish a greater commitment to efficiency in our corporate environment.

  We have identified potential internal synergies between our consumer finance businesses and the Insurance segment that will enable us to simplify the sale of foreclosed assets, controls, and the processing of documents.

  We have established a unique credit concession and recovery unit for all retail linked units called “Fabrica de Credito” (Credit Factory) and consolidated all call centers of the group.

Accelerated Personnel Development

We need highly qualified, well-trained employees in order to compete successfully. Over the last several years, we have introduced increasingly demanding hiring standards and have implemented a variety of tools to identify and measure employee potential, performance and individual contribution to the company’s strategy. We believe our commitment to hiring and developing talented employees has fostered a high quality work environment that has engendered a high degree of employee satisfaction. In each year since 1997, we have commissioned an independent survey of our employees. As measured by this survey, employee satisfaction has increased, from 69% in 1997 to 86% in 2003.

Retail Banking Strategy

Achieve Scale Through Organic Growth and Strategic Transactions

We believe that our ability to maintain our position as a leading full service financial institution depends in part on maintaining and increasing scale in our retail business. Our retail banking customer base grew from approximately 3.0 million in 1997 to approximately 6.0 million in December 2003. We have increased scale in part through organic growth initiatives. For example, in October 2000, we launched our ContAtiva initiative, which markets Unibanco’s retail banking services to individuals with monthly income above R$1,000. The initial goal of the ContAtiva program was to add 1.8 million new accounts by the end of 2003. We achieved this target in February 2003, well ahead of schedule. Following the initial ContAtiva program, we launched ContAtiva2 in 2003, aimed at attracting new accounts through 2008. In addition, we have identified several new cross-selling opportunities through our subsidiaries and strategic partners.

We also seek to increase our scale through carefully chosen acquisitions and strategic alliances. We believe the consumer finance sector is one of the most rapidly growing and most profitable segments of the Brazilian retail financial services market. Achieving a strong presence in consumer finance is central to our strategy of gaining scale in our retail business and reaching the lower income segment of the market.

Most recently, in March 2004, we announced our acquisition of HiperCard, from Royal Ahold. HiperCard started as a private label credit card company for the Bompreço chain of supermarkets and it is now an independent credit card company with cards presently accepted in more than 60,000 points of sale in the Northeastern of Brazil. At December 31, 2003, HiperCard had 2.3 million cards issued.

Enhance sales to existing customer base through innovative products and service offerings

We view scale not only in terms of the size of our customer base, but also as a function of the number of products we are able to sell per customer. Since it is generally less expensive to sell an additional product to an existing customer than to acquire a new customer, improving our product per client ratio has a positive impact on profitability. We believe that continually developing and marketing tailored, innovative products to serve the needs of specifically identified customer segments increases our ability to sell multiple products per client. We have increased our average products outstanding per bank client to 6.0 as of December 31, 2003 from 2.6 as of March 31, 1997.

We have increased our market penetration through cross selling, and launching new products such as Conta Sob Medida (Tailored Account), which permits clients to set their fees based on their historical relationship with Unibanco and 30 Hour Protection, a service that notifies clients, through their cell phones, of transactions with their credit or debit cards, and informs balances in their current accounts and investment portfolios.

Wholesale Banking Strategy

Enhance Our Market Position in Brazilian Wholesale Banking

Unibanco’s Wholesale Bank seeks to be the bank of choice for Brazilian and foreign clients and corporations and investors with interests in Brazil. Our strategy combines the strength of a commercial bank with the agility of a leading investment bank. Our deep knowledge of our clients and their business coupled with financial capabilities allows us to establish credit limits and to structure transactions in a differentiated way. In 2003, we maintained our position as the leading Brazilian bank in the mergers and acquisitions advisory business, acting as financial advisor in 13 completed transactions, with an aggregate market value of more than US$950 million. Among other indicators of our market leadership, Unibanco had a 7.3% market share and ranked second among private sector banks in terms of total BNDES (the Brazilian development bank) disbursements, with a total amount of R$1.3 billion in 2003.

Insurance Strategy

Focus on Offering High Profitability Insurance Products

We believe that Brazilian economic growth will present opportunities for the country’s insurance industry, as Brazilians’ spending on insurance products currently lags that of many other countries. We intend to take advantage of this growing market by using our sophisticated product development capability to focus our insurance offerings on value-added products that are more profitable than the relatively commoditized, market-standard products offered by many of our competitors. We believe that our Insurance business has the best mix of products among the five largest insurers in Brazil. In developing insurance products for corporate clients, we have achieved leading market positions in a variety of specialized areas, including directors and officers (D&O), and insurance and coverage products for the petrochemical and aeronautic sectors. Our focus on developing and offering value-added insurance products is supported by our joint venture with AIG, which gives Unibanco access to AIG’s expertise in product development and reinsurance, as well as a valuable brand name.

Enhance Profitability in Our Insurance Business through Cost Control and Underwriting Expertise

The profitability of our Insurance business depends in part on our ability to minimize expenses and losses. We have taken significant steps to reduce expenses in our Insurance operations, including the merger of several companies into AIG Brasil Cia de Seguros, and the introduction of an Internet portal to communicate with our brokerage force.

Wealth Management Strategy

Be the leading provider of Wealth Management services in Brazil.

The mission of the Wealth Management division is to provide proactive advice to help our clients to accumulate, preserve and transfer their wealth. We offer integrated financial solutions through our three main areas of expertise: asset management, private banking and advisory services. Our tailored and value-added products are targeted to companies and individuals positioned in the top end of the wealth pyramid distribution, typically middle to large companies, pension funds and affluent to high net worth individuals, thus leveraging our unique position in those market segments. To be able to provide these differentiated services we have developed a strong local and international network of wealth management specialists in the areas of succession advice, tax advice, and real state among others. In the area of financial investments we developed an open architecture model that further differentiates our offerings. Through this model, our clients have access to our best investment products and also to the best investment products of third party asset managers. According to data prepared by ANBID, at the end of 2003, the asset management division had a 9% market share in the Brazilian private pension funds market while the private banking division had a 6% market share of assets under management.

For more details on our business, see “Item 4. Information on the Company” in our 2003 Form 20-F, incorporated herein by reference.

Unibanco Holdings

Unibanco Holdings controls us through its ownership, as of April 30, 2004, of 96.6% of our outstanding common shares and 14.5% of our outstanding preferred shares. Unibanco Holdings engages in no activities other than holding shares in us.

The Exchange Offer

The summary below describes the principal terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. “The Exchange Offer” section of this prospectus contains a more detailed description of the terms and conditions of the exchange offer.

Securities Offered	We are offering up to US$200,000,000 aggregate principal amount of Step-Up Subordinated Callable Notes due 2013, which have been registered under the Securities Act.

The Exchange Offer

We are offering to exchange the new notes for a like principal amount of old notes. In connection with the offering of old notes, we entered into a registration rights agreement in which we agreed, among other things, to complete an exchange offer for the old notes. Old notes may be tendered, and new notes will be issued, only in minimum denominations of $10,000 and integral denominations of $1,000 in excess thereof.

The terms of the new notes will be identical in all material respects to the terms of the old notes except that the new notes will be registered under the Securities Act and will not be subject to the registration rights, additional interest provisions and transfer restrictions applicable to the old notes.

Subject to the satisfaction or waiver of specified conditions, we will exchange new notes for all the old notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer. See "The Exchange Offer - Terms of the Exchange Offer."

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time on , 2004, unless we, in our sole discretion, extend it, in which case the expiration date shall be the latest date to which the exchange offer is extended.

Procedures For Tendering

If you wish to accept the exchange offer and your old notes are held by a custodial entity such as a bank, broker, dealer, trust company or other nominee, you must instruct the custodial entity to tender your old notes on your behalf pursuant to the procedures of the custodial entity. If your old notes are registered in your name, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You then must mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the old notes and any other required documents, to the exchange agent prior to 5:00 p.m. New York City time, on the expiration date at the address set forth on the cover page of the letter of transmittal.

Custodial entities that are participants in The Depository Trust Company, which we refer to as the "Depositary" or "DTC," may tender old notes through DTC's Automated Tender Offer Program which enables a custodial entity, and the beneficial owner on whose behalf the custodial entity is acting, to electronically agree to be bound by the letter of transmittal. A confirmation of such book-entry transfer of such old notes into the exchange agent's account at DTC must be received by the exchange agent prior to 5:00 p.m. New York City time, on the expiration date. A letter of transmittal need not accompany tenders effected through the Automated Tender Offer Program, which we refer to as the ATOP.

By tendering your old notes in either of these manners, you will make and agree to the representations that appear under "The Exchange Offer - Conditions to the Exchange Offer."

Guaranteed Delivery Procedures

If you wish to tender your old notes, but cannot properly do so prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in "The Exchange Offer - Guaranteed Delivery Procedures."

Resale of New Notes

Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, we believe that the new notes will generally be freely transferable by holders thereof after the exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each holder, as set forth under "The Exchange Offer - Conditions to the Exchange Offer"). However, any holder who (1) is one of our "affiliates," (2) intends to participate in the exchange offer for the purpose of distributing the new notes or (3) is a broker-dealer receiving new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, (x) will not be able to rely on the interpretation of the staff of the SEC and (y) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the staff of the SEC would make a similar determination with respect to the new notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

Consequences of Failure to Exchange

Old notes that are not tendered in the exchange offer, are tendered but not accepted or are tendered but subsequently validly withdrawn will continue to bear a legend restricting their transfer. You will not be able to offer or sell the old notes unless:

  each offer or sale is made pursuant to an exemption from the requirements of the Securities Act; or
  the old notes are registered under the Securities Act.

After the exchange offer is closed, we will no longer have an obligation to register the old notes except in some limited circumstances. Therefore, upon completion of the exchange offer, there may be no market for the old notes and you may have difficulty selling them.

Withdrawal of Tenders	You may withdraw the surrender of your old notes at any time prior to the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, which we may assert or waive. See "The Exchange Offer - Conditions to the Exchange Offer."

Appraisal Rights	You will not be entitled to any appraisal or dissenters' rights in connection with the exchange offer.

U.S. Income Tax Considerations	Federal The exchange of old notes for new notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. See "Taxation."

Exchange Agent

The Bank of New York and its affiliate in Luxembourg, The Bank of New York (Luxembourg) S.A., are serving as the exchange agents in connection with the exchange offer. The Bank of New York also serves as trustee under the indenture relating to the notes. The address and telephone number of the exchange agents are set forth under the caption "The Exchange Offer - Exchange Agent."

The New Notes

The summary below describes the principal terms of the new notes. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights, additional interest provisions and transfer restrictions applicable to the old notes are not applicable to the new notes. The new notes will evidence the same debt as the old notes. The new notes and the old notes will be governed by the same indenture. The “Description of the New Notes” section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer	Unibanco - União de Bancos Brasileiros S.A. (“Unibanco”), acting through its Grand Cayman Branch (the “Branch”).

Securities Offered	US$200,000,000 aggregate principal amount of Step-Up Subordinated Callable Notes due 2013.

Maturity Date

December 15, 2013; provided that:

  We may redeem the new notes prior to the maturity date as described under “Optional Early Redemption” below.

  Subject to specified conditions, the maturity of the new notes may be extended for a period of up to 18 months from the expected maturity date as a result of the occurrence of certain events preventing Unibanco (including the Branch) from converting Brazilian reais into U.S. dollars, or preventing us from transferring from Brazil to the Branch or the trustee (as defined below) outside of Brazil sufficient funds in U.S. dollars, or an act or series of acts of any governmental authority of Brazil that deprives Unibanco (or, in certain limited circumstances, the trustee) of the use or control of funds, to satisfy our obligations under the documents entered into in connection with our obligations under the new notes. We refer to the maturity date, as so extended, as the “extended maturity date.” See “Description of the New Notes — Extension or Deferral of the Expected Maturity Date — Extension Due to an Inconvertibility Event.”

  In addition, the expected maturity date or the extended maturity date may be deferred due to Unibanco's non-compliance with certain capital and other operational limits established by the Central Bank. See “Description of the New Notes — Extension or Deferral of the Expected Maturity Date — Deferral Due to Non-Compliance with Operational Limits.”

Use of Proceeds	We will not receive any proceeds from the exchange offer. See “Use of Proceeds.”

Indenture	The new notes will be issued under the indenture between Unibanco, acting through the Branch, and The Bank of New York, as trustee.

Interest Payment Dates	December 15 and June 15 of each year, commencing on December 15, 2004.

Interest
The new notes will bear interest at the rate of 7.375% per annum from the most recent date to which interest has been paid or provided for on the old notes or, if no interest has been paid on the old notes, from December 13, 2003, until December 15, 2008, and thereafter at the rate of 9.375% per annum (each such rate, the “note rate”). Default interest will accrue at the relevant note rate plus 1% per annum. Payments of interest on the new notes may be deferred due to Unibanco's non-compliance with certain capital and other operational limits established by the Central Bank, and such amounts will accrue interest at the relevant note rate plus 1% per annum. See “Description of the New Notes — Calculation of Interest Amounts.”

Optional Early Redemption
We may redeem the new notes in whole, but not in part, at 100% of their principal amount, plus accrued interest, if any, to the date of redemption and any additional amounts then due and payable at our option on any interest payment date on or after December 15, 2008, subject to any required approval of the Central Bank. See “Description of the New Notes — Redemption — Optional Early Redemption.”

Tax Redemption
Subject to any required approval of the Central Bank, we may also redeem the new notes in whole but not in part at 100% of their principal amount, plus accrued interest, if any, to the date of redemption and any additional amounts then due and payable, at our option in the event of specified changes affecting taxation of the new notes. Other than in accordance with the foregoing and the optional redemption described above, the new notes will not otherwise be redeemable by Unibanco prior to maturity. We believe that under its current policy, the Central Bank would not approve such a taxation-related redemption before December 15, 2008. See “Description of the New Notes — Redemption — Early Redemption for Taxation Reasons.”

Subordination and Ranking

The new notes will be direct unsecured subordinated obligations of Unibanco. In the event of our bankruptcy, liquidation, dissolution or winding up under Brazilian law, the new notes will rank:

  junior in right of payment to the payment of all our indebtedness other than the notes and our other subordinated indebtedness;

  pari passu among themselves;

  at least pari passu with all our other similarly subordinated indebtedness; and

  in priority to payments to holders of all classes of our share capital.

See “Description of the New Notes — Ranking” and “— Subordination.”

The Letter of Credit and the Reserve Account
The trustee has established for the benefit of the noteholders a reserve account. We provided for the issuance of an irrevocable standby letter of credit payable to the trustee in an aggregate amount in U.S. dollars equal to the sum of items (i) through (iv) below on the issue date of the old notes. We are required to maintain the letter of credit or funds on deposit in a reserve account (or any combination thereof) in an amount equal to the sum of (i) six months of interest on the notes at the note rate; (ii) prior to satisfying our obligations under the registration rights agreement, an amount equal to eighteen months interest on the notes at the additional 0.5% payable as described under “The Exchange Offer — Additional Interest”; (iii) 45 days of interest on the amount of interest payable under the notes on each interest payment date; (iv) an amount representing trustee fees due and payable by us to the trustee during any eighteen month period; and (v) any additional amounts as may be deposited by us in the reserve account or made available under the letter of credit as a result of the involuntary cancellation or termination of the insurance policy. The trustee will have a perfected first priority security interest in the reserve account. The trustee is entitled to draw upon the reserve account and the letter of credit in the event of the occurrence and continuation of certain specified currency exchange control events.

All funds paid by the issuer of the letter of credit as a result of a drawing thereunder shall be initially deposited in the reserve account for application in accordance with the terms of the indenture.

The amounts in the reserve account or available under the letter of credit may also be increased or reduced under certain limited circumstances. See “Description of the New Notes—Payment Support—The Letter of Credit and the Reserve Account.”

Insurer	Steadfast Insurance Company, an insurance company chartered in the State of Delaware and part of the Zurich U.S. Insurance Pool led by the Zurich American Insurance Company.

Insurance Policy

The new notes will have the benefit of an insurance policy provided by the insurer covering (i) the inability of Unibanco (including the Branch) (or, in certain limited circumstances, the trustee) to convert reais into U.S. dollars or to transfer to the Branch or the trustee (in New York) these U.S. dollars in satisfaction of amounts to be paid by Unibanco under the indenture or the notes or (ii) an act or series of acts of any governmental authority from Brazil that deprives Unibanco (or, in certain limited circumstances, the trustee) of the use or control of funds to satisfy our obligations under the documents entered into in connection with our obligations in respect of the notes. The insurer's obligation to pay claims under the insurance policy is limited to twelve months' interest on the notes at the note rate and is subject to certain conditions, limitations and exclusions that may affect the ability of the noteholders to receive payments on the notes, including the expiration of a 180 calendar-day waiting period. We paid all premiums payable under the insurance policy on or prior to December 12, 2003.

In certain circumstances related to the credit rating of the notes, Unibanco may direct the trustee to cancel the insurance policy on December 15, 2006 or any December 15 thereafter. In the case of an involuntary cancellation or withdrawal of the insurance policy, an event of default will occur unless Unibanco deposits additional funds in the reserve account or arranges for such amounts to be available under a letter of credit. See “Description of the Insurer and the Insurance Policy” and “Description of the New Notes—Payment Support — The Insurance Policy.”

Covenants

The terms of the indenture require us, among other things, to:

  pay all amounts owed by us under the indenture and the notes when such amounts are due;
  perform all our obligations under the transaction documents;

  preserve our corporate existence;

  comply with all applicable laws;

  use best efforts to maintain all necessary government approvals;

  pay all taxes;

  maintain our books and records;

  maintain an office or agency in New York for the purpose of service of process;

  give notice to the trustee of any default or event of default under the indenture and certain currency exchange control events;

  use reasonable efforts to re-enter into compliance with certain capital and other operational limits as soon as possible if we defer payment of interest or principal due to such non-compliance; and

  take actions to maintain the trustee's or the noteholders' rights under the relevant transaction documents.

In addition, the terms of the indenture restrict our ability, among other things, to undertake certain mergers, consolidations or similar transactions.

These covenants are subject to a number of important qualifications and exceptions. See “Description of the New Notes—Certain Covenants.”

Events of Default

The new notes and the indenture contain certain events of default, consisting of, among others, the following:

  failure to pay principal when due (subject to the extension or deferral of the maturity date as described under “Maturity Date” above). See “Description of the New Notes — Payments of Principal and Interest” and “—Extension or Deferral of the Expected Maturity Date”;

  failure to pay interest and other amounts within 15 days of the due date therefor unless (i) the trustee has received that amount from the insurer under the insurance policy, the reserve account or otherwise, or (ii) the interest payment is deferred as described under “Interest” above. See “Description of the New Notes — Payments of Principal and Interest” and “—Extension or Deferral of the Expected Maturity Date”;

  certain events of bankruptcy, liquidation, reorganization, dissolution, winding up or insolvency of Unibanco;

  the unenforceability of the transaction documents or the contestation by Unibanco of the enforceability of any of the transaction documents;

  the cancellation or unenforceability of the insurance policy or the failure of the insurer to make a payment thereunder; and

the failure by Unibanco to make required deposits in the reserve account or maintain the letter of credit in the required amounts.

Withholding Taxes; Additional Amounts
All payments of principal, redemption amount and interest in respect of the new notes will be made without withholding or deduction for any taxes or other governmental charges imposed by Brazil, the Cayman Islands or any taxing authority thereof, or, in the event Unibanco appoints paying agents in any jurisdiction other than Luxembourg, by the jurisdictions of such paying agents, or in each case, any political subdivision or governmental authority of those jurisdictions having the power to tax, unless such withholding or deduction is required by law. In that event, subject to certain exceptions, we will pay such additional amounts as are necessary to ensure that the noteholders receive the same amounts as they would have received without such withholding or deduction. See “Description of the New Notes—Additional Amounts.”

Rating
The notes have been rated “Baa1” by Moody's Investors Service, Inc. A rating is not a recommendation to purchase, hold or sell the notes, since a rating does not comment on the appropriateness of the market price or on the suitability of the notes for a particular investor. There is no assurance that the rating agency will not lower this rating on the notes.

Listing	We will apply to list the new notes on the Luxembourg Stock Exchange.

Lack of Public Market
There is no existing trading market for the new notes, and there can be no assurance regarding any future development of a trading market for the new notes or the ability of holders of the new notes to sell their new notes or the price at which such holders may be able to sell their new notes.

Risk Factors

You should carefully consider the risk factors discussed elsewhere in this prospectus before deciding whether to exchange your old notes.

Our principal executive offices are located at Avenida Eusébio Matoso 891, São Paulo , SP, 05423-901-Brazil, Tel: +55 11 3097-1626 / 1313.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

U.S. GAAP Presentation

Our financial statements are presented in reais (Brazilian real, the official currency of the Federative Republic of Brazil). For more details related to the latest, high and low exchange rates for reais into U.S. dollars, including the high and low exchange rates for each month during the previous six months and for the five most recent financial years see “Exchange Rates and Exchange Controls” herein.

Our selected historical financial data as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 have been derived from, and should be read in conjunction with, our audited consolidated financial statements included in our 2003 Form 20-F. The selected financial data as of December 31, 1999, 2000 and 2001 and for each of the two years in the period ended December 31, 1999 and 2000 are derived from our previously published audited consolidated financial statements, which are not included in the 2003 Form 20-F. Our consolidated financial statements for the year ended December 31, 1999 and 2000 have been audited by PricewaterhouseCoopers Auditores Independentes. Our consolidated financial statements as of and for the years ended December 31, 2001, 2002 and 2003 have been audited by Deloitte Touche Tohmatsu Auditores Independentes, whose report is filed as part of our 2003 Form 20-F.

Because the financial statements of Unibanco are similar in all material respects to those of Unibanco Holdings except for minority interest and the financing activities section of the cash flow statement, separate selected financial data for Unibanco Holdings have not been presented.

The following selected financial data should be read in conjunction with “Presentation of Financial Information” and “Item 5. Operating and Financial Review and Prospects” of our 2003 Form 20-F.

	For the Year Ended December 31,

	1999	2000	2001	2002	2003

US GAAP:	(in millions of R$)
Unibanco Consolidated Income Statement Data:
Net interest income	R$2,619	R$2,708	R$4,173	R$5,302	R$5,024
Provision for loan losses	(534)	(676)	(1,100)	(1,291)	(881)

Net interest income after provision for loan losses	2,085	2,032	3,073	4,011	4,143
Fee and commission income	1,100	1,134	1,653	1,854	2,152
Equity in results of unconsolidated companies (1)	78	164	235	184	199
Other non-interest income (2)	1,358	1,669	1,873	1,178	3,152
Operating expenses (3)	(2,426)	(2,758)	(3,850)	(3,985)	(4,534)
Other non-interest expense (4)	(1,593)	(1,530)	(2,037)	(2,600)	(3,731)

Income before income taxes and minority interest	602	711	947	642	1,381
Income taxes	(9)	(14)	(38)	276	(354)
Minority interest	(61)	(69)	(84)	(115)	(154)

Net income	R$532	R$628	R$825	R$803	R$873

	For the Year Ended December 31,

	1999	2000	2001	2002	2003

	(in R$, except per share data)
Unibanco Earnings and Dividends Information (16) :
Basic and diluted earnings per shares:
Common	R$0.48	R$0.49	R$0.56	R$0.55	R$0.61
Preferred	0.53	0.54	0.62	0.61	0.67
Distributed earnings (dividends) per shares:
Common	0.20	0.22	0.22	0.23	0.30
Preferred	R$0.22	R$0.25	R$0.24	R$0.26	R$0.33
Weighted average shares outstanding (in thousands) - Basic:
Common	539,672	650,574	755,687	755,687	755,678
Preferred	517,689	579,764	643,309	629,876	622,831
Weighted average shares outstanding (in thousands) - Diluted:
Common	539,672	650,574	755,687	755,687	755,678
Preferred	517,689	579,764	643,309	629,876	623,035

Unibanco Holdings Earnings and Dividends Information (16) :
Basic and diluted earnings per shares:
Common	R$0.50	R$0.50	R$0.57	R$0.57	R$0.60
Class A Preferred	0.56	0.54	0.63	0.63	0.14
Class B Preferred	0.50	0.50	0.57	0.57	0.60
Distributed earnings (dividends) per shares:
Common	0.20	0.21	0.22	0.24	0.27
Class A Preferred	0.22	0.24	0.24	0.26	0.147
Class B Preferred	R$0.20	R$0.21	R$0.22	R$0.24	R$0.27
Weighted average shares outstanding (in thousands) - Basic:
Common	286,207	334,753	371,384	371,384	349,754
Class A Preferred	38,435	38,435	38,435	38,435	23,653
Class B Preferred	302,440	364,502	429,411	424,263	454,212
Weighted average shares outstanding (in thousands) - Diluted:
Common	286,207	334,753	371,384	371,384	349,754
Class A Preferred	38,435	38,435	38,435	38,435	23,653
Class B Preferred	302,440	364,502	429,411	424,263	454,415

	As of December 31,

	1999	2000	2001	2002	2003

	(in millions of R$)
Unibanco Consolidated Balance Sheet Data:
Assets
Cash and due from banks	R$200	R$332	R$677	R$934	R$812
Interest-bearing deposits in other banks	1,041	901	1,843	2,309	2,886
Trading, available for sale and held to maturity	8,878	9,160	15,596	18,117	14,666
Loans	14,914	20,314	23,912	25,254	26,039
Allowance for loan losses	(756)	(1,005)	(1,276)	(1,389)	(1,317)
Investments in unconsolidated companies	424	445	892	574	616
Goodwill and other intangibles, net	79	1,528	1,372	1,349	1,248
Total assets	33,956	48,632	53,382	71,988	66,047
Average assets	31,372	33,780	51,203	60,310	64,579

Liabilities and Stockholders' Equity
Deposits	R$8,880	R$13,468	R$18,555	R$26,055	R$25,700
Short-term borrowings	4,538	5,846	6,240	6,305	3,113
Long-term debt	7,414	7,401	7,847	10,928	13,348
Stockholders' equity	4,104	5,552	5,955	6,245	6,754
Average liabilities	28,193	29,359	45,387	54,223	58,085
Average stockholders' equity	3,179	4,421	5,816	6,087	6,494

	As of and for the Year Ended December 31,

	1999	2000	2001	2002	2003

Selected Consolidated Ratios:
Profitability and Performance
Net Interest margin (5)	9.7%	9.6%	10.1%	10.8%	9.4%
Return on average assets (6)	1.7	1.9	1.6	1.3	1.4
Return on average equity (7)	16.7	14.2	14.2	13.2	13.4
Efficiency ratio (8)	69.6	69.3	68.0	69.5	68.7

Liquidity
Loans as a percentage of total deposits	168.0	150.8	128.9	96.9	101.3

Capital
Total equity as a percentage of total assets	12.1	11.4	11.2	8.7	10.2
Total capital to risk-weighted assets (9)	17.5	16.5	13.7	15.7	18.6

Asset Quality
Allowance for loan losses as a percentage of total loans	5.1	4.9	5.3	5.5	5.1
Nonperforming loans as a percentage of total loans (10)	1.9	4.3	4.2	3.9	4.5
Allowance for loan losses as a percentage of total nonperforming loans (10)	271.9	115.9	127.3	142.0	113.4
Net charge-offs as a percentage of average loans outstanding (11)	3.1	2.8	3.8	5.0	4.0

Brazilian GAAP Presentation

We file with the Sao Paulo Stock Exchange consolidated financial statements on an annual basis and as of and for the year-to-date period ending each quarter. These consolidated financial statements are prepared in accordance with Brazilian GAAP. Brazilian Corporate Law differs in several significant respects from U.S. GAAP. For this reason, information derived from or based on our Brazilian GAAP financial statements is not directly comparable to information derived from or based on our U.S. GAAP financial statements.

The summary consolidated financial data as of and for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 have been derived from our audited consolidated financial statements prepared in accordance with Brazilian GAAP, which are not included or incorporated by reference in this prospectus. The summary income statement data for the six months ended June 30, 2003 and 2004 and the summary balance sheet data as of June 30, 2003 and 2004 set forth below are derived from the audited consolidated financial statements included in our report on Form 6-K, dated August , 2004, which is incorporated herein by reference, and should be read in conjunction with, and is qualified in its entirety by reference to, those audited consolidated financial statements, including the related notes.

	For the Year Ended December 31,					As of and for the Six Months Ended June 30,

	1999	2000	2001	2002	2003	2003	2004

	(in millions of R$, except per share amounts)
BRAZILIAN GAAP (12):
Consolidated Income Statement Data:
Profit from financial intermediation	R$2,478	R$2,642	R$3,658	R$2,672	R$5,684	R$	R$
Net income	591	739	972	1,010	1,052
Unibanco Earnings and Dividends Information:
Earnings per 1,000 shares:
Common	R$5.57	R$6.02	R$6.95	R$7.29	R$7.65	R$	R$
Preferred	5.57	6.02	6.95	7.29	7.65
Distributed earnings (dividends) per 1,000 shares:
Common	R$1.97	R$2.23	R$2.22	R$2.35	R$2.96	R$	R$
Preferred	2.16	2.46	2.44	2.58	3.26

	For the Year Ended December 31,					As of and for the Six Months Ended June 30,

	1999	2000	2001	2002	2003	2003	2004

	(in millions of R$, except percentages)
Consolidated Balance Sheet Data:
Total assets	R$36,038	R$51,496	R$55,616	R$75,375	R$69,632	R$	R$
Total loans	15,811	21,615	25,358	26,557	27,678
Total deposits	9,266	13,350	18,932	25,988	25,357
Stockholders' equity	4,002	5,504	6,072	6,559	7,156
Selected Consolidated Ratios:
Return on average assets (13)	1.7%	1.8%	1.8%	1.5%	1.5%	%	%
Return on average equity (14)	18.5	17.5	16.8	16.0	15.3
Efficiency ratio (15)	53.4	60.0	58.0	59.1	57.7
Total capital to risk weighted assets (9)	17.5	16.5	13.7	15.7	18.6

(1)

For more information on our equity in results of unconsolidated companies, see Item 5. Accounting for results of unconsolidated affiliates and Item 5.A. Operating Results and Note 11 to our consolidated financial statements in our 2003 Form 20-F.

(2)

Other non-interest income consists of trading income (expenses), net gain on foreign currency transactions, net gain on securities, insurance and private retirement plan and pension investment contracts and other non-interest income. For more information see Note 24 to our consolidated financial statements and Item 5.A. Operating Results in our 2003 Form 20-F.

(3)	Operating expenses consist of salaries and benefits and administrative expenses.
(4)

Other non-interest expense consists of amortization of goodwill until December 31, 2001 and other intangibles, insurance, private retirement plan and pension investment contracts and other non-interest expenses.

(5)	Net interest income as a percentage of average interest-earning assets.

(6)	Net income as a percentage of average total assets.
(7)	Net income as a percentage of average stockholders' equity.
(8)	Operating expenses as a percentage of the aggregate of net interest income, fee and commission income, other non-interest income and other non-interest expense.
(9)	Based on Brazilian Central Bank guidelines. See Item 4.B. Business Overview in our 2003 Form 20-F.
(10)	Nonperforming loans consist of loans 60 days or more overdue.
(11)	Charge-offs net of loan recoveries during the period as a percentage of average loans outstanding.
(12)
Our Brazilian financial statements are prepared in accordance with the requirements of Brazilian Corporate Law and the regulation of the Central Bank and the Brazilian Securities and Exchange Commission.

(13)	Net income as a percentage of average total assets.
(14)	Net income as a percentage of average stockholders' equity.
(15)	Operating expenses as a percentage of the aggregate profit from financial intermediation and other income.
(16)
Earnings per share have been adjusted for all periods presented to reflect the new number of shares that will result from the reverse stock split, approved on April 30, 2004, in accordance with SFAS 128 “Earnings per share” (see Note 34(e) to our consolidated financial statements in our 2003 Form 20-F).

EXCHANGE RATES AND EXCHANGE CONTROLS

Only institutions authorized by the Central Bank to operate in the foreign exchange markets may purchase or sell foreign currency in Brazil.

There are two principal foreign exchange markets in Brazil, each with its own specific regulation:

  the commercial rate exchange market, where most trade and financial foreign exchange transactions are effected, including those relating to the purchase or sale of shares and the payment of dividends or interest with respect to shares; and

  the floating rate exchange market, where all other foreign-exchange transactions are effected.

In both markets, rates are freely negotiated, but may be strongly influenced by Central Bank intervention. From the introduction of the real in July 1994 through March 1995, the real appreciated against the U.S. dollar. In March 1995, the Central Bank introduced exchange rate policies that established a trading band within which the real/U.S. dollar exchange rate could fluctuate, allowing the gradual devaluation of the real against the U.S. dollar. In January 1999, in response to increased pressure on the value of the real, the Central Bank allowed the real to float freely, and during 1999 and 2000 the real experienced high volatility and suffered a sharp decline against the U.S. dollar. This decline continued through the first three quarters of 2001; subsequently the real regained some value against the dollar in the fourth quarter of 2001. The real declined against the dollar in the first semester of 2002, suffering a sharper decline during the second semester due mainly to the presidential elections and speculations around the new government. The real recovered to some extent in 2003. The real declined against the dollar up to May, 2004 as a result of the changing outlook concerning the reversal of the expansionist path of US monetary policy and the ensuing dropping inclination of the international financial market to run risks in emerging markets.

The following table sets forth information on the Central Bank’s Commercial Exchange Rate for U.S. dollars (PTAX sale rate) for the periods and dates indicated.

The Commercial Rate for U.S. dollars
Reais per US$1.00

1. Low, High, Average and Period-End, from 1995 to 2003:

Period	Low	High	Average(1)	Period-End

1995	0.8340	0.9726	0.9177	0.9725
1996	0.9725	1.0407	1.0049	1.0394
1997	1.0395	1.1164	1.0808	1.1164
1998	1.1165	1.2087	1.1611	1.2087
1999	1.2078	2.1647	1.8513	1.7890
2000	1.7234	1.9847	1.8348	1.9554
2001	1.9370	2.8007	2.3508	2.3204
2002	2.2650	3.9505	2.9316	3.5329
2003	2.8219	3.6623	3.0600	2.8879

2. Low and High, from January 2004 to July 2004:

Period	Low	High

January	2.8022	2.9409
February	2.9016	2.9878
March	2.8752	2.9410
April	2.8743	2.9522
May	2.9569	3.2051
June	3.1119	3.1647
July (2)	2.9939	3.0747

Source: The Central Bank
(1) Represents the average of the month-end exchange rates during the relevant period.
(2) Through July 26, 2004.

The Central Bank may impose temporary restrictions on remittances of foreign capital abroad whenever there exists, or the Central Bank foresees, a significant imbalance in Brazil’s balance of payments. For approximately six months in 1989 and early 1990, to preserve Brazil’s foreign currency reserves, the Brazilian government froze all remittances of dividends and invested capital that were owed to foreign equity investors and held by the Central Bank. The Central Bank subsequently released these amounts in accordance with Brazilian government directives. The Brazilian government may take similar measures in the future.

RECENT DEVELOPMENTS

On July 23, 2004, we and Unibanco Holdings S.A. announced that our boards of directors approved the payment of interest on capital stock in the total gross amount of approximately R$240 million and R$119 million, respectively. Such payments will be made from August 2, 2004 on, and will be considered part of the mandatory dividends related to the 2004 fiscal year.

On July 28, 2004, we acquired 10,589,846 common shares of Banco1.net from Portugal Telecom Brasil S.A., for approximately R$ 14 million. As of the date hereof, we have an interest of approximately 86.4% in Banco1.net.

RISK FACTORS

Before deciding whether to exchange your old notes, holders of the old notes should consider carefully all the information in this section. In general, possession of securities of issuers in emerging market countries such as Brazil involves a higher degree of risk than the possession of securities of U.S. and European issuers.

Risks Relating to Brazil

Our business, almost all of which is located in Brazil, may be adversely affected by actions of the Brazilian government

Historically the Brazilian government has frequently intervened, sometimes in drastic ways, in the Brazilian economy and in the financial services industry. Past intervention has included, among other actions, currency devaluation, the imposition of wage, price and capital controls, the freezing of bank accounts, limitation on exports, increases in regulatory capital requirement and reserve requirements, imposition of lending limits and other credit restrictions and the imposition of taxes on financial transactions. The nature and extent of such intervention is unpredictable.

The actions of the government may adversely affect our business by:

  reducing the demand for our services;

  increasing our costs;

  limiting our ability to provide services;

  reducing the ability of our customers to repay loans.

Moreover, social instability and other political or economic developments resulting from the Brazilian government’s imposition of new economic policies, or the Brazilian government’s response to those developments, could also adversely affect our operations. For a more detailed discussion of such issues, see “Item 5. Operating and Financial Review and Prospects – Macroeconomic Factors Affecting Our Financial Condition and Results of Operations – Effects of Government Regulation on Our Financial Condition and Results of Operations” of our 2003 Form 20-F, incorporated herein by reference.

Devaluation of the real against the US dollar may harm our and our Brazilian borrowers’ ability to pay dollar-denominated or dollar-indexed obligations

Our financial condition and results of operations have been affected in recent periods, and will likely continue to be affected, by the devaluation of the real that has followed the Brazilian government’s decision in January 1999 to allow the real to float freely.

The Central Bank has periodically devalued the Brazilian currency during the last four decades. The exchange rate between the real and the US dollar has varied significantly in recent years. For example, the real declined in value against the US dollar by 18.7% in 2001, declined again, by 52.3% in 2002, and recovered to some extent, appreciating 18.2% in 2003.

Devaluation of the real against the US dollar (and other foreign currencies) may impair our ability to pay our dollar-denominated or dollar-indexed liabilities, by making it more costly for us to obtain the foreign currency required to pay such obligations. To date, the volatility of the real has not significantly affected our ability to meet our foreign currency obligations because we have a policy of generally matching our assets and liabilities in or indexed to US dollars. However, if a devaluation occurs when our payment obligations with respect to such liabilities significantly exceed the amount receivable in respect of such assets, including any financial instruments entered into for hedging purposes, we could incur significant losses, even if the value of such financial instruments has not changed in their original currency. Devaluation of the real may also affect us by impairing the ability of our Brazilian corporate borrowers to repay dollar denominated or dollar indexed liabilities to us.

When the Brazilian currency is devalued, we incur losses on our liabilities denominated in or indexed to foreign currencies, and experience gains on our monetary assets denominated in or indexed to foreign currencies, as the liabilities and assets are translated into reais.

In addition, our lending and leasing operations depend significantly on our capacity to match the cost of funds indexed to the US dollar with the rates charged to our customers. A significant devaluation of the real against the US dollar will increase our cost of funds and require us to raise our rates on our leasing and lending operations, which, as a result, may affect our ability to attract new customers who might be deterred from paying such higher rates.

Appreciation of the real against the US dollar may adversely affect our income tax liability

During periods when the real appreciates against the currencies in which we hold our investments in our non-Brazilian subsidiaries and branches, we may experience a negative effect on our income tax liability. This is because losses in real terms on our overseas investments are not deductible for Brazilian tax purposes, whereas gains in the value of the related real-denominated hedges we maintain generally are taxable.

Volatility of currency exchange rates may lead to an uncertain economic climate in Brazil that could negatively affect our ability to finance our operations through the international capital markets

Devaluation of the real relative to US dollar could create additional inflationary pressures in Brazil by generally increasing the price of imported products and instigating governmental policies to curb aggregate demand. On the other hand, appreciation of the real against the US dollar may lead to a deterioration of the Brazilian current account and balance of repayments, as well as dampening export-driven growth. The potential impact of the floating exchange rate and of measures of the Brazilian government aimed at stabilizing the real is uncertain.

If Brazil experiences substantial inflation in the future, our results of operations may be negatively affected

Brazil has in the past experienced high rates of inflation, with annual rates of inflation reaching as high as 2,708% in 1993. More recently, Brazil’s rates of inflation were 20% in 1999, 9.8% in 2000, 10.4% in 2001, 26.4% in 2002, 9.3% in 2003 and 1.85% in the first quarter of 2004, as measured by the IGP-DI (general price index). Inflation itself and governmental measures to combat inflation have in the past had significant negative effects on the Brazilian economy. Inflation, actions taken to combat inflation and public speculation about possible future actions have also contributed to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets. If Brazil experiences substantial inflation in the future, our costs may increase and our operating and net margins may decrease (if not accompanied by an increase in interest rates). Inflationary pressures may weaken investor confidence and curtail our ability to access foreign financial markets and may lead to further government intervention in the economy, including the introduction of government policies that may adversely affect the overall performance of the Brazilian economy, which in turn could adversely affect our operations.

Imposition of exchange controls could restrict our access to the international capital markets and limit our ability to service our obligations that are denominated in foreign currencies

The purchase and sale of foreign currency in Brazil is subject to governmental control. Historically, the Brazilian government has implemented a number of polices affecting exchange rates and the servicing of external debt by Brazilian borrowers. These policies have included sudden devaluation, periodic mini-devaluation (with the frequency of adjustments ranging from daily to monthly), floating exchange rate systems, exchange controls and the creation of dual exchange rate markets.

The Brazilian government has not prevented the remittance of proceeds to foreign investors since 1990 and has never done so in respect of securities obligations. However, the government currently restricts the ability of Brazilian or foreign persons or entities to convert Brazilian currency into foreign currencies other than in connection with certain authorized transactions through the Central Bank, which has, for instance, centralized certain payments of principal on external obligations. The Central Bank has also assumed responsibility for the external obligations in connection with the formal restructuring of Brazilian sovereign debt.

We cannot be sure that the Brazilian government will not institute a more restrictive exchange control policy. Such a policy could impede our access to the international capital markets by making non-Brazilian lenders and investors reluctant to commit funds to Brazilian borrowers. Such a policy could also negatively affect the ability of Brazilian debtors (including us) to make payments outside of Brazil to meet their obligations under foreign currency-denominated liabilities. Many factors beyond our control might affect the likelihood of the government’s imposing exchange control restrictions. Among these factors are:

  the extent of Brazil’s foreign currency reserves;

  the availability of sufficient foreign exchange on the date a payment is due;

  the size of Brazil’s debt service burden relative to the economy as a whole;

  Brazil’s relationship with the International Monetary Fund; and

  political constraints to which Brazil may be subject.

Developments in other emerging market economies may negatively affect the Brazilian economy and have an adverse impact on our business

Historically, adverse developments in the economies of other emerging market countries, especially those in Latin America, have had an adverse impact on the Brazilian securities markets and economy. These events have negatively affected Brazilian companies, including by:

  decreasing the availability of credit in the Brazilian economy, from both domestic and international sources of capital;

  resulting in considerable outflows of funds and declines in the amount of foreign investment in Brazil; and

  adversely affecting the market price of Brazilian companies’ securities.

Such events have included the devaluation of the Mexican peso in December 1994, the Asian economic crisis of 1997, the Russian currency crisis of 1998 and the Argentinean economic and political crisis in 2002. In recent periods, the international financial markets have experienced significant volatility, and a large number of market indices, including those in Brazil, have at times experienced significant declines.

In the event of adverse developments in emerging market countries, the international capital markets may not remain open to Brazilian companies and prevailing interest rates in these markets may not be advantageous to us. Decreased foreign investment in Brazil could negatively affect growth and liquidity in the Brazilian economy, which in turn could have a negative impact on our business.

Risks Relating to the Brazilian Banking Industry

Changes in regulation may negatively affect us

Brazilian banks and insurance companies, including our banking and insurance operations, are subject to extensive and continuous regulatory review by the Brazilian government. We have no control over government regulations, which govern all facets of our operations, including regulations that impose:

  minimum capital requirements;

  compulsory reserve requirements;

  lending limits and other credit restrictions; and

  accounting and statistical requirements.

The regulatory structure governing Brazilian financial institutions, including banks, broker-dealers, leasing companies, and insurance companies is continuously evolving. Existing laws and regulations could be amended, the manner in which laws and regulations are enforced or interpreted could be changed, and new laws or regulations could be adopted. Such changes could materially adversely affect our operations and our revenues.

Changes in reserve and compulsory deposit requirements may affect our profitability

The Central Bank has periodically changed the level of reserves and compulsory deposits that financial institutions in Brazil are required to maintain with the Central Bank. The Central Bank may increase the reserve requirements in the future or impose new reserve or compulsory deposit requirements.

As of April 30, 2004:

  the rate of compulsory deposit requirements on time deposits in the form of government securities in an account with the Central Bank was 15%;

  the rate of compulsory deposit requirements on saving deposits in the form of cash deposits was 20%;

  the additional reserve requirement on time deposits, demand deposits and savings deposits was, respectively, 8%, 10% and 8%; and

  the reserve requirement for demand deposits was 45%.

Our balance of demand, savings and time deposits reserve requirement was R$4,116 million as of December 31, 2003. For a more detailed discussion, see “Item 5. Operating and Financial Review and Prospects - Macroeconomic Factors Affecting our Financial Condition and Results of Operations - Effects of Government Regulation on our Financial Condition and Results of Operations – Compulsory Deposit Requirements” of the 2003 Form 20-F, incorporated herein by reference.

Reserve and compulsory deposit requirements reduce our liquidity to make loans and other investments. In addition, compulsory deposits generally do not yield the same return as our other investments and deposits. This is a result of the following factors:

  a portion of our compulsory deposits do not bear interest;

  we are obligated to hold some of our compulsory deposits in Brazilian government securities; and

  we must use a portion of the deposits to finance both a federal housing program and the rural sector.

Changes in minimum limits for federal housing and rural sector loans may negatively affect our profitability

Under the banking regulation framework, we are required to maintain a minimum percentage of our savings deposits for federal housing financing and a minimum percentage of total deposits for loans to the rural sector. These limits can directly influence the profitability of our business as a result of two different factors. If we do not achieve the minimum limit required for these loans, we must keep the difference as compulsory deposits, which generally do not yield the same returns as our other investments and deposits. In addition, obligatory loans to these sectors might entail more risk and/or be less profitable then other lending opportunities available to us.

In general, as of April 30, 2004:

  the rate of minimum loans for federal housing program was 65% of savings deposits; and

  the rate of minimum loans for loans to rural sector was 25% of total deposits.

Changes in tax regulation may negatively affect our operations

To support its fiscal policies, the Brazilian government regularly enacts reforms to tax and other assessment regimes which affect us and our customers. Such reforms include changes in the rate of assessments and, occasionally, enactment of temporary taxes, the proceeds of which are earmarked for designated governmental purposes. The effects of these changes and any other changes that result from enactment of additional tax reforms have not been, and cannot be, quantified and there can be no assurance that these reforms will not, once implemented, have an adverse effect upon our business. Furthermore, such changes have produced uncertainty in the financial system, increased the cost of borrowing and contributed to the increase in our non-performing loan portfolio. For a more detailed discussion , see “Item 5. Operating and Financial Review and Prospects – Macroeconomic Factors Affecting Our Financial Condition and Results of Operations – Effects of Government Regulation on Our Financial Condition and Results of Operations – Other Taxes” of the 2003 Form 20-F, incorporated herein by reference.

Changes in base interest rates by the Central Bank could adversely affect our results of operations and profitability

The Central Bank establishes the base interest rate for the Brazilian banking system, and uses changes in this rate as an instrument for managing the Brazilian economy. The base interest rate is the benchmark interest rate payable to holders of securities issued by the federal government and traded at the Sistema Especial de Liquidação e Custódia – SELIC (Special System for Settlement and Custody). In recent years, the base interest rate has fluctuated, reaching approximately 45% in March 1999 and falling to 15.25% in January 2001. Since 2001 the Central Bank has frequently adjusted the base interest rate, increasing the rate numerous times in response to economic uncertainties. In response to recent economic stabilization, the Central Bank has gradually been able to decrease the base interest rate at various intervals, from 26% on June 18, 2003 to 16% on April 14, 2004.

Although typically increases in the base interest rate enable us to increase margins, they could adversely affect our results of operations, among other ways, by reducing demand for our credit and investment products, increasing our cost of funds and increasing the risk of customer default. Decreases in the base interest rate could adversely affect our results of operations, among other ways, by decreasing the interest income we earn on our interest-earning assets and lowering margins. For a more detailed discussion, see “Item 5. Operating and Financial Review and Prospects – Macroeconomic Factors Affecting Our Financial Condition and Results of Operations – Effects of Interest Rates on Our Financial Conditions and Result of Operations” of the 2003 Form 20-F, incorporated herein by reference.

The increasingly competitive environment in the Brazilian financial services market may negatively affect our business prospects

We face significant competition in all of our principal areas of operation from other large Brazilian and international banks, public and private, and insurance companies. Brazilian regulations impose very limited barriers to market entry and do not differentiate between local or foreign commercial and investment banks and insurance companies. As a result, the presence of foreign banks and insurance companies in Brazil, some of which have greater resources than we do, has grown and competition both in the banking and insurance sectors generally and in markets for specific products has increased. The privatization of state-owned banks has also made the Brazilian markets for banking and other financial services more competitive.

The increased competition may negatively affect our business results and prospects by, among other things:

  limiting our ability to increase our client base and expand our operations;

  reducing our profit margins on the banking, insurance, leasing and other services and products we offer; and

  increasing competition for investment opportunities.

Furthermore, additional state-owned banks may be privatized in the future. The acquisition of an insurance company or of a bank by one of our competitors would generally add to the acquiror’s market share, and as a result we may face increased competition from the acquiror.

Recently Banco Itaú bought Banco BBA-Creditanstalt S.A., a wholesale bank, and Banco Fiat. In April 2003, ABN AMRO Bank announced the acquisition of 95% of Banco Sudameris and in May 2003 Banco Bradesco S.A. acquired Banco Bilbao Vizcaya Argentaria Brasil, S.A. In October 2003, Banco HSBC acquired Lloyds TSB Group's Brazilian operations, including Banco Lloyds TSB S.A. Banco Múltiplo and Losango Promotora de Vendas Ltda. In November 2003, Banco Bradesco S.A. acquired Banco Zogbi S.A. and other companies from Zogbi Group. We expect that these acquisitions will increase the competition in the retail sector.

Risks Relating to Unibanco

The profile of our loan portfolio may change due to acquisitions we make or due to changes in Brazilian or international economic conditions

As of December 31, 2003, our total loans portfolio was R$26,039 million, compared to R$25,254 million as of December 31, 2002. Our allowance for credit losses was R$1,317 million, representing 5.1% of our total credit risk as of December 31, 2003, compared to R$1,389 million, representing 5.5% of our total credit risk as of December 31, 2002. For a more detailed discussion, see “Item 5. Operating and Financial Review and Prospects – Operating Results – Results of Operations for Year Ended December 31, 2003 Compared to Year Ended December 31, 2002” of the 2003 Form 20-F, incorporated herein by reference.

The quality of our loan portfolio is subject to changes in the profile of the business resulting both from organic growth or acquisitions we make and is dependent on domestic and, to a lesser extent, international economic conditions. Our acquisitions of Fininvest in 2000, and Creditec and Hipercard in 2004 have affected the quality of our loan portfolio by significantly increasing our exposure to the lower income segment of the retail market. This sector generally features a higher volume of transactions, higher margins and higher default rates than other sectors. In addition, our acquisition of a 50% interest in Investcred and in LuizaCred increases our exposure to consumer finance customers, who are traditionally from the lower income segment of the retail market. Adverse changes affecting any of the sectors to which we have significant lending exposure, political events within and external to Brazil or the variability of economic activity may have an adverse impact on us. Accordingly, our historic loan loss experience may not indicate future loss experience.

Our securities portfolio is subject to market fluctuations due to changes in Brazilian or international economic conditions

Marketable securities represent R$14,666 million of our assets, and realized and unrealized investment gains and losses have had and will continue to have a significant impact on our results of operations. These gains and losses, which we record when investments in securities are sold or are marked to market (in the case of trading securities), may fluctuate considerably from period to period. The level of fluctuation depends primarily upon the market value of the securities, which may vary considerably based upon our investment and hedging policies. We cannot predict the amount of realized gains or losses for any future period, and variations from period to period have no practical analytical value in helping us to make such a prediction. Gains or losses on our investment portfolio may not continue to contribute to net income at levels consistent with recent periods or at all, and we may not successfully realize the appreciation or depreciation now existing in our consolidated investment portfolio or any portion thereof.

Integration of businesses in future acquisitions may increase our risks

Our business strategy includes growth through strategic acquisitions. Most recently, in March 2004, we acquired HiperCard, a private label credit card company and in May 2004 we acquired Creditec, which has a significant presence in the Brazilian personal loans and consumer finance sector among middle and lower income customers. We may engage in further acquisitions, as we seek to continue our growth in the consolidating Brazilian financial services industry. The integration of the businesses we have acquired and may acquire in the future entails significant risks, including the risks that:

  integrating new branch networks, information systems, personnel, products and customer bases into our existing business may place unexpectedly significant demands on our senior management, information systems, back office operations and marketing resources;

  our current information systems may be incompatible with the information systems of the companies we acquire, with the result that we may be unable to integrate the acquired systems at a reasonable cost or in a timely manner;

  we may lose key employees and customers of the acquired businesses;

  we may incur unexpected liabilities or contingencies relating to the acquired businesses; and

  delays in the integration process may cause us to incur greater operating expenses than expected with respect to our acquired businesses.

Risks Relating to the New Notes

Our obligations under the new notes are subordinated to our senior unsecured indebtedness and to some Brazilian statutory obligations.

The notes are by their terms subordinated in right of payment to all current and future senior unsecured indebtedness of Unibanco. By reason of the subordination of the notes, in the event of the bankruptcy, liquidation, dissolution or winding up of Unibanco, although the notes would become immediately due and payable at their principal amount together with accrued interest thereon, the assets of Unibanco would be available to pay such amounts only after all the senior indebtedness of Unibanco had been paid in full. As of December 31, 2003, we had R$47.4 billion of senior obligations, including deposits, funds obtained in the open market, local onlendings (BNDES funds), import and export financing (trade finance lines), eurobonds, commercial paper, notes issued under securitization arrangements, mortgage indebtedness and other short-term borrowings and long-term debt.

In addition, under Brazilian law, our obligations under the notes are subordinated to certain statutory preferences. If we are liquidated, these statutory preferences, which would include claims for salaries, wages, social security, taxes and court fees and expenses, would have preference over any other claim, including claims by any noteholder with respect to the notes.

If we do not satisfy our obligations under the new notes, your remedies will be limited.

Payment of principal of the notes may be accelerated only in specified instances involving our bankruptcy, liquidation, dissolution, winding up or similar events. There is no right of acceleration in the case of a default in the performance of any of our covenants, including the payment of principal or interest and our obligation to maintain the insurance policy and other payment support.

Even if the payment of principal on the notes is accelerated due to our bankruptcy, liquidation, dissolution, winding up or similar event, our assets will be available to pay those amounts only after:

  all of our senior obligations have been paid in full, as described above in “– Our obligations under the notes are subordinated to our senior unsecured indebtedness and to some Brazilian statutory obligations”; and

  we are actually declared bankrupt, are put into liquidation or are otherwise dissolved or wound up for purposes of Brazilian law.

If, after these conditions are met, we make any payment from Brazil, we will be required to obtain the approval of the Central Bank for the remittance of funds outside Brazil. See “– If we are unable to make payments on the new notes from assets available to the Branch in the Cayman Islands or elsewhere outside of Brazil, and therefore must make payments from Brazil, we may experience delays in obtaining, or be unable to obtain, the necessary Central Bank approvals.”

Payments to be made by us under the new notes could be suspended if we were not in compliance with Central Bank operational limits or deferred if the scheduled maturity of the notes is extended.

We received authorization from the Central Bank to record the subordinated debt represented by the notes as part of our Tier 2 regulatory capital, which is the second tier of adjusted capital that the Central Bank takes into account when assessing Unibanco’s compliance with risk-weighted capital adequacy requirements. In order for the subordinated debt represented by the notes to qualify as Tier 2 Capital, the terms of the notes provide that principal and interest payments to be made by us under the notes on the corresponding payment dates and maturity date (including as a result of early redemption for taxation reasons or redemption at our option on any interest payment date commencing on December 15, 2008 as described under “Description of the Notes – Redemption”) will be deferred if we are not in compliance with the requirements for Tier 2 Capital as in effect from time to time, which we refer to as operational limits (which currently relate to required net worth, leverage, risk diversification and investment of funds in permanent assets), or if such payments would cause us to no longer be in compliance with such operational limits.

In either such case, all payments due under the notes will be deferred until we are, and after making such payment would continue to be, in compliance with the operational limits. See “Item 4. Information on the Company – Business Overview – Regulation and Supervision – Regulations Intended to Ensure the Safety and Soundness of Financial Institutions and the Financial System – Capital Adequacy Guidelines” in our 2003 Form 20-F, incorporated herein by reference, for a discussion of CMN Resolution No. 2837.

Any suspension of payments due to our failure to satisfy the Central Bank’s capitalization requirements would have a material adverse effect on our ability to make scheduled payments under the notes.

The maturity of the notes could also be deferred as a result of the occurrence of certain currency exchange or transfer control events in Brazil. If, on the expected maturity date for the notes, the insurance policy is in effect and certain specified events have occurred and are continuing relating to the imposition of currency exchange controls in Brazil, the date for the repayment of the notes may be extended until the earliest to occur of: (i) 18 months from the scheduled maturity date; (ii) the latest date for which funds are available in a reserve account or under a letter of credit and under the insurance policy to pay interest on the notes; and (iii) the thirtieth day after any such currency exchange control event has ended. Accordingly, you should not rely, in making your investment decision, on receiving repayment in full of the notes on the initial scheduled maturity date. See “Description of the New Notes – Extension or Deferral of the Expected Maturity Date – Extension Due to an Inconvertibility Event.” Any such extension of the scheduled maturity date could, depending on changes in our financial condition, ultimately affect your ability to receive all amounts due to you under the notes.

The rating of the notes may be lowered or withdrawn depending on various factors, including the rating agency’s assessments of our financial strength and Brazilian sovereign risk.

The notes were rated “Baa1” by Moody’s Investors Service, Inc. The rating addresses the likelihood of payment of principal at the notes’ maturity. The rating also addresses the timely payment of interest on each payment date. The rating of the notes is not a recommendation to purchase, hold or sell the notes, and the rating does not comment on market price or suitability for a particular investor. We cannot assure you that the rating of the notes will remain for any given period of time or that the rating will not be lowered or withdrawn. A downgrade in the rating of the notes will not be an event of default under the indenture relating to the notes. The assigned rating may be raised or lowered depending, among other factors, on the rating agency’s assessment of our financial strength and that of the insurer, as well as its assessment of Brazilian sovereign risk generally, including the suitability of the length of coverage afforded by the insurance policy.

We may voluntarily cancel the insurance policy and the letter of credit and refund amounts on deposit in the reserve account.

Subject to certain conditions precedent, including a condition relating to the rating of the notes, we may direct the trustee on December 15, 2006 or on any December 15 thereafter, to cancel the insurance policy, refund all amounts on deposit in the reserve account and allow the letter of credit to be cancelled. Any such cancellation or refund may significantly affect your ability to receive payments under the notes during a currency inconvertibility or non-transferability event occurring after any such cancellation and refund. See “Description of the Insurer and the Insurance Policy.”

Judgments of Brazilian courts enforcing our obligations under the new notes would be payable only in reais.

If proceedings were brought in Brazil seeking to enforce our obligations under the notes, we would not be required to discharge our obligations in a currency other than reais. Under Brazilian exchange control limitations, an obligation to pay amounts denominated in a currency other than Brazilian currency, which is payable in Brazil, may only be satisfied in Brazilian currency at the rate of exchange, as determined by the Central Bank, in effect on the date of payment. Under Brazilian law, any outstanding obligations of a bank (or any other company) that enters into bankruptcy or similar proceedings will: be expressed in the Brazilian currency equivalent to the specific currency of the amounts payable under the obligations undertaken by such company and continue to be denominated and payable in the applicable currency (e.g., U.S. dollars), according to the applicable exchange rate on the date a judgment is awarded; and continue to accrue interest until the date that the bankruptcy of such company is declared and, after this date, at the rate of up to 12% per year (provided that the bankruptcy estate has sufficient assets to pay the principal amount of such company’s obligations).

If we are unable to make payments on the new notes from assets available to the Branch in the Cayman Islands or elsewhere outside of Brazil, and therefore must make payments from Brazil, we may experience delays in obtaining, or be unable to obtain, the necessary Central Bank approvals.

We are under no legal obligation to maintain liquidity at the Branch at levels sufficient to make payments on the notes. In case payment under notes issued by the Branch is requested directly from us in Brazil (whether by reason of a lack of liquidity of the Branch, acceleration, enforcement of a judgment or imposition of any restriction under the laws of the Cayman Islands), and payment thereunder is to be made from Brazil in a currency other than the lawful currency of Brazil through a foreign exchange transaction, a specific Central Bank approval may be required for the remittance of funds outside Brazil. Currently such an approval is required except as described below. Requests for remittances of foreign currency are granted by the Central Bank on a case-by-case basis and only immediately prior to the date on which the payment is to be remitted abroad. There could be significant delays in obtaining Central Bank approval. In addition, we might not be able to obtain approval at all because Brazilian law provides that in the event there is a serious imbalance in Brazil’s balance of payments or there is a foreseeable likelihood of such an imbalance, the Brazilian government may, for a limited period of time, impose restrictions on the remittance to foreign investors of the proceeds of their investments in Brazil and on the conversion of Brazilian currency into foreign currencies.

The likelihood of the imposition of restrictions on the remittance of foreign currency by the Brazilian government at any time may be affected by, among other factors, the extent of Brazil’s foreign currency reserves, the availability of sufficient foreign exchange on the date a payment is due, the size of Brazil’s debt service burden relative to the economy as a whole, Brazil’s policy towards the International Monetary Fund and political constraints to which Brazil may be subject, all of which are factors beyond our control. Although payments by Brazilian issuers in respect of securities obligations issued in the international capital markets, such as the notes, have not been subject to restrictions imposed by the Central Bank to date, the Brazilian government could impose these restrictions in the future.

In the event that no approvals are obtained or obtainable for the payment by us of amounts owed and payable by the Branch through remittances from Brazil, we may have to seek other mechanisms permitted by applicable law to effect payment of amounts due under the notes. However, we cannot assure you that other remittance mechanics permitted by applicable law will be available in the future, and even if they are available in the future, we cannot assure you that the payments due under the notes would be possible through such mechanisms.

There may not be a liquid trading market for the new notes, which could limit your ability to sell your new notes in the future.

The new notes are being offered to the holders of old notes. The new notes will constitute a new issue of securities for which, prior to the exchange offer, there had been no public market, and the new notes may not be widely distributed. Accordingly, an active trading market for the new notes may not develop. If a market for any of the new notes does develop, the price of such new notes may fluctuate and liquidity may be limited. If a market for any of the new notes does not develop, purchasers may be unable to resell such new notes for an extended period of time, if at all.

Your failure to tender old notes in the exchange offer may affect their marketability.

If old notes are tendered for exchange and accepted in the exchange offer, the trading market, if any, for the untendered and tendered but unaccepted old notes will be adversely affected. Your failure to participate in the exchange offer will substantially limit, and may effectively eliminate, opportunities to sell your old notes in the future.

We issued old notes in a private placement exempt from the registration requirements of the Securities Act. Accordingly, you may not offer, sell or otherwise transfer your old notes except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from the securities laws, or in a transaction not subject to the securities laws. If you do not exchange your old notes for new notes in the exchange offer, or if you do not properly tender your old notes in the exchange offer, your old notes will continue to be subject to these transfer restrictions after completion of the exchange offer. In addition, after the completion of the exchange offer, you will no longer be able to obligate us to register the old notes under the Securities Act.

Risks Relating to the Insurance Policy

You are being provided with only limited financial information about the insurer.

The rating of the notes is in part based on the availability of the insurance policy to cover certain risks related to inconvertibility or non-transferability of amounts which may be paid by Unibanco under the indenture in the event that the Brazilian government imposes limitations on the conversion of reais to U.S. dollars. No financial information concerning the insurer is included in this prospectus and statutory financial statements are available from the Delaware insurance authorities. The insurer’s financial obligations are subject to pooling arrangements with its parent and certain of its affiliates, which arrangements depend on the financial condition of these entities. No financial information concerning these entities is included herein. Any decline in the financial condition of the insurer or any of these companies (including as a result of events similar to those arising from the 2001 terrorist acts in the United States, or any insolvency or similar proceedings) may impair the ability of the insurer to pay claims under the insurance policy and could result in a downgrade of the rating of the notes. See “Description of the Insurer and the Insurance Policy – The Insurer.” Accordingly, you should take into account the unavailability of information on the insurer, its parent and affiliates in making your decision to invest in the notes.

The amount of coverage under the insurance policy is limited.

The insurance policy has a policy payment limit in U.S. dollars which corresponds to the amount of scheduled interest due on the notes for twelve months. Combined with the amounts on deposit in a reserve account or available under the letter of credit, the amounts available to the trustee from the insurance policy should be sufficient to cover the payment of interest due on the notes for up to three interest payment periods. See “Description of the Insurer and the Insurance Policy.” If for any reason any currency exchange control event were to continue for a period longer than eighteen months (3 consecutive interest payment periods) during which time Unibanco would otherwise be required to make payments to the trustee on behalf of the noteholders under the notes, a default may occur on the notes. In such cases, noteholders may, in certain circumstances, be required to accept reais in satisfaction of Unibanco’s obligation to make payments to the trustee under the notes regardless of whether such reais are then convertible into U.S. dollars or any other currency. See “– Risks Relating to the Notes – Judgments of Brazilian courts enforcing our obligations under the notes would be payable only in reais.”

The insurer’s obligation to pay under the insurance policy is subject to certain conditions.

The insurer’s obligation to make payments under the insurance policy is subject to certain conditions, limitations and exclusions including, but not limited to:

  the requirement that Unibanco generally either attempt and fail to convert reais to U.S. dollars or attempt and fail to transfer U.S. dollars from Brazil to the trustee in New York;

  certain events causing a failure of Unibanco to pay under the indenture, continuing for the entire 180 calendar-day waiting period under the insurance policy;

  the filing by the trustee, as the insured party under the insurance policy, of a claim with the insurer; and

  the provision of certain information by the trustee and Unibanco to the insurer within the time periods prescribed by the insurance policy in connection with the filing of the claim with the insurer.

The failure to satisfy any such condition, if not waived by the insurer, may result in the insurer not being obligated to make any payment under the insurance policy.

In addition, the insurer may in certain circumstances cancel the insurance policy, exclude the payment of a claim thereunder and adjust the amount of a claim under the insurance policy. For further information on these circumstances see “Description of the Insurer and the Insurance Policy – The Insurer.”

You may be negatively affected by limitations on the timing of payments under the insurance policy.

The insurance policy requires that the insurer make payments in respect of a claim thereunder 180 days after the original payment schedule for principal of, and interest on, the notes. Accordingly, in the event of an acceleration of the notes prior to maturity during certain events, the insurer will not be obligated to make such payments.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement we executed when we issued the old notes. We will not receive any cash proceeds from the exchange offer. In exchange for the old notes that you validly tender pursuant to the exchange offer, you will receive new notes in like principal amount. The old notes that are surrendered in exchange for the new notes will be retired and canceled by us upon receipt and cannot be reissued. Accordingly, the issuance of the new notes under the exchange offer will not result in any change in our outstanding debt.

Our net proceeds from the sale of the old notes were approximately US$193.5 million, after deducting commissions, insurance premium and fees paid but before deducting offering expenses payable by us. We used the net proceeds for general corporate purposes.

CAPITALIZATION

The following table shows the consolidated capitalization of Unibanco as of December 31, 2003, calculated in accordance with US GAAP. The information in the table has been derived from, and should be read in conjunction with, our consolidated financial statements and the notes thereto appearing in our 2003 Form 20-F, which is incorporated in this prospectus by reference.

As of December 31, 2003

(in millions of R$)
Deposits from customers:
Demand deposits.	R$ 2,714
Time deposits.	16,547
Savings deposits.	6,163
Deposits from banks.	276

Total deposits.	25,700
Federal funds purchased and securities sold under repurchase agreements.	6,750
Short-term borrowings.	3,113
Long-term debt.	13,348
Other liabilities.	9,444
Minority interest in consolidated subsidiaries.	938
Stockholders' equity.	6,754

Total capitalization.	R$ 66,047

The following table shows the consolidated capitalization of Unibanco as of June 30, 2004, calculated in accordance with Brazilian GAAP. The information in the table has been derived from, and should be read in conjunction with, our audited consolidated financial statements and the notes thereto appearing in our Form 6-K filed with the SEC on August          , 2004 and incorporated in this prospectus by reference.

As of June 30, 2004

(in millions of R$)
Current liabilities	R$
Long-term liabilities:
Deposits.
Resources from securities issued.
Borrowings
Local and foreign onlendings.
Subordinated debt.
Other liabilities.

Total long-term liabilities.

Deferred income
Minority interest.
Stockholders' equity.

Total capitalization.	R$

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the consolidated ratio of our earnings to our fixed charges for each of the periods indicated in accordance with U.S. GAAP. For the purpose of computing the ratios of earnings to fixed charges, earnings includes income before income taxes and minority interest less equity in results of unconsolidated companies and preference security dividend requirement of consolidated subsidiary plus distributed income of equity investment companies and fixed charges. Fixed charges include interest expense plus preference security dividend requirement of consolidated subsidiary.

The following table sets forth our ratio of consolidated earnings to total fixed charges for the years and the periods indicated:

	Year Ended December 31,

	1999	2000	2001	2002	2003

Consolidated Ratio of Earnings to Fixed Charges	1.10	1.20	1.15	1.07	1.30

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

We issued the old notes on December 12, 2003 in a transaction exempt from the registration requirements of the Securities Act. Concurrently, the initial purchasers of the old notes resold the old notes to investors believed to be “qualified institutional buyers” in reliance upon the exemption from registration provided by Rule 144A under the Securities Act and to investors outside the United States in compliance with Regulation S of the Securities Act.

As a condition to the initial sale of the old notes, we entered into a registration rights agreement with the trustee and the initial purchasers of the old notes pursuant to which we agreed to use our reasonable best efforts to:

  file a registration statement relating to a registered exchange offer for the notes with the SEC;

  cause the SEC to declare the registration statement effective under the Securities Act; and

  keep the registration statement effective in order to complete the exchange offer for not less than 20 business days after the commencement thereof.

We have agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn prior to the expiration of the exchange offer. A copy of the registration rights agreement is being filed herewith. The filing of the registration statement is intended to satisfy some of our obligations under the registration rights agreement.

The term “holder” with respect to the exchange offer means any person in whose name old notes are registered on the trustee’s books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by DTC who desires to deliver the old notes by book-entry transfer at DTC.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept any and all old notes validly tendered prior to 5:00 p.m., New York City Time, on the expiration date. See “-- Expiration Date, Extensions, Terminations and Amendments” below for an explanation of how the expiration date may be extended. Upon satisfaction or waiver of all of the conditions to the exchange offer, we will issue, promptly after the expiration date, an aggregate principal amount of up to US$200 million of new notes in exchange for a like principal amount of outstanding old notes tendered and accepted in connection with the exchange offer. The new notes issued in connection with the exchange offer will be delivered on the earliest reasonably practicable date following the expiration date. Holders may tender some or all of their old notes in connection with the exchange offer but only in minimum denominations of $10,000 and integral denominations of $1,000 in excess thereof. The exchange is not conditioned upon any number or aggregate principal amount of old notes being tendered.

The form and terms of the new notes are identical in all material respects to the form and terms of the old notes, except that the new notes will be registered under the Securities Act and will not be subject to the registration rights, additional interest provisions and transfer restrictions applicable to the old notes. The new notes will evidence the same debt as the old notes and will be issued under the same indenture and be entitled to the same benefits under that indenture as the old notes being exchanged. Interest on each new note will accrue from the last date on which interest was paid on the old note surrendered in exchange therefor or, if no interest has been paid, from the original issue date of the old note. As of the date of this prospectus, US$200 million in aggregate principal amount of the old notes is outstanding. Substantially all of the principal amount of the old notes is registered in the name of The Depository Trust Company (“DTC”) or its nominee.

In connection with the issuance of the old notes, we arranged for the old notes originally purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of DTC. Initially, the new notes will be issued in the form of global notes registered in the name of DTC or its nominee and each beneficial owner’s interest in the global notes will be transferable in book-entry form through DTC. See “Description of the New Notes – Book-Entry, Delivery and Form.”

Solely for reasons of administration, we have fixed the close of business on                   , 2004 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the old notes entitled to participate in the exchange offer.

Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the requirements of the registration rights agreement and the applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the related SEC rules and regulations.

Old notes that are not tendered in the exchange offer, are tendered but not accepted or are tendered but subsequently validly withdrawn in connection with the exchange offer will remain outstanding, will continue to accrue interest and will be entitled to the benefits of the indenture under which they were issued. However, some registration and other rights under the registration rights agreement will terminate, and holders of the old notes generally will not be entitled to any registration rights under the registration rights agreement, subject to limited exceptions. See “-- Consequences of Failing to Tender Old Notes in the Exchange Offer” and “-- Shelf Registration Statement” below.

Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept all old notes validly tendered and will issue the new notes promptly after the expiration date. See “-- Conditions to the Exchange Offer” below.

If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus, or otherwise, we will return the old notes, without expense, to the tendering holder as promptly as possible after the expiration date. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Holders who tender old notes will be required to pay brokerage commissions or fees, if any. However, subject to the instructions in the letter of transmittal, holders who tender old notes will, in certain circumstances, be required to pay transfer taxes on the exchange of old notes in connection with the exchange offer. We will pay certain other charges and expenses in connection with the exchange offer. See “-- Fees and Expenses” below.

Expiration Date, Extensions, Termination and Amendments

The expiration date for the exchange offer is 5:00 p.m., New York City Time, on                    , 2004, the 20th business day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time that the exchange offer is open, in which case the term “expiration date” for the exchange offer shall mean the latest date and time to which the exchange offer is extended.

We expressly reserve the right, at any time, to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of an extension to the holders of old notes as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under “-- Conditions to the Exchange Offer” below. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable.

Conditions To The Exchange Offer

Our obligation to consummate the exchange offer is subject to the following conditions:

  the exchange offer or the making of any exchange by a holder does not violate applicable law or any applicable interpretation of the staff of the SEC;

  the due tendering of the old notes in accordance with the exchange offer;

  no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer, which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; and

  each holder of the old notes to be exchanged in the exchange offer shall have represented that:

    any new notes to be received by the holder will be acquired in the ordinary course of its business;

    the holder has no arrangement or understanding with any person to participate in the distribution of the new notes (within the meaning of the Securities Act);

    the holder is not an “affiliate” of ours as defined in Rule 405 under the Securities Act, or, if the holder is our affiliate, the holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

    if the holder is not a broker-dealer, the holder is not engaged in, and does not intend to engage in, the distribution of the new notes;

    if the holder is a broker-dealer, the holder will receive new notes for the holder’s own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities and that the holder will deliver a prospectus in connection with any resale of such new notes; and

    the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

If you wish to participate in the exchange offer, you must represent to us in the letter of transmittal or through DTC’s Automated Tender Offer Program (ATOP) that the representations listed above are true and correct. Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes will generally be freely transferable by holders thereof after the exchange offer without further registration under the Securities Act (subject to certain representations required to be made by each holder, as set forth above). However, any holder who (1) is one of our “affiliates,” (2) intends to participate in the exchange offer for the purpose of distributing the new notes or (3) is a broker-dealer receiving new notes for its own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, (x) will not be able to rely on the interpretation of the staff of the SEC and (y) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the staff of the SEC would make a similar determination with respect to the new notes as it has in other interpretations to other parties, although we have no reason to believe otherwise.

The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion, in whole or in part, at any time and from time to time. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of these rights, and these rights shall be considered ongoing rights that may be asserted at any time and from time to time. Our determination of the satisfaction or waiver of these conditions will be made on or before the expiration date. We will not accept any of the old notes for exchange unless all of the conditions listed above have been satisfied or waived prior to the expiration date.

If we determine in our reasonable discretion that any of the conditions are not satisfied at the expiration date, we may:

  refuse to accept any old notes and return all tendered old notes to the tendering holders;

  extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes (See “-- Withdrawal of Tenders” below); or

  waive unsatisfied conditions relating to the exchange offer and accept all properly tendered old notes which have not been withdrawn.

Our determination concerning the events described above will be final and binding upon all parties.

Procedures for Tendering

Unless the tender is made in book-entry form or pursuant to the guaranteed delivery procedures described below under “Guaranteed Delivery Procedures,” to tender old notes in the exchange offer a holder must:

  complete, sign and date the letter of transmittal, or a facsimile of it;

  have the signatures guaranteed if required by the letter of transmittal; and

  mail or otherwise deliver the letter of transmittal or the facsimile, the old notes, and any other required documents to the exchange agent prior to 5:00 p.m. New York City Time, on the expiration date.

The exchange agent will make a request to establish an account with respect to the old notes at DTC’s Book-Entry Transfer Facility for purposes of the exchange offer within two business days after the date of this prospectus. Any institution that is a participant in DTC’s Book-Entry Transfer Facility system may make book-entry delivery of the old notes through DTC’s ATOP. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC’s Book-Entry Transfer Facility has received an express acknowledgement from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. A letter of transmittal need not accompany tenders offered through ATOP.

The tender by a holder of old notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to us. Holders may request their brokers, dealers, commercial banks, trust companies, or nominees to effect the tenders for them.

Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender its old notes should contact the registered holder promptly and instruct the registered holder to tender the old notes on behalf of the beneficial owner. If the beneficial owner wishes to tender the old notes on its own behalf, the owner must, prior to completing and executing the appropriate letter of transmittal and delivery of its old notes, either make appropriate arrangements to register ownership of the old notes in its name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable period of time.

Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an “eligible guarantor institution” as defined in Rule 17Ad-15 under the Exchange Act unless the old notes are tendered:

  by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

  for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of the old notes, the old notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

If the letter of transmittal or any old notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing and, unless the requirement is waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

We will determine all questions as to the validity, form, eligibility (including time of receipt), and acceptance and withdrawal of tendered old notes in our sole discretion. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a time period determined by us.

Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of old notes, none of we, the exchange agent or any other person has any duty to give this notice or will incur any liability for failure to give this notice. Tenders of old notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

In addition, we reserve the right, as set forth above under the caption “-- Conditions to the Exchange Offer,” to terminate the exchange offer with respect to the old notes.

Guaranteed Delivery Procedures

If the procedures for tendering your old notes described above under “Procedures for Tendering” cannot be completed on a timely basis, a tender may be effected if:

  the tender is made through an eligible guarantor institution;

  prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such eligible guarantor institution a properly completed notice of guaranteed delivery, substantially in the form provided by us (or an agent’s message in lieu thereof), which:

    sets forth the name and address of the holder of old notes and the amount of old notes tendered;

    states that the tender is being made thereby;

    guarantees that within three New York Stock Exchange, or NYSE, trading days after the expiration date, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, a duly executed letter of transmittal (provided that such letter of transmittal is not required to be delivered if an agent’s message is properly transmitted in lieu of a properly completed notice of guaranteed delivery) and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

    the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, a duly executed letter of transmittal (provided that such letter of transmittal is not required to be delivered if an agent’s message is properly transmitted in lieu of a properly completed notice of guaranteed delivery) and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the expiration date.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City Time, on the expiration date.

To withdraw a tender of old notes, a telegram, telex, facsimile transmission or letter giving notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City Time, on the expiration date. Any notice of withdrawal must:

  specify the name of the person who deposited the old notes to be withdrawn;

  identify the old notes to be withdrawn, including the principal amount of the old notes;

  in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

  contain a statement that such holder is withdrawing its election to have such old notes exchanged;

  be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee register the transfer of the old notes into the name of the person withdrawing the tender; and

  specify the name in which any old notes are to be registered, if different from that of the depositor.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices. Any old notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued in exchange for these old notes unless the old notes withdrawn are validly re-tendered. Any old notes that have been tendered but are not accepted for exchange or are withdrawn will be returned to the holder without cost to such holder as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. Properly withdrawn old notes may be re-tendered by following one of the procedures described above under the caption “-- Procedures for Tendering” at any time prior to the expiration date.

Exchange Agent

The Bank of New York and its affiliate in Luxembourg, The Bank of New York (Luxembourg) S.A., will be exchange agents for the exchange offer. You should direct any questions and requests for assistance regarding the procedures for tendering the old notes, requests for additional copies of this prospectus or of the letter of transmittal, and requests for notice of guaranteed delivery to the exchange agents, addressed as follows:

By Registered or Certified Mail:

The Bank of New York
101 Barclay Street
New York, NY 10286

Attention:
For Information Call:
To Confirm by Telephone:

Facsimile Transmissions (eligible guarantor institutions only)

By Hand or Overnight Delivery:

Attention:

In Luxembourg,

Deliver To:

The Bank of New York (Luxembourg) S.A.
Aerogolf Center 1a
Hohenhof, L1736
Senningerberg Luxembourg

Attention:
For Information Call:
To Confirm by Telephone:

Facsimile Transmissions (eligible guarantor institutions only)

By Hand or Overnight Delivery:

The Bank of New York also serves as trustee under the indenture relating to the notes.

Luxembourg Undertakings

We will apply to list the new notes on the Luxembourg Stock Exchange. We will inform the Luxembourg Stock Exchange of the commencement of the exchange offer and notice of the commencement of the exchange offer will be published in the Luxemburger Wort, a daily newspaper of general circulation in Luxembourg. You may obtain documents relating to the exchange offer at the offices of our paying and transfer agent in Luxembourg, The Bank of New York (Luxembourg) S.A., located at Aerogolf Center 1a, Hohenhof, L-1736 Senningerberg Luxembourg. If we decide to extend the period for exchanging the old notes for new notes, we will promptly notify the Luxembourg Stock Exchange and will also publish notice of the same in a daily newspaper of general circulation in Luxembourg. We will prepare a supplement to this prospectus in order to confirm the result of the exchange offer, confirming the nominal amount of old notes that were exchanged, the nominal amount of old notes that remain outstanding following the exchange offer, if any, and the nominal amount of new notes then outstanding, with their ISIN and common codes. We will notify the Luxembourg Stock Exchange of the results of the exchange offer as soon as it has been completed and will simultaneously publish such notice in a daily newspaper of general circulation in Luxembourg.

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent as well as accounting and legal fees.

Holders who tender their old notes for exchange will not be obligated to pay transfer taxes. However, if new notes are to be issued or delivered to, or if old notes not tendered or exchanged are to be registered in the name of, any persons other than the registered holders of the old notes tendered, or if tendered old notes are registered in the name of any persons other than the persons signing the letter of transmittal, the amount of transfer taxes (whether imposed on the registered holder of the old notes tendered or such other person) payable on account of the transfer to such other person will be billed to the holder of the old notes tendered unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

Accounting Treatment

The new notes will be recorded at the same carrying value as the old notes as reflected in our accounting records on the date of the exchange. The new notes will have the same terms and conditions as the old notes. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer will be amortized by us over the term of the new notes.

Consequences of Failing to Tender Old Notes in the Exchange Offer

Issuance of the new notes in exchange for the old notes under the exchange offer will be made only after timely receipt by the exchange agent of the old notes, a properly completed and duly executed letter of transmittal, and all other required documents. Therefore, holders desiring to tender old notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities to tenders of old notes. Old notes that are not tendered in the exchange offer, are tendered but not accepted or are tendered but subsequently withdrawn will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act, and, upon completion of the exchange offer, certain registration rights under the registration rights agreement will terminate.

In the event the exchange offer is completed, we generally will not be required to register the remaining old notes, subject to limited exceptions. See “-- Shelf Registration Statement” below. Remaining old notes will continue to be subject to the following restrictions on transfer:

  the remaining old notes may be resold only if registered pursuant to the Securities Act, if an exemption from registration is available, or if neither registration nor an exemption is required by law, and the remaining old notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register the remaining old notes under the Securities Act. To the extent that old notes are tendered and accepted in connection with the exchange offer, any trading market for remaining old notes could be adversely affected.

Shelf Registration Statement

We also may be required to file a registration statement with the SEC to permit holders of the old notes to resell the old notes periodically without being limited by the transfer restrictions. We will be required to file a shelf registration statement only if:

  there is a change in law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC, and as a result we are not permitted to complete the exchange offer; or

  the exchange offer is not consummated.

We will have no obligation to file a shelf registration statement if the holders of old notes are free to resell the notes without restriction under Rule 144(k) or otherwise.

Upon the effectiveness of any such registration statement, we will be deemed to have satisfied our obligations under the registration rights agreement.

Additional Interest

In the event that the exchange offer is not consummated and Unibanco has not otherwise provided for an effective registration statement permitting the free resale of the notes (i) on or prior to December 12, 2004, the annual interest rate borne by the notes will be increased to 7.875% per annum (0.5% in excess of the initial note rate) or (ii) on and after June 15, 2009, when the interest rate shall be required to be increased as provided herein, the annual interest rate borne by the notes will be increased to 9.875% per annum (0.5% in excess of the otherwise then applicable note rate) until the exchange offer is consummated. In the case of any such increase in the interest rate on the notes, notice of the increase will be published as described under “Description of the New Notes — Notices.”

Such additional interest will accrue only until the exchange offer is consummated. All accrued additional interest will be paid to the holders of the old notes in the same manner as interest payments on the old notes, with payments being made on the interest payment dates for the old notes. Following the consummation of the exchange offer, no more additional interest will accrue and the interest rate will revert to the original rate.

Regulatory Requirements

Following the effectiveness of the registration statement covering the exchange offer, no material federal or state regulatory requirement must be complied with in connection with this exchange offer.

DESCRIPTION OF THE NEW NOTES

We will issue the new notes, and we issued the old notes, under an indenture dated as of December 12, 2003 between us and The Bank of New York, as trustee. The indenture does not limit the amount of notes that we may issue under the indenture.

As described under “The Exchange Offer – Purpose and Effect of the Exchange Offer,” we have agreed to file this registration statement enabling holders to exchange the old notes for the publicly registered new notes. The form and terms of the new notes will be identical in all material respects to the form and terms of the old notes, except that:

  the new notes will bear a different CUSIP number from the old notes;

  the new notes will be registered under the Securities Act and therefore will not bear a legend restricting their transfer; and

  the holders of the new notes will not be entitled to certain rights of the holders of old notes under the registration rights agreement, including provisions which provide for an increase in the interest rate of the old notes in certain circumstances relating to the timing of the exchange offer.

The new notes will evidence the same debt as the old notes. The old notes and the new notes will constitute a single series of securities under the indenture and therefore will vote together as a single class for purposes of determining whether holders of the requisite percentage in aggregate principal amount thereof have taken actions or exercised rights they are entitled to take or exercise under the indenture.

The following summary describes certain provisions of the notes and the indenture. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the indenture and the notes. We have summarized only those portions of the indenture and the notes that we believe will be most important to your decision to participate in the exchange offer. You should keep in mind, however, that it is the indenture, and not this summary, which defines your rights as a noteholder. There may be other provisions in the indenture which are also important to you. You should read the indenture and the notes for a full description of the terms of the notes. Capitalized terms used in the following summary and not otherwise defined herein shall have the meanings ascribed to them in the indenture. The indenture has been filed as an exhibit to this registration statement of which this prospectus is a part. It is available as set forth under “Where You Can Find More Information.”

In this section, the terms “Unibanco,” “we,” “us” and “our” do not include any of our current or future subsidiaries, unless the context otherwise indicates.

General

The new notes will have the following basic terms:

  The new notes will be in an aggregate principal amount of US$200,000,000. The principal amount of the notes will be payable in full in a single payment upon maturity unless the notes are redeemed earlier or the maturity date is extended or deferred pursuant to the terms of the indenture.

  The new notes will bear interest from the most recent date to which interest has been paid or provided for on the old notes, or if no interest has been paid on the old notes, from December 13, 2003, at the rate of 7.375% per annum until December 15, 2008, and thereafter at the rate of 9.375% per annum (each such rate, the “note rate”), payable semi-annually in arrears on December 15 and June 15 of each year, commencing on December 15, 2004, to the noteholders registered as such as of the close of business on a record date being the tenth business day preceding such payment date. Interest on the new notes will be computed on the basis of a 360-day year of twelve 30-day months. Default interest will accrue at the relevant note rate plus 1% per annum. Payments of interest on the new notes will be deferred under the circumstances described in “—Extension or Deferral of the Expected Maturity Date” below and such amounts will accrue interest at the relevant new note rate plus 1% per annum.

  As security for certain of the obligations of Unibanco under the new notes and the indenture, the trustee initially has access to one or more irrevocable standby letters of credit or a reserve account in an aggregate amount equal to six months’ interest on the new notes at the relevant note rate plus certain other limited amounts. Under certain circumstances, a letter of credit may be replaced by amounts deposited into a reserve account and the letter of credit may be allowed to lapse or amounts on deposit in the reserve account may be released to Unibanco. See “— Payment Support —The Letter of Credit and the Reserve Account.”

  In addition, as additional security, the trustee is the beneficiary of a political risk insurance policy pursuant to which the designated insurer is obligated, subject to certain conditions and limitations, to pay an amount equal to twelve months of interest on the notes at the note rate upon the occurrence and continuation of certain specified currency exchange control events. The insurance policy may be cancelled after the third anniversary of the issue date of the notes in the event that the credit rating of the notes meets or exceeds a specified level. See “Description of the Insurer and the Insurance Policy — The Insurance Policy.”

  If we are unable to make payments on the new notes through the Branch from the Cayman Islands and must instead make payment from Brazil, we may require Central Bank approval for such a remittance of funds outside Brazil. See “Risk Factors — Risks Relating to the Notes.”

Ranking

The new notes will be direct unsecured subordinated obligations of Unibanco. In the event of our bankruptcy, liquidation, dissolution or winding up under Brazilian law, the new notes will rank:

  junior in right of payment to the payment of all our indebtedness other than the notes and our other subordinated indebtedness;

  pari passu among themselves;

  at least pari passu with all our other similarly subordinated indebtedness; and

  in priority to payments to holders of all classes of our share capital.

Subordination

Notes Subordinated to Prior Creditors

The claims of the trustee and the noteholders in relation to the notes against Unibanco, in respect of the principal of and interest on the notes, will, in the event of the bankruptcy, liquidation, dissolution or winding up of Unibanco, be subordinated and postponed in right of payment to the claims of the Prior Creditors (as defined below). No payments of amounts due under the notes will be made to the noteholders (and no claim in respect thereof shall be provable against Unibanco) following the commencement of the bankruptcy, liquidation, dissolution or winding up of Unibanco except where all sums payable by Unibanco in respect of all claims of Prior Creditors are paid in full or provision therefor has been made (in such circumstances, such amounts which are permitted to be provided are referred to as the “Permitted Payments”). If the trustee receives amounts which are not Permitted Payments in relation to the notes in the bankruptcy, liquidation, dissolution or winding up of Unibanco, such amounts will be held in trust for distribution in satisfaction of all claims of Prior Creditors and only thereafter in or towards payment of the amounts due under the notes relating thereto and any other claims with which the notes rank pari passu. Any payment postponed under this section but ultimately paid to the trustee and constituting a Permitted Payment shall be applied in respect of the entitlements of the noteholders pari passu and ratably in accordance with the indenture.

For purposes hereof, “Prior Creditors” means creditors of Unibanco (i) who benefit from a statutory preference or (ii) who are depositors or other unsubordinated creditors of Unibanco or (iii) whose claims are, or are expressed to be, subordinated (whether only in the event of the bankruptcy, liquidation, dissolution or winding up of Unibanco or otherwise) to the claims of depositors and other unsubordinated creditors of Unibanco and whose claims rank, or are expressed to rank, ahead of or senior to the claims of the noteholders.

For the purpose of establishing whether an amount is a Permitted Payment pursuant to the indenture, the trustee shall be entitled and is authorized by Unibanco to call for (and shall be entitled to accept as conclusive evidence thereof) a certificate from the liquidator or other representative of Unibanco as to:

(a) the amount of the claims of the Prior Creditors and as to whether they shall or shall not have been fully satisfied or otherwise fully provided for;

(b) the identity of the Prior Creditors and their respective entitlements;

(c) the amount of the claims with which the notes rank pari passu (the “Pari Passu Claims”) and whether they shall or shall not have been fully satisfied or otherwise fully provided for or paid out on an equivalent ratable basis to the subject payment to the trustee; and

(d) the identity of the holders of the Pari Passu Claims and their respective entitlements.

Payment Permitted in Certain Situations

Nothing contained in the indenture or in any of the notes shall prevent (a) Unibanco, subject to the deferral of interest or principal as described under “—Extension or Deferral of the Expected Maturity Date”, at any time except during the pendency of any bankruptcy, liquidation, dissolution or winding up, from making payments at any time of principal of or interest on the notes or (b) the application by the trustee of any money deposited with it under the indenture to the payment of or on account of the principal of or interest on the notes of any series or the retention of such payment by the noteholder, if, at the time of such application by the trustee, it did not have actual knowledge that such payment would have been prohibited by the provisions of this section.

Notice to Trustee

Unibanco shall be required to give prompt written notice to the trustee of any fact known to it, which would prohibit the making of any payment to or by the trustee in respect of the notes. Notwithstanding the provisions of this section or any other provision under the indenture, the trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the trustee in respect of the notes, unless and until a responsible officer of the trustee shall have received written notice thereof from Unibanco or the liquidator or other representative of Unibanco; and, prior to the receipt of any such written notice, the trustee, subject to the duties and responsibilities of the trustee under the indenture and under the Trust Indenture Act, shall be entitled in all respects to assume that no such facts exist; provided, however, that if the trustee shall not have received the notice provided for in this section at least two business days prior to the date upon which by the terms hereof any money may become payable for any purpose (including, without limitation, the payment of the principal or interest on any security) then notwithstanding anything to the contrary in the indenture, the trustee shall have full power and authority to receive such money and to apply the same to the purpose for which such money was received and shall not be affected by any notice to the contrary which may be received by it within two business days prior to such date.

Provisions Solely to Define Relative Rights

The provisions of the indenture related to subordination are and are intended solely for the purpose of defining the relative rights of the noteholders on the one hand and the Prior Creditors on the other hand. Nothing contained in the indenture or in the notes shall be intended to or shall: (a) impair, as among Unibanco, its creditors other than the Prior Creditors and the noteholders, the obligation of Unibanco, which shall be absolute and unconditional (and which, subject to the rights under the subordination of the Prior Creditors, is intended to rank equally with all other general obligations of Unibanco except those that benefit from a statutory preference), to pay to the noteholders the principal of and interest on the notes as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against Unibanco of the noteholders and creditors of Unibanco other than the Prior Creditors; or (c) prevent the trustee or any noteholder from exercising all remedies otherwise permitted by applicable law upon default under the indenture, subject to the rights, if any, of the Prior Creditors.

Trustee to Effectuate Subordination

Each noteholder by its acceptance of a note (or interest therein) shall be deemed to authorize and direct the trustee on its behalf to take such action as may be necessary or appropriate to effectuate the subordination and appoints the trustee its attorney-in-fact for any and all such purposes.

Trustee Not Fiduciary for Holders of Other Obligations

The trustee shall not be deemed to owe any fiduciary or other duty to the Prior Creditors and shall not be liable to any Prior Creditors if it shall in good faith mistakenly pay over or distribute to noteholders or to Unibanco or to any other person cash, property or securities to which any Prior Creditors shall be entitled by virtue of the subordination or otherwise.

Consolidation, Merger, Sale or Conveyance

The consolidation of Unibanco with, or the merger of Unibanco into, another person or the liquidation or dissolution of Unibanco following the conveyance or transfer of its properties and assets substantially as an entirety to another person as permitted under the indenture (see “Certain Covenants — Limitation on Consolidation, Merger, Sale or Conveyance” below), shall not be deemed a bankruptcy, liquidation, dissolution or winding up of Unibanco for the purposes of the subordination if the person formed by such consolidation or into which Unibanco is merged or the person which acquires by conveyance or transfer such properties and assets substantially as an entirety, as the case may be, shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions of the indenture.

Remedy

No remedy against Unibanco, other than the institution of proceedings for the bankruptcy, liquidation, dissolution or winding up of Unibanco in Brazil or the proving or claiming in any bankruptcy, liquidation, dissolution or winding up of Unibanco, shall be available to the trustee or the noteholders for amounts owing in respect of the notes or under the indenture (other than for recovery of the costs, charges, liabilities, expenses or remuneration of the trustee).

Extension or Deferral of the Expected Maturity Date

Extension Due to an Inconvertibility Event

The notes are scheduled to mature on December 15, 2013. However, this expected maturity date can be extended by Unibanco if on or before the business day prior to the expected maturity date Unibanco delivers a certificate to the trustee stating that (i) either (a) the insurance policy is in effect and the amount of funds on deposit in the reserve account or available under the letter of credit is at least equal to the Required Amount (as defined in “—The Letter of Credit and the Reserve Account” below) or (b) the insurance policy is not in effect and the amount on deposit in the reserve account or available under the letter of credit is at least equal to the Required Amount and (ii) an act or series of acts of any governmental authority of Brazil that deprives Unibanco (including the Branch) or, in certain circumstances, the trustee, of the use or control of funds to satisfy Unibanco’s obligations under specified transaction documents entered into in connection with our obligations under the notes or certain specified events have occurred that limit or restrict the ability of Unibanco (including the Branch) to convert reais into U.S. dollars or transfer U.S. dollars outside of Brazil in satisfaction of its obligations under specified transaction documents entered into in connection with our obligations under the notes. If the circumstances described in (i) and (ii) above have occurred and are continuing on the expected maturity date, the expected maturity date will be extended to a new maturity date, which shall be the earliest to occur of (i) June 15, 2015 (a date which is eighteen calendar months after the expected maturity date), (ii) the latest date for which funds are available in the reserve account or under the letter of credit and under the insurance policy to pay interest on the notes, and (iii) 30 calendar days after the date on which such events have ended. We refer to this new maturity date as the “extended maturity date.”

In the case of any extension of the expected maturity date as described above, the expected maturity date shall be considered a payment date under the terms of the indenture, and interest at the note rate shall be due on the notes on such expected maturity date and on each payment date occurring thereafter until the extended maturity date. Upon the occurrence of any such extension of the expected maturity date, notice will promptly be given to the trustee, the noteholders and the Luxembourg Stock Exchange. The extension of the expected maturity date shall not have any effect on the rights of the noteholders, including any right upon the occurrence of any event of default under the notes and the indenture.

Deferral Due to Non-Compliance with Operational Limits

The notes are scheduled to mature on December 15, 2013. However, this expected maturity date, or the extended maturity date described above under “— Extension Due to an Inconvertibility Event”, can be deferred by Unibanco if: (i) on the second business day prior to the expected maturity date or the extended maturity date, as the case may be, Unibanco is not, or on such maturity date will not be, in compliance with the then applicable operational limits, including capital adequacy ratios, established by the Central Bank of Brazil (the “Central Bank”) as in effect from time to time (collectively, the “Operational Limits”); or (ii) the redemption of the notes on such maturity date would cause Unibanco to no longer be in compliance with the Operational Limits on such maturity date. In the case of either (i) or (ii), such maturity date will be deferred to the date which is five days after the date on which no such condition exists, but only if such deferral is necessary for the subordinated debt represented by the notes to qualify as Tier 2 capital pursuant to Central Bank Resolution No. 2837 of May 30, 2001, as amended (“Resolution No. 2837").

Upon the occurrence of any such deferral of the expected or extended maturity date, notice will promptly be given to the trustee, the noteholders and the Luxembourg Stock Exchange. The deferral of the expected or extended maturity date shall not have any effect on the rights of the noteholders, including any right upon the occurrence of any event of default under the notes and the indenture. In the case of a deferral, such deferred amounts will bear interest at relevant note rate plus 1.0% per annum from, and including, the date when such deferred amounts were due to, but excluding, the date when such deferred amounts are paid.

Listing

Unibanco will apply to have the new notes listed on the Luxembourg Stock Exchange in accordance with its rules. See “General Information.”

Further Issuances

The indenture by its terms does not limit the aggregate principal amount of notes that may be issued thereunder and, subject to any required approval of the Central Bank, permits the issuance, from time to time, of additional notes of the same series as is being offered hereby, provided that among other requirements: (i) no default or event of default under the indenture shall have occurred and then be continuing or shall occur as a result of such additional issuance; (ii) such additional notes rank pari passu and have equivalent terms and benefits as the notes; (iii) to the extent that the insurance policy has not been cancelled as permitted by the terms of the indenture (as described below under “Description of the Insurer and the Insurance Policy”), the amount of coverage provided under the insurance policy has been increased proportionately to the amount of additional notes to be issued under the indenture; (iv) regardless of whether the insurance policy is in effect or has been cancelled pursuant to the indenture, the amount then available under the reserve account or the letter of credit (or any related payment support as described below under “—Payment Support—The Letter of Credit and the Reserve Account”) has been increased proportionately to the amount of additional notes to be issued under the indenture; and (v) Moody’s has confirmed to the trustee in writing, prior to the issuance of such additional notes, that the issuance of such additional notes will not result in a lowering or a withdrawal of the then existing rating of the notes. Any additional notes will be part of the same series as the notes and holders of such additional notes will vote on all matters relating to the notes as a single class with holders of the notes.

Calculation of Interest Amounts

Interest on the new notes will accrue from and including the most recent date to which interest has been paid or provided for on the old notes, or if no interest has been paid on the old notes from December 13, 2003 up to but excluding December 15, 2008 at the note rate of 7.375% per annum, payable in arrears on June 15 and December 15 in each year commencing on December 15, 2004, and thereafter will accrue at the note rate of 9.375% per annum, payable in arrears on June 15 and December 15 in each year commencing on and including June 15, 2009 up to but excluding December 15, 2013.

Payments of interest on a new note, other than the last payment of principal and interest or payment in connection with a redemption of the new notes prior to maturity, will be made on each payment date to the person in whose name the new note is registered at the close of business, New York City time, on the record date, which shall be the date ten business days prior to such payment date, immediately preceding each such payment date; provided that if on any interest payment date Unibanco is not in compliance with the Operational Limits, or the payment of interest on such interest payment date would cause Unibanco to no longer be in compliance with the Operational Limits, no interest shall be payable on the new notes until the date which is five days after the date on which no such condition exists, but only if such deferral of interest is necessary for the subordinated debt represented by the notes to qualify as Tier 2 capital pursuant to Resolution No. 2837. Upon the occurrence of any such deferral of interest, notice will promptly be given to the trustee, the noteholders and the Luxembourg Stock Exchange. In the event that a payment of interest is deferred in accordance with the foregoing, such deferral shall not constitute an event of default under the indenture and such deferred interest amounts will bear interest at the relevant note rate plus 1.0% per annum.

Payments of Principal and Interest

Payment of the principal of the new notes, together with accrued and unpaid interest thereon at the note rate, or payment upon redemption prior to maturity, will be made only:

  following the surrender of the new notes at the office of the trustee or any other paying agent; and

  to the person in whose name the new note is registered as of the close of business, New York City time, on the due date for such payment.

Payments of principal and interest shall be made by depositing immediately available funds in U.S. dollars into an account maintained by the trustee, acting on behalf of the noteholders.

The new notes will initially be represented by one or more global notes, as described below under “— Book-Entry, Delivery and Form”. Payments of principal and interest on the global notes will be made to DTC or its nominee, as the case may be, as registered holder thereof. It is expected that such registered holder of global notes will receive the funds for distribution to the holders of beneficial interests in the global notes. Neither Unibanco nor the trustee shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee or Euroclear or Clearstream.

If any date for a payment of principal or interest or redemption is not a business day in the city in which the relevant paying agent is located, Unibanco will make the payment on the next business day in the respective city. No interest on the new notes will accrue as a result of this delay in payment.

Unibanco has appointed the New York paying agent to receive payment of the principal amount of and interest on the new notes. Unibanco will be required to make all payments of principal of and interest and other amounts on the new notes to the principal paying agent by 1:00 p.m. (New York City time) on the business day prior to the applicable payment date and otherwise in accordance with the terms of the indenture.

Unibanco has agreed to indemnify the noteholders against any failure on the part of the principal paying agent or any paying agent to pay any sum due in respect of the new notes on the applicable payment date.

Payments in respect of the new notes will be made in the coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

All payments made by the insurer under the insurance policy shall be paid to the trustee or the New York paying agent. To the extent that funds are received in excess of those required to satisfy Unibanco’s obligations under the notes and the indenture then due and payable, the trustee shall be required to deposit such excess amounts in a segregated account until the next payment date when such funds shall be used by the trustee to satisfy Unibanco’s obligations under the notes.

In the case of amounts not paid by Unibanco under the new notes when due (after giving effect to any applicable grace period therefor or deferral or extension related thereto), interest will continue to accrue on such amounts (except as provided below) at a rate equal to the default rate (i.e., 1% in excess of the note rate), from and including the date when such amounts were due (after giving effect to any applicable grace period therefor), and through but excluding the date of payment by Unibanco; provided, however, that interest on the new notes shall accrue at the note rate and not the default rate where the noteholders are otherwise receiving payments of interest at the note rate from the insurer, under the insurance policy, or otherwise.

Subject to applicable law, the trustee and the paying agents will pay to Unibanco upon request any monies held by them for the payment of principal or interest that remains unclaimed for two years. Thereafter, noteholders entitled to these monies must seek payment from Unibanco.

Payment Support

The new notes will benefit from certain limited payment support provided by the letter of credit and the reserve account, and the insurance policy. See “Description of the Insurer and the Insurance Policy—The Letter of Credit and the Reserve Account” and “—The Insurance Policy” below.

The Letter of Credit and the Reserve Account

On the date of issuance of the old notes, Unibanco provided for the issuance of an irrevocable standby letter of credit in an aggregate amount equal to US$8,957,988.28 (which represents the Required Amount, as defined below).

Unibanco is generally required to ensure that the amount available under one or more standby letters of credit, together with amounts on deposit in a segregated reserve account with the Bank of New York in the Trustee’s name and under its sole dominion and control for the benefit of the noteholders, is equal to the sum of:

(i) six months interest on the notes at the note rate;

(ii) prior to Unibanco satisfying its obligations under the registration rights agreement, an amount equal to eighteen months interest on the notes at the additional 0.5% payable as described under “The Exchange Offer — Additional Interest”;

(iii) 45 days of interest on the amount of interest payable under the notes on each interest payment date at the note rate;

(iv) an amount representing trustee fees due and payable by Unibanco to the trustee during any eighteen month period, but not representing any costs or expenses potentially due in any such period; and

(v) any additional amounts as may be provided for under the letter of credit or may be deposited by Unibanco in the reserve account as a result of the involuntary cancellation or termination of the insurance policy or certain other related events as contemplated herein and in clause (f) under “events of default” (such amount, as it shall increase or decrease, being the “Required Amount”).

Any letter of credit shall (i) be issued by a commercial bank rated not less than “Al” or “P1” by Moody’s, “A+” by S&P and “A+” by Fitch (if rated by Fitch), (ii) name the trustee as the sole beneficiary thereof, and (iii) be unconditionally drawable (subject to the delivery of certain customary certification documents) by the trustee at any time for payment directly into the reserve account in the event where both insufficient funds are available to pay certain of Unibanco’s payment obligations under the indenture and the notes and where a specified currency exchange control event described under “Description of the Insurer and the Insurance Policy—The Insurance Policy—Expropriation Events and Inconvertibility Events” has occurred.

The trustee will be required to draw upon any letter of credit in the case where a specified currency exchange control event described under “Description of the Insurer and the Insurance Policy—The Insurance Policy—Expropriation Events and Inconvertibility Events” results in Unibanco’s inability to satisfy its obligations to make payments under the indenture and the notes.

So long as no event of default under the indenture shall have occurred and be continuing, the amounts on deposit in the reserve account may be invested in permitted investments (as defined herein) at the direction of Unibanco. If (i) an event of default shall have occurred and be continuing or (ii) the trustee shall not have received any direction as to the permitted investments to be purchased, all amounts on deposit in the reserve account will be invested by the trustee in investments of the type described in clause (vi) of the definition of permitted investments. So long as no event of default shall have occurred and be continuing, interest earned on the permitted investments deposited in the reserve account shall be paid monthly to an account specified by Unibanco. Upon the occurrence and during the continuance of an event of default, all interest earned on the permitted investments deposited in the reserve account shall be retained in the reserve account and shall be available to the trustee to make any payment of principal, interest and other amounts due under the notes and the indenture. For purposes hereof, “permitted investments” shall consist of:

(i) direct obligations of the United States of America, or of any agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America which are not callable or redeemable at the option of the issuer thereof at a price less than what was paid;

(ii) demand and time deposit certificates of deposit of, banker’s acceptances issued by, or Federal funds sold by, any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by U.S. federal and/or state authorities, so long as at the time of such investment or contractual commitment providing for such investment the commercial paper or other short-term debt obligations of such depository institution or trust company have a short-term credit rating of at least “P-1” by Moody’s, “A-1” by Standard & Poor’s and “F-1” by Fitch (if rated by Fitch);

(iii) repurchase obligations with respect to (A) any security described in clause (i) above or (B) any other security issued and/or guaranteed by an agency or instrumentality of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause (ii) above;

(iv) commercial paper which has at the time of such investment a rating of at least “P-1” by Moody’s, a rating of at least “A-1” by Standard & Poor’s and a rating of at least “F-1” by Fitch (if rated by Fitch); provided, however, that permitted investments shall not include any debt obligations (or other securities) issued by Unibanco or any affiliate thereof;

(v) any money market funds investing in any of the foregoing permitted investments; and

(vi) The Bank of New York Cash Reserve, or any successor to The Bank of New York Cash Reserve, so long as in each case such Cash Reserve maintains a rating of not less than “Aaa” by Moody’s, “AAA” by Standard & Poor’s and “AAA” by Fitch (if rated by Fitch), or any equivalent money market mutual fund rated not less than “Aaa” by Moody’s, “AAA” by Standard & Poor’s and “AAA” by Fitch (if rated by Fitch).

Unibanco will grant to the trustee, for the benefit of the noteholders, a first priority perfected security interest in all amounts from time to time on deposit in the reserve account. So long as the notes shall be outstanding, the trustee will be entitled to draw upon the reserve account if any of certain specified currency exchange control events (described under “Description of the Insurer and the Insurance Policy—The Insurance Policy—Expropriation Events and Inconvertibility Events”) result in an inability of either Unibanco to satisfy its payment obligations under the indenture and/or the notes, as the case may be. Unibanco shall be required to arrange for an increase in the amounts available under the letter of credit or deposit funds in the reserve account within five business days of the cessation of any such specified currency exchange control events so that the aggregate amount then available under the letter of credit, together with all amounts on deposit in the reserve account, shall equal the Required Amount, less any amounts in respect of additional interest that Unibanco shall have the right to request be returned to it in the event it shall have satisfied its obligations under the registration rights agreement, as described below under “Registration Rights.”

Unibanco shall also be required to arrange for an increase in the amounts available under the letter of credit or deposit additional amounts in the reserve account if at any time the insurance policy is no longer in effect, other than due to a voluntary cancellation or withdrawal of the insurance policy as permitted under the indenture as a result of the notes meeting certain specified ratings, which deposits shall be equal in amount to the amount of coverage under the insurance policy immediately prior to such cancellation or withdrawal. Unibanco shall be entitled to a return of such funds if it thereafter replaces the cancelled or withdrawn insurance policy with an insurance policy comparable to the insurance policy described herein pursuant to the terms of the indenture. See “Description of the Insurer and the Insurance Policy.”

In the event that the insurance policy is cancelled at the request of Unibanco as the result of a ratings event as described in “—Insurance Policy,” the trustee shall allow the letter of credit to be cancelled and Unibanco shall be entitled to a return of all funds on deposit in the reserve account.

The Insurance Policy

The new notes will also initially have the benefit of the insurance policy with the insurer. The insurance policy provides limited insurance against the inability of Unibanco (including the Branch) to convert reais into U.S. dollars or transfer these U.S. dollars to the trustee in satisfaction of amounts to be paid by it under the indenture and the notes. The insurance policy provides similar protection for any inability of the trustee to convert any reais amounts, or transfer any such amounts so converted outside of Brazil, received by the trustee in satisfaction of Unibanco’s obligations under the indenture and the notes, including any reais amounts received in connection with any insolvency or similar proceedings involving Unibanco or any enforcement of the indenture and the notes. In addition, the insurance policy provides limited insurance against an act or series of acts of any governmental authority of Brazil that deprives Unibanco (including the Branch) or, in certain limited circumstances, the trustee, of the use or control of funds to satisfy Unibanco’s obligations under the documents entered into in connection with our obligations under the notes.

The insurer’s obligation to pay claims under the insurance policy is subject to certain conditions, limitations and exclusions that may affect the ability of the noteholders to receive payments on the notes, including a 180 calendar-day waiting period.

On December 15, 2006 or on any December 15 thereafter, Unibanco may direct the trustee to cancel the insurance policy, provided that the ratings for the notes are equal to or in excess of specified levels and certain other conditions precedent have been satisfied. Any such cancellation directed to be made after December 15, 2006 shall be effective as of the immediately succeeding December 15, following the satisfaction of the conditions precedent to the cancellation of the insurance policy. See “Description of the Insurer and the Insurance Policy—The Insurance Policy.”

In the event of an involuntary cancellation of the insurance policy by the insurer or non-payment thereunder, an event of default will occur unless Unibanco deposits certain specified amounts in the reserve account or arranges for such amounts to be available under a letter of credit. See “— Payment Support —The Letter of Credit and the Reserve Account” and “—Events of Default.”

Additional Amounts

Except as provided below, Unibanco will make all payments of principal, redemption amount, and interest on the new notes without withholding or deducting any present or future taxes, duties, assessments or other governmental charges of any nature imposed by Brazil, the Cayman Islands or, in the event Unibanco appoints paying agents in a jurisdiction other than Luxembourg, by the jurisdictions of such paying agents, or in each case, any political subdivision or governmental authority of those jurisdictions having the power to tax (each a “Taxing Jurisdiction”). If Unibanco is required by law to withhold or deduct any such taxes, duties, assessments or other governmental charges, except as provided below, Unibanco will pay the noteholders any additional amounts necessary to ensure that they receive the same amount as they would have received without such withholding or deduction.

Unibanco will not, however, pay any additional amounts in connection with any tax, duty, assessment or other governmental charge that is imposed due to any of the following:

  the noteholder or beneficial owner has some connection (present or former) with the Taxing Jurisdiction other than merely holding the new notes or receiving principal or interest payments on the new notes (such as, without limitation, citizenship, nationality, residence, domicile, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within the Taxing Jurisdiction);

  any tax imposed on, or measured by, net income;

  the noteholder or beneficial owner fails to comply with any certification, identification or other reporting requirements concerning its nationality, residence, identity or connection with the Taxing Jurisdiction, if (i) such compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or a part of the tax, duty, assessment or other governmental charge and (ii) at least 30 calendar days prior to the relevant payment date with respect to which such requirements under the applicable law, regulation, administrative practice or treaty shall apply, Unibanco or the trustee has notified all noteholders that they will be required to comply with such requirements (except that such 30 calendar day period shall be shortened to 10 calendar days where there is a change in a relevant certification, identification or other reporting requirement within the 30 calendar days prior to such relevant payment date);

  the noteholder fails to present (where presentation is required) its new note within 30 calendar days after Unibanco has made available to the noteholder a payment of principal or interest, provided that Unibanco will pay additional amounts which such noteholder would have been entitled to had the new note owned by such noteholder been presented on any day (including the last day) within such 30-day period;

  any estate, inheritance, gift, value added, use or sales taxes or any similar taxes, assessments or other governmental charges;

  where any tax, duty, assessment or other governmental charge is imposed on a payment on the new notes and is required to be made pursuant to Council Directive 2003/48/EC of the Council of the European Union on the taxation of savings income in the form of interest payments (or any European Union Directive otherwise implementing the conclusions of the ECOFIN Council Meeting of 26 and 27 November 2000) or any law implementing or complying with, or introduced in order to conform to, any such Directive (the “E.U. Directive”);

  where the noteholder or beneficial owner could avoid any tax, duty, assessment or other governmental charge by requesting that a payment on the new notes be made by, or presenting the relevant new notes for payment to, another paying agent located in a member state of the European Union.

Unibanco will also (i) make such withholding or deduction and (ii) remit the full amount withheld or deducted to the relevant taxing authority in accordance with applicable law. Unibanco will furnish to the trustee, within 30 business days after the date of payment of any such taxes, certified copies of tax receipts or, if such receipts are not obtainable, documentation reasonably satisfactory to the trustee evidencing such payment by Unibanco. Upon written request of the noteholders to the trustee, copies of such receipts or other documentation, as the case may be, will be made available to the noteholders. At least 10 business days prior to each date on which any payment under or with respect to the new notes is due and payable, if Unibanco is obligated to pay additional amounts with respect to such payment, Unibanco will deliver to the trustee an officers’ certificate stating that additional amounts will be payable, the amounts so payable and setting forth such other information as the trustee may reasonably require for tax purposes.

To give effect to the foregoing, Unibanco will, upon the written request of any noteholder, indemnify and hold harmless and reimburse such noteholder for the amount of any taxes, duties, assessments or other governmental charges of any nature imposed by any Taxing Jurisdiction (other than any such taxes, duties, assessments or other governmental charges for which the noteholder would not have been entitled to receive additional amounts pursuant to any of the conditions described in the second paragraph of this section titled “Additional Amounts”) so imposed on, and paid by, such noteholder as a result of any payment of principal or interest on the new notes, so that the net amount received by such noteholder after such reimbursement would not be less than the net amount the noteholder would have received if such taxes, duties, assessments or other governmental charges had not been imposed or levied and so paid. Noteholders will be obligated to provide reasonable documentation and to cooperate with Unibanco in connection with the foregoing.

Unibanco will pay any stamp, administrative, court, documentary, excise or similar taxes arising in a Taxing Jurisdiction in connection with the new notes and will indemnify the noteholders for any such taxes paid by noteholders.

All references to principal, interest, or other amounts payable on the new notes shall be deemed to include any additional amounts payable by Unibanco under the new notes or the indenture. The foregoing obligations shall survive any termination, defeasance or discharge of the new notes and the indenture.

If Unibanco shall at any time be required to pay additional amounts to noteholders pursuant to the terms of the new notes and the indenture, Unibanco will use its reasonable endeavors to obtain an exemption from the payment of (or otherwise avoid the obligation to pay) the tax, assessment or other governmental charge which has resulted in the requirement that it pay such additional amounts.

Unibanco has also agreed that, if European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 is brought into force, Unibanco will use reasonable efforts to maintain a paying agent in an EU Member State that will not be obliged to withhold or deduct tax pursuant to the Directive, provided that Unibanco shall not be required to maintain any such paying agent if doing so, in the reasonable judgment of Unibanco, would be detrimental to Unibanco.

Certain Covenants

For so long as any of the notes are outstanding and Unibanco has obligations under the indenture and the notes, Unibanco will, and (as applicable) will cause each of its material subsidiaries to, comply with the terms of the covenants, among others, set forth below:

Performance of Obligations Under the Notes and the Indenture

Unibanco shall duly and punctually pay all amounts owed by it, and comply with all its other obligations, under the terms of the notes and the indenture.

Performance of Obligations Under the Transaction Documents

Unibanco will duly and punctually perform, comply with and observe all obligations and agreements to be performed by it set forth in the indenture, the notes, the insurance policy and related insurance documents, the account control agreement relating to the reserve account, the registration rights agreement, the application for listing of the new notes with the Luxembourg Stock Exchange, the DTC Letter of Representations completed by Unibanco and the trustee in connection with the notes and the letter of credit (collectively, the “transaction documents”).

Maintenance of Corporate Existence

Unibanco will, and will cause each of its material subsidiaries (as defined below) to, maintain in effect its corporate existence (subject to Unibanco’s ability to consummate certain transactions as described below under “— Limitation on Consolidation, Merger, Sale or Conveyance”) and all registrations necessary therefor and take all actions to maintain all rights, privileges, titles to property, franchises and the like necessary for or desirable in the normal conduct of its business, activities or operations, provided that this covenant shall not require Unibanco or any of its material subsidiaries to maintain any such right, privilege, title to property, franchise or the like or require Unibanco to preserve the corporate existence of such material subsidiary, if Unibanco certifies to the trustee its reasonable belief that the failure to do so does not and will not have a material adverse effect on Unibanco and its subsidiaries taken as a whole and will not have a material adverse effect on the rights of the noteholders. For purposes hereof, a “material subsidiary” means any significant subsidiary of Unibanco as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934.

Compliance with Laws

Unibanco will use its best efforts, and will cause its material subsidiaries to use their best efforts, to comply, at all times with all applicable laws, rules, regulations, orders and directives of any government or government agency or authority having jurisdiction over Unibanco, Unibanco’s business or any of the transactions contemplated herein, except where in Unibanco’s reasonable belief the failure by Unibanco or such material subsidiary to comply would not have a material adverse effect on Unibanco or its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

Maintenance of Government Approvals

Unibanco will use its best efforts, and will cause its material subsidiaries to use their best efforts, to obtain and maintain in full force and effect all governmental approvals, consents or licenses of any government or governmental agency or authority or any third party under the laws of Brazil, the Cayman Islands or any other jurisdiction having jurisdiction over Unibanco or necessary in all cases for Unibanco to perform its obligations under the transaction documents entered into in connection with the issuance of the notes (including, without limitation, any authorization required to obtain and transfer U.S. dollars or any other currency which at that time is legal tender in the United States out of Brazil in connection with the notes and the indenture) or for the validity or enforceability thereof, except where Unibanco certifies to the trustee its reasonable belief that the failure to do so would not have a material adverse effect on Unibanco or its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

Payments of Taxes and Other Claims

Unibanco will use its best efforts, and will cause its material subsidiaries to use their best efforts, to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon Unibanco or such material subsidiary, as the case may be, and (ii) all lawful claims for labor which, if unpaid, might by law become a lien upon the property of Unibanco or such material subsidiary, as the case may be; provided, however, that neither Unibanco nor any material subsidiary will be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith and, if appropriate, by appropriate legal proceedings or where the failure to pay or discharge or cause to be paid or discharge would not in Unibanco’s reasonable belief have a material adverse effect on Unibanco or its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

Maintenance of Books and Records

Unibanco shall, and shall cause each of its material subsidiaries to, maintain books, accounts and records in all material respects in accordance with applicable law.

Maintenance of Office or Agency

Unibanco shall maintain an office or agency in the Borough of Manhattan, the City of New York, where notices to and demands upon Unibanco in respect of the indenture and the new notes may be served. Initially this office is at the offices of Unibanco at 65 East 55th Street, New York, New York 10022, and Unibanco agreed not to change the designation of such office without prior notice to the trustee and designation of a replacement office in the same general location.

Ranking

Unibanco will ensure that the new notes will be direct and unsecured subordinated obligations of Unibanco and will rank pari passu, without any preference among themselves, with all other present and future direct and unsecured subordinated obligations of Unibanco other than with respect to (i) the rights of Prior Creditors as set forth in the indenture and (ii) other obligations preferred by statute or by operation of law. Unless permitted by the Central Bank, Unibanco will not issue any debt that is not subordinated and junior in right of payment to the new notes.

Notice of Certain Events

Unibanco will give notice to the trustee, as soon as is practicable and in any event within ten calendar days, after Unibanco becomes aware of the occurrence of any event of default or an event which with the passage of time or other action may become an event of default (a “default”), accompanied by a certificate of a responsible officer of Unibanco setting forth the details of such event of default or default and stating what action Unibanco proposes to take with respect thereto.

Unibanco will also give notice to the trustee, as soon as is practicable and in any event within five business days after Unibanco becomes aware of any action taken by the Brazilian government that could give rise to an event of “Expropriation” or “Currency Inconvertibility” as defined under the insurance policy; provided, however, that if certain specified events have occurred in the five business days preceding a payment date that limit or restrict the ability of Unibanco to convert reais into U.S. dollars or transfer U.S. dollars outside of Brazil in satisfaction of its obligations under the transaction documents, Unibanco shall give notice of such event promptly and in any event not later than the business day prior to such payment date; and provided further, that if any of such events occurs on a payment date, Unibanco shall give notice of such event no later than on such payment date.

Unibanco will also give notice to the trustee, as soon as practicable and in any event within two business days, after Unibanco becomes aware or should reasonably become aware that it is not in compliance with Operational Limits, and will comply with all other notification requirements contained in the indenture.

Certificate of Compliance

Unibanco will provide the trustee within ten days of any request by the trustee and at the time it provides the trustee with its annual financial statements, and in any event not later than 180 days after the end of Unibanco’s fiscal year, a certificate in English certifying that up to a specified date no earlier than seven days prior to the date of such certificate, Unibanco has complied with its obligations under the indenture (or, if such is not the case, giving the details of the circumstances of such non-compliance) and that as of such date there did not exist, nor had there existed at any time prior thereto since the date of delivery of the previous such certificate (or, in the case of the first such certificate, the date of the indenture), any default or event of default or other matter which would affect Unibanco's ability to perform its obligations under the indenture.

Operational Limits

If Unibanco defers payment of interest or principal due to non-compliance with the Operational Limits, Unibanco will use reasonable efforts to re-enter into compliance with such Operational Limits as soon as possible and, in any event, within 180 days after Unibanco gives notice of such non-compliance to the trustee.

Limitation on Consolidation, Merger, Sale or Conveyance

Unibanco will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease or transfer all or substantially all of its properties, assets or net sales to any person or permit any person to merge with or into it unless:

  either Unibanco is the continuing entity or the person formed by such consolidation or into which Unibanco is merged or that acquired or leased such property or assets of Unibanco will be a company organized and validly existing under the laws of its jurisdiction of incorporation and shall assume (jointly and severally with Unibanco unless Unibanco shall have ceased to exist as part of such merger, consolidation or amalgamation), by a supplemental indenture (the form and substance of which shall be previously approved by the trustee), all of Unibanco’s obligations on the notes and under the indenture;

  the successor company (jointly and severally with Unibanco unless Unibanco shall have ceased to exist as a result of such merger, consolidation or amalgamation) agrees to indemnify each noteholder against any tax, assessment or governmental charge thereafter imposed on such noteholder solely as a consequence of such consolidation, merger, conveyance, transfer or lease with respect to the payment of principal of, or interest on, the notes;

  immediately after giving effect to the transaction, no event of default, or default has occurred and is continuing; and

  Unibanco has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that the transaction and the supplemental indenture, if applicable, comply with the indenture and that all conditions precedent provided for in the indenture and relating to such transaction have been complied with.

Notwithstanding anything to the contrary in the foregoing, so long as no event or condition that, with the giving of notice, the lapse of time or failure to satisfy certain specified conditions, or any combination thereof, would constitute an event of default under the indenture or the notes or an event of default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom:

  Unibanco may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to a subsidiary of Unibanco in cases when Unibanco is the surviving entity in such a transaction and such transaction would not have a material adverse effect on Unibanco and its subsidiaries taken as a whole, it being understood that if Unibanco is not the surviving entity, Unibanco shall be required to comply with the requirements set forth in the previous paragraph; or

  any subsidiary of Unibanco may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any person in cases when such transaction would not have a material adverse effect on Unibanco and its subsidiaries taken as a whole; or

  any subsidiary of Unibanco may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other material subsidiary of Unibanco; or

  any subsidiary of Unibanco may liquidate or dissolve if Unibanco determines in good faith that such liquidation or dissolution is in the best interests of Unibanco, and would not result in a material adverse effect on Unibanco and its subsidiaries taken as a whole and if such liquidation or dissolution is part of a corporate reorganization of Unibanco.

Transactions with Affiliates

Unibanco shall not, and shall not permit any of its material subsidiaries to, enter into or carry out (or agree to enter into or carry out) any transaction or arrangement with any affiliate, except for any transaction or arrangement entered into or carried out on terms no less favorable to Unibanco or such material subsidiary than those which could have been obtained on an arm’s-length basis with a person that is not an affiliate; provided however, that the foregoing shall not apply to transactions between Unibanco and any of its respective material subsidiaries not involving any other person so long as consummation of any such transaction will not have a material adverse effect on Unibanco or its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

Provision of Financial Statements and Reports

In the event Unibanco shall file any financial statements or reports with the SEC or shall publish or otherwise make such statements or reports publicly available in Brazil, the United States or elsewhere, Unibanco shall furnish a copy of such statements or reports to the trustee within 15 calendar days of the date of filing or the date the information is published or otherwise made publicly available, as the case may be.

Further Actions

Unibanco will, at its own cost and expense, satisfy any condition or take any action (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required, as may be necessary or as the trustee may reasonably request, in accordance with applicable laws and/or regulations, to be taken, fulfilled or done in order (a) to perfect and maintain the validity, effectiveness and priority of any liens created under the indenture, (b) to enable

Unibanco to lawfully enter into, exercise its rights and perform and comply with its obligations under the notes, the indenture and each of the other transaction documents, as the case may be, (c) to ensure that Unibanco’s obligations under the notes, the indenture and each of the other transaction documents are legally binding and enforceable, (d) to make the notes, the indenture and each of the other transaction documents admissible in evidence in the courts of the State of New York, Brazil or the Cayman Islands, (e) to enable the trustee to exercise and enforce its rights under and carry out the terms, provisions and purposes of the indenture and each of the other transaction documents, (f) to take any and all action necessary to preserve the enforceability of, and maintain the trustee’s rights under, the indenture and each of the other the transaction documents and (g) to assist the trustee in the trustee’s performance of its obligations under the indenture and each of the other transaction documents.

Appointment to Fill a Vacancy in the Office of the Trustee

Unibanco, whenever necessary to avoid or fill a vacancy in the office of the trustee, will appoint in the manner set forth in the indenture, a successor trustee, so that there shall at all times be a trustee with respect to the new notes.

Listing

Unibanco will at all times use its best efforts to maintain the listing of the notes on the Luxembourg Stock Exchange or, if it is unable to do so having used all reasonable efforts or if the maintenance of such listing is agreed by the trustee to be unduly burdensome or impractical, use its best efforts to obtain and maintain a quotation or listing of the notes on such other stock exchange or exchanges or securities market or markets as Unibanco (with the approval of the trustee) decides and will give notice of the identity of such other stock exchange or exchanges or securities market or markets to the noteholders.

Additional Covenants

To the extent permitted by law, Unibanco will provide Moody’s (or any other rating agency which has assigned a rating to the new notes) such information as it shall reasonably request in order to perform its function as a rating agency in respect of the notes and inform Moody’s (or any other rating agency which has assigned a rating to the notes) as soon as reasonably practicable of any supplemental indentures or any amendments that have been or are proposed to be made to the indenture.

Redemption

Redemption at Maturity

Unless previously redeemed, or purchased and cancelled, the notes shall be redeemed at their principal amount in U.S. dollars on the final maturity date. The redemption price payable at such time shall be the original principal amount of the notes plus accrued and unpaid interest thereon at the note rate and all other amounts due and payable under the terms of the notes and the indenture.

Early Redemption for Taxation Reasons

Subject to any required approval by the Central Bank, Unibanco may redeem the notes in whole, but not in part, upon giving not less than 30 nor more than 90 calendar days’ notice to the noteholders (which notice may be cancelled upon the occurrence of certain specified currency exchange control events) if (i) Unibanco or the Branch would otherwise become obligated to pay additional amounts based on a rate in excess of (x) 15% in the case of any taxes imposed by Brazil (including as a result of actions taken (or failed to be taken) by Unibanco that results in the Branch being disregarded for any reason), (y) 0% in the case of any taxes imposed by the Cayman Islands, or (z) the applicable tax rate in effect with respect to any other Taxing Jurisdiction in which a paying agent is located on the date Unibanco appoints such paying agent, in each case of the gross amount payable with respect to the notes as a result of any generally applicable change in or amendment to the laws or regulations of a Taxing Jurisdiction, or any generally applicable change in the application or official interpretation of such laws or regulations (including a determination by a court of competent jurisdiction), in each case, which change or amendment becomes effective after the date of the original issuance of any of the notes (or in the case of clause (z), after the date Unibanco appoints a paying agent in such jurisdiction) and (ii) Unibanco or the Branch, as the case may be, cannot avoid its obligations to pay such additional amounts by taking reasonable measures available to Unibanco or the Branch, as the case may be. However, any such notice of redemption shall be given within 90 calendar days of the earliest date on which Unibanco would be obligated to pay such additional amounts if a payment in respect of the notes were then due. Prior to the giving of any notice of redemption described in this paragraph, Unibanco will deliver to the trustee an officers’ certificate stating that (i) Unibanco is entitled to redeem the notes in accordance with the terms in the indenture and stating the facts relating to such redemption, (ii) Unibanco has become obligated to pay such additional amounts as a result of a change or amendment described above, and (iii) Unibanco reasonably believes that it cannot avoid payment of such additional amounts by taking reasonable measures available to Unibanco and that all governmental approvals necessary for Unibanco to effect such redemption have been obtained and are in full force and effect or specifying any necessary approvals that have not been obtained. In any such redemption, Unibanco shall pay the trustee on the date fixed for redemption an amount in U.S. dollars equal to the sum of (i) the then outstanding principal amount of the notes, (ii) all unpaid interest accrued to the date fixed for redemption and (iii) all other amounts owed to noteholders under the terms of the indenture or the notes.

Unibanco may not redeem the notes for tax reasons before the fifth anniversary of the date of issuance of the old notes unless the Central Bank gives Unibanco permission to do so on an earlier date. Unibanco believes that under its current policy, the Central Bank would not approve such a taxation-related exemption before December 15, 2008.

Optional Early Redemption

The notes may be redeemed at the option of Unibanco, subject to any required approval by the Central Bank, in whole, but not in part, on December 15, 2008 and on each interest payment date thereafter (each a “Call Settlement Date”) at their principal amount, together with all accrued and unpaid interest thereon up to, but excluding, the relevant Call Settlement Date, upon Unibanco’s giving not less than 45 nor more than 90 days’ notice to the noteholders (which notice shall be irrevocable and shall oblige Unibanco to redeem the notes on the relevant Call Settlement Date). Unibanco has obtained the approval of the Central Bank to redeem the notes on December 15, 2008 or on any interest payment date thereafter; provided, however, that (i) Unibanco has obtained the approval of the Central Bank for the issue of Tier 2 capital to replace the notes; and (ii) Unibanco is in compliance with the Operational Limits immediately prior to and immediately after such redemption. The replacement Tier 2 capital must be issued prior to or simultaneously with the redemption of the notes.

Deferral of Redemption Date

If on the second business day prior to the date specified for the redemption of notes as described under “— Early Redemption for Taxation Reasons” or “— Optional Early Redemption” Unibanco is not, or on such redemption date will not be, in compliance with the then applicable Operational Limits or such redemption would cause Unibanco to no longer be in compliance with such Operational Limits on such redemption date, such redemption date will be extended to the date which is five days after the date on which no such condition exists, but only if such extension is necessary for the subordinated debt represented by the notes to qualify as Tier 2 capital pursuant to Resolution No. 2837.

Cancellation

Any notes redeemed by Unibanco will be immediately cancelled and may not be reissued or resold unless Unibanco (i) procures a person who purchases the notes to be redeemed on the relevant date of redemption and at the relevant redemption price (in which event the notes may be so resold and need not be cancelled) or (ii) notifies the trustee in writing on or prior to the relevant date of redemption that the notes so redeemed by Unibanco will not be cancelled (in which event the notes may be held by Unibanco pending resale as provided in (i) above and need not be cancelled).

Purchases of Notes by Unibanco

Subject to the approval of the Central Bank, Unibanco and its material subsidiaries or affiliates may at any time purchase any notes in the open market or otherwise at any price; provided that, in determining whether noteholders holding any requisite principal amount of notes have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, notes owned by Unibanco and its material subsidiaries or affiliates shall be deemed not outstanding for purposes thereof. All notes purchased by Unibanco or any of its respective affiliates may, at the option of Unibanco, continue to be outstanding or be cancelled.

Events of Default

The following events will each be an “event of default” under the terms of the new notes and the indenture:

(a) Unibanco shall fail to make any principal payment on any of the notes, whether on the maturity date, upon redemption or otherwise, other than due to a deferral of principal or an extension or deferral of the maturity date described under “— Payments of Principal and Interest” and “—Extension or Deferral of the Expected Maturity Date”;

(b) Unibanco shall fail to make any interest payment or any payment of additional amounts in accordance with the terms of the notes and the indenture, other than due to a deferral of interest described under “— Payments of Principal and Interest” and “—Extension or Deferral of the Expected Maturity Date”, and this non-payment continues for 15 days and the trustee has not otherwise received those amounts from the insurer under the insurance policy, from the reserve account or otherwise, provided that if the insurer acknowledges that any interest payment is due and payable by the Insurer under the insurance policy, Unibanco’s failure to make that payment will not be an event of default;

(c) A court or agency or supervisory authority in the Cayman Islands or Brazil (1) institutes a proceeding or enters a decree or order for relief under any bankruptcy, liquidation, dissolution, winding up, insolvency, rehabilitation, readjustment of debt, marshalling of assets and liabilities or similar law, or adjudging Unibanco bankrupt or insolvent, (2) enters a decree or order approving as properly filed a petition seeking Unibanco’s reorganization, arrangement, adjustment or composition under any applicable law except a reorganization permitted under the indenture, (3) enters a decree or order appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official for Unibanco or all or substantially all of Unibanco’s assets, and those proceedings, decree or order have not been vacated or have remained in force undischarged or unstayed for 60 days, or (4) any event that under the laws of Brazil or the Cayman Islands occurs that has an analogous effect to any of the foregoing events;

(d) Unibanco commences a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated bankrupt or insolvent, or Unibanco consents by answer or otherwise to the entry of a decree or order for relief in an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against Unibanco or its dissolution or any event that under the laws of Brazil or the Cayman Islands has an analogous effect to any of the foregoing events;

(e) Any of the transaction documents, or any part thereof, shall cease to be in full force and effect or binding and enforceable against Unibanco or admissible in evidence in the courts of Brazil, it becomes unlawful for Unibanco to perform any material obligation under any of the foregoing transaction documents to which it is a party, or Unibanco shall contest the enforceability of any of the transaction documents or deny that it has liability under any of the foregoing transaction documents to which it is party;

(f) Any of (i) the insurance policy shall have been cancelled or terminated by the insurer or shall otherwise cease to be in full force and effect, binding and enforceable against the insurer (other than in connection with a voluntary cancellation of the insurance policy by Unibanco in accordance with the terms and procedures set forth in the indenture), (ii) the insurer shall fail to pay the full amount of any claim submitted to it under the insurance policy by the end of the waiting period (as such term is defined in “Description of the Insurer and the Insurance Policy—The Insurance Policy—Expropriation Events and Inconvertibility Events”) applicable to such claim, or (iii) Unibanco shall fail to satisfy its obligations under the insurance side agreement, unless, with regard to items (i) and (ii) above, within 10 calendar days, Unibanco irrevocably deposits into the reserve account an amount in U.S. dollars equal to the then current face amount of the insurance policy or obtains an insurance policy comparable to the insurance policy issued in connection with the issuance of the notes with an insurer which has been given a long-term debt rating or a financial strength rating comparable to that of the insurer as of the date any of such events shall have occurred, and each of the relevant rating agencies reaffirms its respective ratings on the notes which were in effect immediately prior to such event;

(g) Unibanco shall fail to comply with its obligations with respect to the reserve account within five business days after being obligated to do so; or

(h) Other than in connection with the trustee allowing for the expiration thereof as provided for in the indenture, any letter of credit shall have been cancelled or terminated by the issuer thereof or otherwise shall have ceased to be in full force and effect, binding and enforceable against the issuer thereof in accordance with its terms unless a substantially equivalent letter of credit or U.S. dollars in an amount equal to the amount available under any such letter of credit immediately prior to its cancellation is promptly provided to the trustee.

Remedies upon Occurrence of an Event of Default

Upon the occurrence and continuation of an event of default described in (c) or (d) above arising under Cayman Islands law, the trustee may at its discretion or noteholders holding no less than 33 1/3% in aggregate principal amount of the notes then outstanding may declare the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest will be immediately due and payable. If an event of default described in (c) or (d) above occurs other than under Cayman Islands law and is continuing, the principal of and accrued and unpaid interest on all the notes will become immediately due and payable without any declaration or other act on the part of the trustee or any noteholders. However, Unibanco shall only be required to make the payments described in this paragraph after Unibanco has been declared bankrupt, put into liquidation or otherwise dissolved for purposes of Brazilian law, and those payments will be subject to the subordination provisions of the indenture. In addition, if Unibanco makes payments described in this paragraph from Brazil, Unibanco will be required to obtain the approval of the Central Bank for the remittance of funds outside Brazil. There is no right of acceleration in the case of a default in the payment of principal of or interest on the notes or the failure by Unibanco to perform any other obligation under the indenture.

In addition, if an event of default occurs or if Unibanco breaches any covenant or warranty under the indenture or the notes, the trustee may pursue any available remedy to enforce any provision of the notes or the indenture.

The holders of a majority in aggregate principal amount of the outstanding notes may rescind a declaration of acceleration if any amount has been paid to or deposited with the trustee sufficient to pay the amounts set forth in the applicable provisions of the indenture and all events of default, other than the failure to pay principal due solely because of the declaration of acceleration, have been cured or waived.

The holders of a majority in aggregate principal amount of the outstanding notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, subject to the limitations specified in the indenture. Subject to the provisions of the indenture relating to the trustee’s duties, the trustee shall be under no obligation to exercise any of its rights and powers under the indenture unless it has been offered an indemnity to its reasonable satisfaction against the costs, expenses and liabilities it may reasonably incur.

No noteholder will have any right to institute any proceeding with respect to the indenture or the notes or for any remedy thereunder unless the noteholder has previously given written notice to the trustee of a continuing event of default under the notes of the continuing breach of a covenant contained in the indenture, the noteholders of not less than 33 1/3% in aggregate principal amount of the outstanding notes have made a written request to the trustee to institute proceedings in respect of the event of default or breach in its own name as trustee, the noteholders have offered to the trustee indemnity satisfactory to it, the trustee for 60 days thereafter has failed to institute any such proceeding and no direction inconsistent with that request has been given to the trustee during that 60-day period by the holders of a majority in aggregate principal amount of the outstanding notes. However, the right of any noteholder to institute a suit for the enforcement of the payment of principal or interest on the due date therefor may not be impaired without its consent.

The holders of a majority in aggregate principal amount of the outstanding notes may waive any past default under the indenture except an uncured default in the payment of principal of or interest on the notes or an uncured default relating to a covenant or provision of the indenture that cannot be modified or amended without the consent of each affected noteholder.

Modification of the Indenture

Unibanco and the trustee may, without the consent of the noteholders, amend, waive or supplement the indenture for certain specific purposes, including, among other things, curing ambiguities, defects or inconsistencies, or making any other provisions with respect to matters or questions arising under the indenture or the notes or making any other change that will not adversely affect the interest of any noteholder.

In addition, with certain exceptions, the indenture may be modified by Unibanco and the trustee with the consent of the holders of a majority of the aggregate principal amount of the notes then outstanding. However, no modification may, without the consent of the noteholder of each outstanding note:

  change the maturity of any payment of principal of or any installment of interest on any note;

  reduce the principal amount or the rate of interest, or change the method of computing the amount of principal or interest payable on any date;

  change any place of payment where the principal of or interest on notes is payable;

  change the coin or currency in which the principal of or interest on the notes is payable;

  impair the right of the noteholders to institute suit for the enforcement of any payment on or after the date due;

  modify the subordination provisions of the indenture in a manner adverse to the noteholders;

  reduce the percentage in principal amount of the outstanding notes, the consent of whose noteholders is required for any modification or the consent of whose noteholders is required for any waiver of compliance with certain provisions of the indenture or certain defaults under the indenture and their consequences provided for in the indenture; or

  modify any of the provisions of certain sections of the indenture, including the provisions summarized in “— Modification of the Indenture,” except to increase any percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each noteholder.

Defeasance and Covenant Defeasance

Unibanco may, at its option, elect to be discharged from Unibanco’s obligations with respect to the notes. In general, upon a defeasance, Unibanco will be deemed to have paid and discharged the entire indebtedness represented by the notes and to have satisfied all of its obligations under the notes and the indenture except for (i) the rights of the noteholders to receive payments in respect of the principal of and interest and additional amounts, if any, on the notes when the payments are due, (ii) certain provisions of the indenture relating to ownership, registration and transfer of the notes, (iii) the covenant relating to the maintenance of an office or agency in New York and (iv) certain provisions relating to the rights, powers, trusts, duties and immunities of the trustee.

In addition, Unibanco may, at its option, and at any time, elect to be released with respect to the notes from the covenants described above under the caption “— Certain Covenants.” We refer to this as “covenant defeasance”. Following such covenant defeasance, the occurrence of a breach or violation of any such covenant with respect to the notes will not constitute an event of default under the indenture, and certain other events (not including, among other things, non-payment or bankruptcy and insolvency events) described under “— Events of Default” also will not constitute event of default.

In order to exercise either defeasance or covenant defeasance, Unibanco will be required to satisfy, among other conditions, the following requirements:

Unibanco must irrevocably deposit with the trustee, in trust, for the benefit of the noteholders, cash in U.S. dollars or U.S. government obligations, or a combination thereof, in amounts sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of and each installment of interest on the notes on the stated maturity of such principal or installment of interest in accordance with the terms of the indenture and the notes;

  in the case of an election to fully defease the notes, Unibanco must deliver to the trustee an opinion of counsel stating that (x) Unibanco has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (y) since the date of the indenture there has been a change in the applicable U.S. federal income tax law or the interpretation thereof, in either case to the effect that, and based thereon, the opinion of counsel shall confirm that, the noteholders will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will not be subject to U.S. federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred;

  in the case of a covenant defeasance, Unibanco must deliver to the trustee an opinion of counsel to the effect that the noteholders will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit and covenant defeasance had not occurred;

  no event of default, or event or condition that with the giving of notice, the lapse of time or failure to satisfy certain specified conditions, or any combination thereof, would become an event of default, including, with respect to certain events of bankruptcy or insolvency, has occurred and is continuing with respect to the notes, at any time during the period ending on the 121st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

  Unibanco must deliver to the trustee an opinion of counsel to the effect that payment of amounts deposited in trust with the trustee will not be subject to future taxes, duties, fines, penalties, assessments or other governmental charges imposed by a Taxing Jurisdiction, except to the extent that additional amounts in respect thereof shall have been deposited in trust with the trustee;

  Unibanco must deliver to the trustee an opinion of counsel to the effect that such defeasance or covenant defeasance shall not result in a breach or violation of, or constitutes a default under, any other agreement or instrument to which Unibanco is a party or by which it is bound; and

  such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company as defined under the Investment Company Act of 1940, as amended.

The Trustee

The Bank of New York is the trustee under the indenture and has been appointed by Unibanco as registrar and paying agent with respect to the new notes. Unibanco may have normal banking relationships with The Bank of New York in the ordinary course of business. The address of the trustee is 101 Barclay Street 21W, New York, New York 10286.

Paying Agents; Transfer Agents; Registrar

Unibanco has appointed The Bank of New York as paying agent, registrar and transfer agent. Unibanco may at any time appoint new paying agents, transfer agents and registrars. However, Unibanco will at all times maintain a paying agent in New York City until the new notes are paid.

Unibanco will maintain a paying agent and transfer agent in Luxembourg so long as the rules of the Luxembourg Stock Exchange so require. Unibanco will provide prompt notice of the termination, appointment or change in the office of any Luxembourg paying agent or Luxembourg transfer agent acting in connection with the new notes.

Notices

Unibanco will publish notices in a leading daily newspaper of general circulation in Luxembourg, which is expected to be the Luxemburger Wort, for so long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require. A notice will be deemed given on the date of its first publication.

In addition, Unibanco will mail notices to the registered address of the noteholders as provided in the register. So long as DTC, or its nominee, is the registered holder of the global notes, each person owning a beneficial interest in a global note must rely on the procedures of DTC to receive notices provided to DTC. Each person owning a beneficial interest in a global note who is not a participant in DTC must rely on the procedures of the participant through which the person owns its interest in the global note to receive notices provided to DTC.

Governing Law

The indenture and the new notes are governed by the laws of the State of New York.

Jurisdiction

Unibanco has consented to the non-exclusive jurisdiction of any court of the State of New York or any U.S. Federal court sitting in the City of New York, New York, United States, and any appellate court from any thereof. Unibanco has appointed its office at 65 East 55th Street, New York, New York 10022 as its authorized agent upon which service of process may be served in any action or proceeding brought in any court of the State of New York or any U.S. Federal court sitting in the City of New York in connection with the indenture or the new notes.

Waiver of Immunities

To the extent that Unibanco may in any jurisdiction claim for itself or its assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with the indenture and the new notes and to the extent that in any jurisdiction there may be immunity attributed to Unibanco or Unibanco’s assets, whether or not claimed, Unibanco has irrevocably agreed for the benefit of the noteholders not to claim, and irrevocably waive, the immunity to the full extent permitted by law.

Currency Rate Indemnity

Unibanco has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any new notes is expressed in a currency other than U.S. dollars, Unibanco will indemnify the relevant noteholder against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from Unibanco’s other obligations under the indenture, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due under the indenture or the new notes.

Book-Entry, Delivery and Form

The new notes will be issued in the form of one or more global notes in fully registered form, without interest coupons, each a global note. Each global note will be deposited with, or on behalf of, a custodian for DTC and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC participants and indirect participants (each described below) including, without limitation, Euroclear Bank S.A./N.V. (as operator of the Euroclear System “Euroclear”) and Clearstream Banking Luxembourg (“Clearstream Banking”). As long as DTC, or its nominee, is the registered holder of a global note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global note for all purposes under the indenture and the notes. No beneficial owner of an interest in any note will be able to transfer such interest except in accordance with the applicable procedures of DTC and, if applicable, Euroclear and Clearstream, in addition to those provided for under the indenture.

Except in the limited circumstances set forth below, notes in certificated form will not be issued.

Depository Procedures

Payments of principal of and interest (including additional amounts) on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Unibanco, the trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests representing any notes held by DTC or its nominee.

Unibanco expects that DTC or its nominee, upon receipt of any payment of principal of or premium and interest (including Additional Amounts) on a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee.

Payment to owners of beneficial interests in a global note held through such participant will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in jurisdictions which require physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the applicable global note in accordance with the normal procedures of DTC and those procedures set forth in the indenture. Consequently, the ability to transfer interests in a global note to such persons may be limited. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Unibanco understands that crossmarket transfers between DTC participants, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such crossmarket transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels or Luxembourg time, respectively). Unibanco understands that Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the depositories of Clearstream or Euroclear.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a DTC participant will be credited during the securities settlement processing day immediately following the DTC settlement date, and such credit will be reported to the relevant Euroclear or Clearstream participant on such business day following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the Business Day following settlement in DTC.

Unibanco expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of the participant to whose interests in the applicable global notes are credited and only in respect of the aggregate principal amount of notes as to which such participant has given such direction. However, if there is an event of default under the indenture, DTC will exchange the applicable global note for physical notes (as defined below), which it will distribute to participants.

DTC has provided us with the following information: DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization”within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency”registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need to exchange certificated securities. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, GSCC, MBSCC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc.

Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor’s highest rating: AAA. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in the global notes among the DTC participants, Euroclear and Clearstream, they are under no obligation to perform such procedures, and such procedures may be discontinued or modified at any time. None of Unibanco, the trustee or the paying agent will have any responsibility for the performance by DTC, Euroclear, Clearstream, the participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Physical Notes

Interests in the global notes will be exchangeable or transferable, as the case may be, for physical notes (“physical notes”) if (i) DTC notifies Unibanco that it is unwilling or unable to continue as depositary for the global notes, or DTC ceases to be a “clearing agency” registered under the Exchange Act, and a successor depositary is not appointed by Unibanco within 90 calendar days, (ii) Unibanco, at its option, elects to terminate the book-entry system through a depositary or (iii) an event of default has occurred and is continuing with respect to the global notes.

Replacement, Exchange and Transfer of Notes

If a note becomes mutilated, destroyed, lost or stolen, Unibanco may issue, and the trustee will authenticate and deliver, a substitute note in replacement. In each case, the affected noteholder will be required to furnish to Unibanco, the trustee and certain other specified parties an indemnity under which it will agree to pay Unibanco, the trustee and certain other specified parties for any losses they may suffer relating to the note that was mutilated, destroyed, lost or stolen. Unibanco and the trustee may also require that the affected noteholder present other documents or proof. The affected noteholder will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, lost or stolen note.

Under certain limited circumstances, beneficial interests in the global note may be exchanged for physical notes. If Unibanco issues physical notes, a noteholder of such physical note may present its notes for exchange with notes of a different authorized denomination, together with a written request for an exchange, at the office or agency of Unibanco designated for such purpose in the City of New York or Luxembourg. In addition, the noteholder of any physical note may transfer such physical note, in whole or in part, by surrendering it at any such office or agency together with an executed instrument of assignment. Each new physical note issued in connection with a transfer of one or more physical notes will be available for delivery from the registrar and the Luxembourg transfer agent within five Luxembourg business days after receipt by the registrar and the Luxembourg transfer agent of the relevant original physical note or physical notes and the relevant executed instrument of assignment. Transfers of the physical notes will be effected without charge by or on behalf of Unibanco, the registrar or the Luxembourg transfer agent, but only upon payment (or the giving of such indemnity as the registrar or such transfer agent may require in respect) of any tax or other governmental charges which may be imposed in relation thereto.

Unibanco will not charge the noteholders of notes for the costs and expenses associated with the exchange, transfer or registration of transfer of the notes. Unibanco may, however, charge the noteholders of notes for any tax or other governmental charges. Unibanco may reject any request for an exchange or registration of transfer of any note (i) made within 15 calendar days of the mailing of a notice of redemption of notes or (ii) made between any regular record date and the next interest payment date.

DESCRIPTION OF THE INSURER AND THE INSURANCE POLICY

The following summary describes certain provisions of the insurance policy and the insurance side agreement (as defined herein). This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the insurance policy and the insurance side agreement. You may obtain copies of the insurance policy and the insurance side agreement upon request to the trustee or the paying agents. This summary also contains limited information concerning the insurer, which has been provided to us by the insurer.

General

The trustee is the beneficiary of an insurance policy for expropriation and currency inconvertibility issued by Steadfast Insurance Company. Subject to the terms of the insurance policy, the insurer will pay compensation to the trustee in U.S. dollars in respect of payments of limited amounts of interest (payable at the note rate) due by Unibanco under the indenture and the notes (such payments being the “insured payments”) which payments Unibanco could not otherwise make due to an expropriation event or an inconvertibility event (as defined below) during the period (the “policy period”) from December 15, 2003 until July 1, 2014 (a date which is six months and sixteen days after the expected maturity date). Under certain circumstances and after the satisfaction of certain conditions precedent, the trustee may, at the request of Unibanco, cancel the insurance policy at any time on or after the third anniversary of the closing date. See “—The Insurance Policy—Cancellation of the Insurance Policy.” The insurance policy is not a guarantee of payment by Unibanco of the insured payments and the insurance policy only covers the risk of inconvertibility, non-transferability or expropriation of or with respect to the insured payments required to be made by Unibanco if an expropriation event or an inconvertibility event has occurred and is continuing. The maximum amounts payable by the insurer under the insurance policy are adequate to cover twelve months of interest on the notes at the note rate.

All premiums payable under the insurance policy were paid in full by Unibanco from the proceeds from the sale of the old notes on December 12, 2003.

The Insurer

The insurance policy was issued through the Steadfast Insurance Company, an insurance company chartered in the State of Delaware and a wholly-owned subsidiary of the Zurich American Insurance Company. Steadfast Insurance Company, Zurich American Insurance Company and other affiliated companies are linked through the Zurich U.S. Insurance Pool, an intercompany arrangement which aggregates the assets and liabilities of each member. The Zurich U.S. Insurance Pool, led by Zurich American Insurance Company, has been given a rating of A (Excellent) by the A.M. Best Company. In addition, each of the Zurich American Insurance Company and Steadfast Insurance Company has been given a financial strength rating of A+ by S&P.

Zurich American Insurance Company is a wholly-owned subsidiary of Zurich Holding Company of America, which is a subsidiary of Zurich Financial Services Group. Headquartered in Zurich, Switzerland, the Zurich Financial Services Group’s worldwide presence builds on strong positions in its three key markets the United States, the United Kingdom and Continental Europe. It has offices in more than 50 countries and employs approximately 64,000 people. Based on consolidated figures for 2002, Zurich Financial Services Group achieved gross premiums of US$62.2 billion. This amount includes insurance deposits as well as premiums from the Farmers P&C Group. Gross premiums for the first six months of 2003 were US$26.0 billion. While experiencing losses of $3.4 billion in 2002, Zurich Financial Services Group has seen a return to profitability in 2003. During the first nine months of 2003, Zurich Financial Services realized continuing operating improvements and a net income of US$1,402 million. This compared with a loss of US$2,792 million in the same period of 2002. The result of the previous year included special provisions of US$2.7 billion. In the first nine months of the current year, results benefited from better claims and expense management in Zurich Financial Service's core businesses as well as from firm prices in most non-life markets.

The Insurance Policy

Expropriation Events and Inconvertibility Events

Under the terms of the insurance policy, the trustee has the right to present a claim and request payments upon the occurrence and continuation of an expropriation event or an inconvertibility event (or any combination thereof which continues uninterrupted for the duration of the waiting period) (as such term is defined below) that begins prior to the end of the policy period and that prevents Unibanco or the trustee from making all or any portion of the insured payments under the indenture and the notes.

The following terms have the respective meanings set forth below:

“date of loss” means the later of (i) the due date of the payments due in respect of the notes which corresponds to the insured payment that is the subject of a claim and (ii) the date on or before the end of the 15-day interest payment grace period on which Unibanco or the trustee, as the case may be, first attempts to convert reais into U.S. dollars or transfer U.S. dollars outside Brazil in order to make an insured payment.

“expropriation event” means any act or series of acts taken by the Brazilian government that effectively deprives Unibanco, including the Branch, or the trustee of the use and control of funds deposited (either in reais or U.S. dollars) by the trustee, or by Unibanco for the account of the trustee, with a financial institution in Brazil, for the purpose of making an insured payment, causing an unfunded insured payment; provided that such act or acts continue for the duration of the waiting period.

“inconvertibility event” means:

(i) any act or series of acts by the Brazilian government that prevents Unibanco, including the Branch, or the trustee for the duration of the waiting period from directly or indirectly:

  converting reais into U.S. dollars in order to make an insured payment or a portion thereof, including the denial of such conversion in an exchange rate category as favorable as the category applicable to determine the reference rate of exchange; or

  transferring outside of Brazil the funds as described in the preceding bullet point already converted from reais into U.S. dollars constituting all or any portion of an insured payment; or

(ii)failure by the Brazilian government to effect a conversion or transfer under (i) above on behalf of Unibanco or the trustee.

“reference rate of exchange” means the (i) official exchange rate applied by the Central Bank for the category of remittance that is the subject of a claim or (ii) if the Central Bank does not freely execute conversions of reais into U.S. dollars for such category of remittance, then the reference rate of exchange will be the effective exchange rate obtained through the most active legal and normal channel (as such rate is agreed by both the trustee and the insurer) in Brazil for the conversion of reais into U.S. dollars for the category of remittance that is the subject of a claim. If no exchange rate can be determined pursuant to the preceding sentence, the reference rate of exchange will mean the last available official exchange rate applied by the Central Bank prior to the date of loss.

“waiting period” means a period of 180 calendar days from the date of loss; provided that, for the avoidance of doubt, if the date of loss occurs during the policy period, the waiting period may expire after the expiration of the policy period.

Payments Under the Insurance Policy

In the event of an expropriation event or an inconvertibility event, and subject to the terms and conditions of the insurance policy, the insurer will be required to pay compensation to the trustee, in U.S. dollars, in an amount equal to the U.S. dollar equivalent (as determined using the reference rate of exchange) of the insured payments that could not either be converted from reais or transferred outside of Brazil by Unibanco or the trustee as a result of any such expropriation event or inconvertibility event.

Payments under the insurance policy for any loss caused by an expropriation event or an inconvertibility event will be adjusted for any compensation received from the Brazilian government or any other source on account of such loss, excluding compensation received by Unibanco in any currency that is not freely convertible into U.S. dollars, compensation received by Unibanco in any currency that is not transferable outside Brazil and any amounts received by the noteholders from the reserve account established by Unibanco for the benefit of noteholders pursuant to the indenture. See “Description of the Notes – Payment Support – The Letter of Credit and the Reserve Account”. Payments under the insurance policy will also be adjusted for certain payments made by Unibanco, following the start and during the continuation of an expropriation event or an inconvertibility event, in respect of notes or other similar obligations issued or incurred by Unibanco that are not insured under an insurance policy issued by the insurer.

No payments under the insurance policy will be made in respect of additional amounts or any interest which has accrued at a rate in excess of the note rate.

In no event shall the total amount of payments to be made by the insurer under the insurance policy exceed the maximum aggregate limit of liability under the insurance policy, regardless of the number or amount of losses incurred by the trustee. The limit of liability is US$14,750,000 (equal to twelve months' interest on the notes) with respect to claims arising prior to December 15, 2008. At December 15, 2008, the limit of liability for claims shall be increased to US$18,750,000 (equal to twelve months’interest on the notes at the rate of 9.375%) less an amount equal to any compensation paid by the insurer under the insurance policy.

An acceleration, redemption or prepayment of an insured payment, if permitted under the indenture, will not give rise to a corresponding acceleration or prepayment of the insurer’s obligations to make payments under the insurance policy to the extent that such acceleration or prepayment occurs during an expropriation event or inconvertibility event. In the case of any such acceleration, the insurer, to the extent that it is otherwise obligated to make a payment under the insurance policy, shall only be obligated to make payments under the insurance policy in accordance with the original payment schedule for the payment of principal of and interest on the notes.

Exclusions from Payments Under the Insurance Policy

The insurance policy provides that the insurer shall not make payments under the insurance policy for any loss to the extent that the expropriation event or inconvertibility event (or any combination thereof) giving rise to such loss was directly or indirectly caused by certain events, including, but not limited to: (i) the failure by Unibanco or the trustee to comply with the laws of Brazil, or the failure by Unibanco to comply with the environmental, public health or worker safety standards of the International Bank of Reconstruction and Development (otherwise known as the World Bank); (ii) the trustee’s material breach of the terms of, or material misrepresentation contained in, the insurance policy or the trustee’s application for insurance under the insurance policy; (iii) Unibanco or the trustee engaging in wrongful or criminal activities, or unreasonable actions which provoke the Brazilian government in some manner; (iv) certain events relating to nuclear reactions, nuclear radiation or radioactive or other toxic contamination, or the dispersal of application of pathogenic, toxic or poisonous biological or chemical elements, under any circumstances; (v) the insolvency, bankruptcy or financial default of Unibanco or the trustee; and (vi) the material breach by Unibanco or the trustee of any contractual agreements with the Brazilian government or any material breach by the Brazilian government of contractual agreements with Unibanco or the trustee, or the Brazilian government acting in a commercial capacity as a supplier, creditor, shareholder, director or manager of, or purchaser from, Unibanco.

The insurer shall not be obligated to pay under the insurance policy as a result of any action taken by the Brazilian government which constitutes a bona fide non-discriminatory measure of general application of the type normally taken by governments in the public interest (other than in respect to an expropriation event or inconvertibility event).

The insurance policy provides that the insurer will have no liability under the insurance policy in respect of an inconvertibility event under certain circumstances, including, but not limited to: (i) Unibanco or the trustee being unable to legally convert reais to U.S. dollars on the issuance date of the notes; (ii) the failure by Unibanco or the trustee (to the extent that any such party’s attempt to convert and transfer currency to make any payment under or in respect of the indenture or the notes is the subject of a claim) to exercise all reasonable efforts to convert reais to U.S. dollars (at a rate no less favorable than the reference rate of exchange) or transfer U.S. dollars from Brazil to the United States during the waiting period through all lawful mechanisms available in Brazil that the trustee or Unibanco could have used in the absence of the coverage under the insurance policy; (iii) in the event that the trustee or Unibanco fails to attempt to convert reais to U.S. dollars or transfer U.S. dollars to the trustee within 15 calendar days following the date that the relevant insured payment is due to be paid under the indenture and the notes; and (iv) solely for the devaluation or fluctuation of the real.

Claims and Subrogation Under the Insurance Policy

The insurance policy requires that the trustee notify the insurer within 30 calendar days after it has, as a result of any notification received from Unibanco, knowledge of any occurrence which could reasonably be expected to give rise to a claim. The trustee must file a written claim with the insurer within 90 calendar days following the date of loss. The trustee is required to provide any additional evidence material to the insurer’s determination regarding the claim, as reasonably requested by the insurer, in order to establish the claim. Any such request by the insurer shall be made no later than 120 days after the date of loss. So long as the trustee provides any such additional evidence within 30 calendar days of the insurer’s request, the insurer will make a determination regarding the claim and pay compensation no later than the last day of the 180-day waiting period. In the event that the trustee does not provide any additional information requested by the insurer with 75 calendar days of any such request, the insurer may deem the claim made under the insurance policy to be withdrawn.

As a condition to any payment of compensation by the insurer, the trustee (at the insurer’s option) will either (i) assign to the insurer all of its right, title and interest in all or part of the insured payments that are the subject of the claim or (ii) in the case of any inconvertibility event, pay or cause to be paid over to the insurer the reais equivalent of the insured payment being paid by the insurer (at an exchange rate equal to the reference rate of exchange).

Representations, Warranties and Covenants of the Trustee and Unibanco

The trustee has made certain representations and warranties and given certain covenants in the insurance policy. These representations, warranties and covenants include, without limitation: (i) the trustee’s lack of knowledge on the issuance date of the notes of any circumstance that could give rise to a loss under the insurance policy; (ii) the accuracy and completeness of information provided to the insurer in its application for the insurance policy; (iii) that it will notify the insurer of an event that could give rise to a claim under the insurance policy within 30 days of it becoming aware of any such event; and (iv) that it will cooperate with the insurer in the resolution of any claim including, without limitation, the minimization of any losses and the preservation of legal remedies.

In addition to the representations, warranties and covenants of the trustee set forth above, Unibanco agreed, pursuant to the insurance side agreement (as described below in “—The Insurance Side Agreement—Representations, Warranties and Covenants”) to make substantially similar representations and warranties and give equivalent covenants as those made and given by the trustee in the insurance policy. The trustee is a party to the insurance side agreement and also agreed, pursuant to the insurance policy, to use its reasonable efforts to cooperate with the insurer in the enforcement of its and the insurer’s rights under the insurance side agreement to cause Unibanco to comply with its obligations thereunder.

To the extent that either the trustee or Unibanco materially breaches its obligations described above or in “—The Insurance Side Agreement—Representations, Warranties and Covenants” or makes a material misrepresentation with respect to any of the representations described above, the insurer may void the insurance policy, retain any premium paid to it in respect of the insurance policy and refuse to pay any claim submitted thereunder.

Cancellation of the Insurance Policy

On December 15, 2006 or on any December 15 thereafter, and so long as no default or event of default has occurred and is continuing, the trustee, at the direction of Unibanco, may cancel the insurance policy upon the receipt by the trustee of confirmation from Moody’s that its then current rating of notes is at least “Baa1” and that such rating will not be lowered or withdrawn as a result of such cancellation. Any such cancellation directed to be made after December 15, 2006 shall be effective as of the immediately succeeding December 15, provided that the conditions precedent for the cancellation of the insurance policy described above are satisfied as of such immediately succeeding December 15. In addition, Unibanco may cancel the insurance policy on December 15, 2008 or any scheduled interest payment date thereafter, with written notice to the insurer at least 30 days prior to the proposed cancellation date, but only in the event that the notes are redeemed in full by Unibanco on such date.

The involuntary cancellation or termination of the insurance policy is an event of default under the notes and the indenture unless Unibanco makes certain deposits in the reserve account as contemplated in clause (f) under “Description of the Notes—Events of Default.”

Arbitration

Any dispute, controversy or claim between the trustee and the insurer arising under the insurance policy will be settled by arbitration in New York, New York, in the United States of America, according to the then prevailing International Arbitration Rules of the American Arbitration Association. In no event shall the total amount of payments under the insurance policy, if any, awarded by the arbitrator against the insurer exceed the insurer’s maximum aggregate limit of liability under the insurance policy.

Choice of Law and Jurisdiction

The insurance policy will be governed by the laws of the State of New York.

The Insurance Side Agreement

The insurance side agreement will be an agreement entered among Unibanco, the trustee and the insurer on the issuance date of the notes which will require that Unibanco make certain representations and take certain actions in respect of the insurance policy.

Representations, Warranties and Covenants

Unibanco made certain representations and warranties and has given certain covenants to the insurer pursuant to the insurance side agreement. These representations, warranties and covenants include, without limitation: (i) the accuracy and completeness of information provided to the insurer in its application for the insurance policy; (ii) that Unibanco has obtained all licenses required by law in order for it to enter into and perform its obligations under the indenture and the notes; (iii) that Unibanco will cooperate with the insurer in the resolution of any claim; (iv) that Unibanco will take all reasonable steps to avoid or minimize a loss under the insurance policy and use all reasonable means (including legal, administrative or diplomatic means) available to it to minimize or recover any such loss; and (v) that Unibanco will preserve all legal remedies in respect of any claim. As described above in “—The Insurance Policy—Representations, Warranties and Covenants of the Trustee and Unibanco,” the trustee will have the obligation under the insurance policy to take reasonable efforts to cause Unibanco to comply with these obligations.

Delegation of Duties and Responsibilities

In addition to the representations, warranties and covenants set forth in the insurance side agreement, the trustee has delegated to Unibanco, and Unibanco has accepted such delegation of, most of the trustee’s duties and responsibilities under the insurance policy.

Indemnification

Subject to usual exclusions and limitations, Unibanco agrees to indemnify the trustee against certain actions and omissions of Unibanco under the insurance side agreement and the insurance policy.

Arbitration

Any dispute, controversy or claim between any of the parties to the insurance side agreement will be settled by arbitration in New York, New York, in the United States of America, according to the then prevailing International Arbitration Rules of the American Arbitration Association.

Choice of Law and Jurisdiction

The insurance side agreement is governed by the laws of the State of New York.

TAXATION

Brazil

The following summary is a general description of certain Brazilian tax aspects of the notes and does not purport to be a comprehensive description of the tax aspects of the notes. This summary is based upon Brazilian tax laws in effect on the date of this offering memorandum and is subject to any change in Brazilian law that may come into effect after such date. Investors should consult their tax advisers as to the tax laws and specific tax consequences of acquiring, holding and disposing of the notes, in particular with regard to notes having special features or which are notes denominated in a foreign currency as to the holder.

The notes are being issued through Unibanco’s Grand Cayman Branch: as long as payments under the notes are made from the Branch, rather than from Brazil, there will be no Brazilian withholding on payments made under the notes.

If payments were made from Brazil, then interest, fees, commissions and any other income (which for the purposes of this paragraph includes any deemed income on the difference between the issue price of the notes and the price at which the notes are redeemed (“original discount”) payable to an individual, company, entity, trust or organization domiciled outside Brazil) is subject to income tax withheld at source. The rate of withholding is (i) 15% generally, (ii) 25% in the case where the beneficiary of the payments is domiciled in a tax haven jurisdiction, as defined by Brazilian tax laws, or (iii) such other lower rate as is provided for in an applicable tax treaty between Brazil and such other country in which the recipient of the payment is resident. Under the terms and conditions of the notes, Unibanco is required to gross up for any Brazilian withholding tax, subject to customary exceptions. See “Description of the Notes — Additional Amounts.” Unibanco has the right to redeem the notes at par in the event that it is required, as a result of any change in or amendment to Brazilian law, to gross up for Brazilian withholding tax at a rate in excess of 15%.

Gains on the sale or other disposition of the notes made outside Brazil by a non-Brazilian resident, other than a branch or a subsidiary of a Brazilian resident, to another non-Brazilian resident are not subject to Brazilian taxes. Gains made by Brazilian residents from the sale or other disposition of the notes made outside Brazil are subject to taxation in Brazil. Amounts realized on the sale or other disposition of a Note made in Brazil may be subject to a Brazilian withholding tax at a rate of up to 15%.

Generally, there are no stamp, transfer or other similar taxes in Brazil with respect to the transfer assignment or sale of the notes outside Brazil.

Cayman Islands

Payments of principal and interest in respect of the notes will not be subject to taxation in the Cayman Islands and no withholding will be required on such payments to noteholders. Gains derived from sale of the notes will not be subject to income or corporation tax in the Cayman Islands. The Cayman Islands currently have no income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

Registered notes evidencing a note to which title is not transferable by delivery will not attract Cayman Islands stamp duty. However, an instrument transferring title to a registered note if brought into or executed in the Cayman Islands would be subject to Cayman Islands stamp duty.

United States

The following is a summary of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes by a U.S. Holder (as defined below) for cash. This summary deals only with purchasers of notes at original issuance that are U.S. Holders that purchase the notes for cash at the issue price and that will hold the notes as capital assets. The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to, or the actual tax effects that any of the matters described herein will have on, the acquisition, ownership or disposition of notes by any particular investor, and does not address federal estate or gift tax or state, local, foreign or other tax laws. In particular, this summary does not address tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (such as banks, insurance companies, investors liable for the alternative minimum tax, persons holding the notes as a hedge against currency risk, investors who are not U.S. Holders, individual retirement accounts and other tax deferred accounts, tax-exempt organizations, partnerships or other flow-through entities, dealers or traders in securities or currencies, investors that mark their securities to market, investors that will hold the notes as part of straddles, hedging transactions, integrated transactions or conversion transactions for U.S. federal income tax purposes or investors whose functional currency is not the U.S. dollar).

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes (i) an individual citizen or resident of the U.S., (ii) a corporation created or organized in or under the laws of the U.S. or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its sources or (iv) a trust, if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. If a partnership holds the notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners should obtain specific advice regarding the tax consequences of the acquisition, ownership and disposition of the notes. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, final and proposed regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. Such authority is subject to change at any time, potentially with retroactive effect.

THE SUMMARY OF U.S. FEDERAL INCOME TAX CONSEQUENCES SET OUT BELOW IS FOR GENERAL INFORMATION ONLY. ALL INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND POSSIBLE CHANGES IN TAX LAW.

Exchange of the Notes

The exchange of an old note for a new note should not constitute a taxable exchange of the old note. As a result, the new notes should have the same issue price as the old notes, and each U.S. Holder should have the same adjusted tax basis in the new notes as it had in the old notes immediately before the exchange and the holding period of the new notes should include the holding period of the old notes.

Characterization of the Notes

Unibanco will treat the notes as debt of Unibanco for U.S. federal income tax purposes. However, as a result of (i) the level of subordination of the notes and (ii) the potential deferral of payment of interest and principal by Unibanco, there is a substantial possibility that the notes could be treated as equity of Unibanco for United States federal income tax purposes. Investors should note that there can be no assurance that the IRS will not contend, and that a court will not ultimately hold, that the notes are equity of Unibanco. U.S. Holders should note that no rulings have been or will be sought from the IRS with respect to the classification of the notes or the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS or the courts will not take a contrary position to any of the views expressed herein.

Treatment as Debt of Unibanco

Assuming the notes are treated as debt of Unibanco for U.S. federal income tax purposes, the consequences of acquiring, owning and disposing of the notes will be as described below.

Interest

Interest on a Note will be taxable to a U.S. Holder as ordinary income at the time it is received or accrued, depending on the holder’s method of accounting for U.S. federal income tax purposes. There are special rules governing the treatment of interest paid with respect to notes having original issue discount (“OID”). If there is more than a remote likelihood that Unibanco will defer interest payments on the notes or if the maturity date of the notes for purposes of computing the yield to maturity of the notes under U.S. tax principles is not December 15, 2008, the notes will be issued with OID. Unibanco believes that the likelihood of interest being deferred is remote. Furthermore, for purposes of calculating the yield to maturity of the notes, Treasury Regulations permit Unibanco to assume that it will exercise its right to redeem the notes if such redemption would minimize the yield on the notes. Since redemption of the notes on December 15, 2008 would avoid the step-up in interest rate, Unibanco intends to assume that it will exercise its right to redeem the notes on that date for purposes of determining the term of notes under the Treasury Regulations. Accordingly, Unibanco believes that the notes should not be treated as having been issued with OID. There can be no assurance, however, that the IRS will agree with these positions. If the notes were to be considered to have OID, U.S. Holders would be required to include OID in income on a constant yield to maturity basis, whether or not a cash payment is received on any payment date. If the notes are not, in fact, redeemed by Unibanco on December 15, 2008, the notes will be deemed for U.S. tax purposes to be redeemed and re-issued on December 15, 2008, at the adjusted issue price of the notes on that date.

At the time we issued the original notes, we took the position for U.S. federal income tax purposes that the likelihood of Additional Amounts or additional interest due to a delay in the exchange offer becoming payable on the notes was remote as of the issue date, and that, as a result, the possibility of such payments should not be taken into account in determining the interest accruing on the notes. We continue to believe that the possibility of such payments should not be taken into account in determining the interest accruing on the notes. Unibanco’s determination that the likelihood of such payments is remote is binding on a holder for U.S. federal income tax purposes, unless the holder discloses to the IRS in the manner set forth in applicable Treasury Regulations that it is taking a different position. Interest paid by Unibanco on the notes constitutes income from sources outside the United States.

Effects of Brazilian Withholding Taxes

Payments on the notes are expected to be made out of the Grand Cayman Branch of Unibanco. As discussed in “Taxation — Brazil” and “Taxation — Cayman Islands” such payments will not be subject to withholding tax under current law. However, as discussed in “Taxation — Brazil,” under current law payments of interest by Unibanco, if made from Brazil, will be subject to Brazilian withholding taxes. Under the terms and conditions of the notes, Unibanco is required to gross up for any Brazilian withholding tax. For U.S. federal income tax purposes, U.S. Holders will be treated as having received the amount of Brazilian taxes withheld by Unibanco and as then having paid over the withheld taxes to the Brazilian taxing authorities. As a result of this rule, the amount of interest income included in gross income for U.S. federal income tax purposes by a U.S. Holder with respect to a payment of interest may be greater than the amount of cash actually received (or receivable) by the U.S. Holder from Unibanco with respect to the payment.

Subject to certain limitations, a U.S. Holder will generally be entitled to a credit against its U.S. federal income tax liability, or a deduction in computing its U.S. federal taxable income, for Brazilian income taxes withheld by Unibanco. For purposes of the foreign tax credit limitations, income is classified into one of several “baskets,” and the credit for foreign taxes on income in any basket is limited to U.S. federal income tax allocable to the foreign source income in that basket. Interest on the notes generally will constitute foreign source income in the “high withholding tax interest” basket so long as the notes are subject to Brazilian withholding tax at a rate of 5% or higher. Investors should consult their tax advisers concerning the foreign tax credit implications of the payment of these Brazilian taxes.

Sale, Retirement or Other Taxable Disposition of the Notes

A U.S. Holder’s tax basis in a note will generally be its U.S. dollar cost. A U.S. Holder will generally recognize gain or loss on the sale, or retirement or other taxable disposition of a note equal to the difference between the amount realized on such sale, or retirement or other taxable disposition and the U.S. Holder’s tax basis in the note. Except to the extent attributable to accrued but unpaid interest (which will be taxable as ordinary income), gain or loss recognized on the sale, retirement or other taxable disposition of a note will be capital gain or loss. Gain or loss recognized by a U.S. Holder on the sale, retirement or other taxable disposition of a note will be long-term capital gain or loss if the note was held by the U.S. Holder for more than one year. If the U.S. Holder is not a corporation, the maximum marginal U.S. federal income tax rate applicable to long term capital gains will be lower than the maximum marginal U.S. federal income tax rate generally applicable to ordinary income. Net capital losses are subject to certain limitations.

Gain or loss realized by U.S. Holders on the sale, retirement or other taxable disposition of a note generally will be U.S. source.

Treatment as Equity of Unibanco

If the notes are treated as equity of Unibanco for U.S. federal income tax purposes, the consequences of acquiring, owning and disposing of the notes will be as described below.

Interest

General. If the notes are treated as equity of Unibanco, payments of interest will be treated as distributions paid with respect to shares of Unibanco’s stock. Subject to the PFIC rules discussed below, distributions paid by Unibanco out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), before reduction for any Brazilian withholding tax paid by Unibanco with respect thereto, will generally be taxable to a U.S. Holder as foreign source dividend income, and will not be eligible for the dividends received deduction allowed to corporations or be eligible for the maximum 15% rate applicable to certain dividends received by non-corporate holders. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder’s basis in the notes and thereafter as capital gain.

Effect of Brazilian Withholding Taxes. As discussed in “Taxation — Brazil,” under current law payments of interest by Unibanco, if made from Brazil, will be subject to Brazilian withholding taxes. For U.S. federal income tax purposes, U.S. Holders will be treated as having received the amount of Brazilian taxes withheld by Unibanco, and as then having paid over the withheld taxes to the Brazilian taxing authorities. As a result of this rule, the amount of dividend income included in gross income for U.S. federal income tax purposes by a U.S. Holder with respect to a payment of interest treated as dividends may be greater than the amount of cash actually received (or receivable) by the U.S. Holder from Unibanco with respect to the payment.

Subject to certain limitations, a U.S. Holder will generally be entitled to a credit against its U.S. federal income tax liability, or a deduction in computing its U.S. federal taxable income, for Brazilian income taxes withheld by Unibanco. Interest paid by Unibanco generally will constitute foreign source income in the “passive income” basket or, in the case of certain holders, the “financial services income”basket.

Sale or Other Taxable Disposition

Subject to the PFIC rules discussed below, upon a sale or other taxable disposition of notes, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the notes. This capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the notes exceeds one year. For a non-corporate U.S. Holder, the maximum marginal U.S. federal income tax rate applicable to long term capital gains will be lower than the maximum marginal U.S. federal income tax generally rate applicable to ordinary income. Net capital losses are subject to certain limitations.

Any gain or loss will generally be U.S. source, except that losses generally will be treated as foreign source to the extent the U.S. Holder received interest payments treated as dividends that were includible in the financial services income basket during the 24-month period prior to the sale. See “Passive Foreign Investment Company Considerations” below for a discussion of adverse rules that will apply to a sale or other disposition of notes if Unibanco is or becomes a PFIC for U.S. federal income tax purposes.

Passive Foreign Investment Company Considerations

A foreign corporation will be a passive foreign investment company (a “PFIC”) in any taxable year in which, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to the applicable “look-through rules,” either (i) at least 75% of its gross income is “passive income” or (ii) at least 50% of the average value of its assets is attributable to assets which produce passive income or are held for the production of passive income. Although interest income is generally passive income, a special rule allows “active” banks to treat their banking business income as non-passive. To qualify for this rule, a bank must satisfy certain requirements regarding its licensing and activities. Under current law, it is possible that Unibanco would not meet these requirements. However, Treasury Regulations have been proposed, under which it is likely that Unibanco would qualify as an “active bank” for these purposes. Although these regulations will have a retroactive effective date, there can be no assurance that they will be issued in any particular final form. Unibanco’s possible status as a PFIC must be determined annually (based on quarterly measurements of asset values), and may be subject to change if Unibanco fails to qualify under this special rule for any year in which a U.S. Holder holds notes, or if certain of Unibanco’s subsidiaries were to account for materially greater percentages of Unibanco’s overall earnings and assets. If Unibanco were to be treated as a PFIC in any year, U.S. Holders of notes would be required (i) to pay a special U.S. addition to tax on certain excess distributions and gains on sale and (ii) to pay tax on any gain from the sale of notes at the highest ordinary income (rather than capital gains) rates in addition to paying the special addition to tax on this gain. Unibanco does not presently intend to comply with the reporting requirements for a U.S. Holder to make a Qualified Electing Fund election. Investors should consult their tax advisers regarding the potential application of the PFIC regime.

Backup Withholding and Information Reporting

Payments of principal of and interest on, and the proceeds of sale or other dispositions of notes, payable to a U.S. Holder by a U.S. paying agent or other U.S. intermediary will be reported to the IRS and to the U.S. Holder as may be required under applicable regulations. Backup withholding will apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number on Internal Revenue Service Form W-9 or fails to report all interest and dividends required to be shown on its federal income tax returns. Certain U.S. Holders (including, among others, corporations) are not subject to backup withholding. U.S. Holders should consult their tax advisers as to their qualifications for exemption from backup withholding and the procedure for obtaining such an exemption.

Any amounts withheld under the backup withholding rules in excess of the holder’s U.S. federal income tax liability generally may be claimed as a credit or refund provided the required information is furnished to the IRS.

European Union

The EU has adopted a Directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that Member States will be required from a date not earlier than January 1, 2005 to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to an individual in another Member State, except that Austria, Belgium and Luxembourg will instead impose a withholding system for a transitional period unless during such period they elect otherwise.

UNITED STATES ERISA CONSIDERATIONS

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to a “parties in interest” or “disqualified persons”) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction.

Prohibited transactions within the meaning of Section 406 of ERISA or Section 4975 of the Code may arise if any notes are acquired by a Plan with respect to which Unibanco or any of its affiliates, or the insurer or any of its affiliates is a party in interest or a disqualified person. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, depending in part on the type of Plan fiduciary making the decision to acquire notes and the circumstances under which such decision is made. There can be no assurance that any class exemption or other exemption will be available with respect to any particular transaction involving the notes, or that, if an exemption is available, it will cover all aspects of any particular transaction. By its purchase of any notes, the purchaser thereof will be deemed to have represented and agreed either that (i) it is not and for so long as it holds notes will not be a Plan, an entity whose underlying assets include the assets of any such Plan, or a governmental plan which is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (ii) its purchase and holding of the notes (including the benefits of the insurance policy) will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a governmental plan, any substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the local law that is substantially similar federal, state, local or foreign law) for which an exemption or exception is not available. Similarly, each transferee of any notes, by virtue of the transfer of such notes to such transferee, will be deemed to have represented and agreed either that (i) it is not and for so long as it holds notes will not be a Plan, an entity whose underlying assets include the assets of any such Plan or a governmental plan which is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (ii) its purchase and holding of the notes (including the benefits of the insurance policy) will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of a governmental plan, any substantially similar federal, state, local or foreign law) for which an exemption or exception is not available.

Governmental plans and certain other church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to state, local, foreign or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel before purchasing any notes.

The foregoing discussion is general in nature and not intended to be all encompassing. Any Plan fiduciary who proposes to cause a Plan to purchase any notes should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and Section 4975 of the Code to such an investment, and to confirm that such investment will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA.

The sale of notes to a Plan is in no respect a representation by the Issuer that such an investment meets all relevant requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that reasonably requests such documents in the letter of transmittal. We have agreed to pay certain expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify certain holders of the notes against certain liabilities, including liabilities under the Securities Act.

Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  such new notes are acquired in the ordinary course of business,

  at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes, and such holder is not engaged in, and does not intend to engage in, a distribution of such notes.

We have not sought, and do not intend to seek, a no-action letter from the SEC with respect to the effects of the exchange offer, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the new notes as it has in such no-action letters.

LEGAL MATTERS

The validity of the new notes offered hereby under New York law will be passed upon for Unibanco by Debevoise & Plimpton LLP, New York, New York. Marcia M. Freitas de Aguiar, General Counsel to Unibanco will pass on matters of Brazilian law.

INDEPENDENT ACCOUNTANTS

The financial statements of Unibanco and Unibanco Holdings as of and for the years ended December 31, 2002 and 2003 prepared in accordance with U.S. GAAP, included in our 2003 Form 20-F and incorporated by reference herein, have been audited by Deloitte Touche Tohmatsu Auditores Independentes, independent public accounting firm registered with the Public Company Accounting Oversight Board (United States).

The financial statements of Credicard S.A. Administradora de Cartôes de Crédito as of and for the years ended December 31, 2002 and 2003 prepared in accordance with accounting practices adopted in Brazil (BR GAAP), included in our 2003 Form 20-F and incorporated by reference herein, have been audited by KPMG Auditores Independentes, independent accountants as stated in their report in our 2003 Form 20-F.

Brazilian law requires us to replace our independent auditors at least every five consecutive fiscal years and former accountants can be rehired only after three complete fiscal years have passed since their prior service. We engaged PricewaterhouseCoopers Auditores Independentes with effect from January 1, 2004, following our engagement of Deloitte Touche Tohmatsu Auditores Independentes.

ENFORCEABILITY OF JUDGMENTS

Unibanco is a financial institution organized under the laws of Brazil. Substantially all of the directors and executive officers of Unibanco reside in Brazil, and all or substantially all of the assets of such persons may be, and, except for the assets held abroad through branches and subsidiaries, substantially all of the assets of Unibanco are, located in Brazil. As a result, it may not be possible for investors to effect service of process within the United States or other jurisdictions outside Brazil, upon such persons or to enforce against such persons or against Unibanco judgments obtained in the courts of the United States or other jurisdictions outside Brazil, including judgments predicated upon the civil liability provisions of the securities laws of the United States or the laws of such other jurisdictions.

Judgments of U.S. courts for civil liabilities predicated upon securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. A judgment against Unibanco or any other person referred to above obtained outside of Brazil would be enforceable in Brazil against Unibanco or any such person without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Federal Supreme Court. Such confirmation would be provided if the foreign judgment (i) fulfils all formalities required for its enforceability under the laws of the country where the foreign judgment is granted, (ii) is issued by a competent court after proper valid service of process, (iii) is not subject to appeal, (iv) is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese, and (v) is not contrary to Brazilian national sovereignty, “good morals” or public policy. Notwithstanding the foregoing, no assurance can be given that such confirmation will be obtained, that the confirmation process described above can be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violations of the securities laws of the United States with respect to the new notes.

Further, we note that: (a) original actions based on the federal securities laws of the United States may be brought in Brazilian courts and that, subject to applicable laws, Brazilian courts may enforce liabilities in such actions against Unibanco, its directors, their executive officers and the advisors named in this prospectus; and (b) the ability of a judgment creditor or the other persons named above to satisfy a judgment by attaching certain of Unibanco’s assets is limited by provisions of Brazilian law. Pursuant to article 835 of the Brazilian Code of Civil Procedures, a plaintiff (whether Brazilian or non-Brazilian) who resides outside Brazil during the course of litigation in Brazil and does not own real property in Brazil must post a bond to cover the court costs and legal fees of the defendant (unless excepted under article 836 of such Code). The bond must have a value sufficient to satisfy the payment of the court fees and the defendant’s attorney fees, as may be determined by the Brazilian judge. This requirement does not apply to the enforcement of foreign judgments which have been duly confirmed by the Brazilian Federal Supreme Court.

The Branch is duly licensed and qualified to do business as a branch of a foreign bank according to the laws of the Cayman Islands. The Cayman Islands has a less developed body of securities laws as compared to the United States and provides protection for investors to a significantly lesser extent. In connection with the initial offering of the old notes, the initial purchasers were advised that a final and conclusive judgment in personam of the courts of the State of New York or Brazil having competent jurisdiction for a debt or definite sum of money (other than a sum payable in respect of taxes or other charges of a like nature or in respect of a fine or other similar penalty) and obtained without fraud or without breaching the principles of natural justice in the Cayman Islands or in contravention of Cayman Islands public policy in respect of any of the transaction documents would be recognized and enforced by the Courts of the Cayman Islands by originating action on such judgment.

INCORPORATION BY REFERENCE

The SEC, allows us to “incorporate by reference” information contained in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. Information set forth or incorporated by reference in this prospectus supersedes any previously filed or furnished information that is incorporated by reference into this prospectus to the extent inconsistent with that previously filed or furnished information. We incorporate by reference into this prospectus the following information and documents:

  Unibanco's and Unibanco Holdings' annual report on Form 20-F for the year ended December 31, 2003, to the extent the information in that report has not been updated or superseded by this prospectus, which we refer to in this prospectus as the “2003 Form 20-F”;

  any amendment to Unibanco's and Unibanco Holdings' annual report on Form 20-F for the year ended December 31, 2003, after the date of this prospectus and prior to the termination of this offering; and

  any report on Form 6-K submitted by Unibanco or Unibanco Holdings to the SEC after the date of this prospectus and prior to the termination of this offering and identified by Unibanco or Unibanco Holdings as being incorporated by reference into this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus. You should direct requests for those documents to Unibanco-União de Bancos Brasileiros S.A., Avenida Eusébio Matoso 891, São Paulo, SP-05423-901 - Brazil, Attention: Investor Relations Department, (Telephone: +55 11 3097-1626/1313).

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are offering the new notes only in jurisdictions where such offers and sales are permitted.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act, we have filed a registration statement on Form F-4 (Registration No. __________) relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional relevant information about us. In addition, we and Unibanco Holdings file annual reports on Form 20-F with, and furnish periodic reports on Form 6-K to, the SEC. You may read and copy this information at the SEC's public reference room at 450 Fifth Street, N.W. Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site at http://www.sec.gov that provides online access to reports, proxy statements and other information regarding registrants that file electronically with the SEC through the EDGAR system. Since November 4, 2002, we and Unibanco Holdings have been required to file annual reports on Form 20-F with, and submit reports on Form 6-K and other information to, the SEC through the EDGAR system. In addition, Global Depositary Shares representing Units of Unibanco and Unibanco Holdings are listed on the New York Stock Exchange under the symbol “UBB.” Reports and other material concerning Unibanco and Unibanco Holdings can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The Luxembourg paying agent will furnish you with copies of documents referred to herein upon request. You should contact the Luxembourg paying agent at The Bank of New York (Luxembourg) S.A., Aerogolf Center, 1A, Hoehenhof, L-1736 Senningerberg, Luxembourg.

We will comply with any undertakings given by us from time to time to the Luxembourg Stock Exchange in connection with the new notes and we will furnish to the Luxembourg Stock Exchange all such information as the rules of the Luxembourg Stock Exchange may require in connection with the listing of the notes.

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ISSUER

Unibanco — União de Bancos Brasileiros S.A., acting through its Grand Cayman Branch

Principal Office	Grand Cayman Branch
Unibanco — União de Bancos Brasileiros S.A.	P.O. Box 501
Avenida Eusébio Matoso, 891	George Town
05423-901 São Paulo, SP	Grand Cayman, Cayman Islands
Brazil

LEGAL ADVISERS

To the Issuer

as to Brazilian law:	as to United States law:
Unibanco Legal Department	Debevoise & Plimpton LLP
Unibanco — União de Bancos	919 Third Avenue
Brasileiros S.A.	New York, New York 10022
Avenida Eusébio Matoso, 891	United States of America
05423-901 São Paulo, SP
Brazil

To the Trustee

as to United States Law:
Emmet, Marvin & Martin LLP
120 Broadway
New York, New York 10271
United States of America

AUDITORS

To Unibanco:
Deloitte Touche Tohmatsu Auditores Independentes	PricewaterhouseCoopers Auditores Independentes
Rua Bela Cintra, 881	Avenida Francisco Matarazzo, 1700
01415-910 São Paulo, SP	05001-400 São Paulo, SP
Brazil	Brazil

EXCHANGE AGENT, TRUSTEE, PRINCIPAL PAYING AGENT, TRANSFER AGENT AND REGISTRAR

The Bank of New York
101 Barclay Street
New York, New York 10286
United States of America

LUXEMBOURG EXCHANGE AGENT, LISTING AGENT, TRANSFER AGENT AND PAYING AGENT

The Bank of New York (Luxembourg) S.A.
Aerogolf Center
1a, Hohenhof
L-1736 Senningerberg
Luxembourg

US$200,000,000

[UNIBANCO LOGO]

Offer to exchange all of our outstanding unregistered
US$200,000,000 Step-Up Subordinated Callable Notes due 2013
for
US$200,000,000 Step-Up Subordinated Callable Notes due 2013
which have been registered under the Securities Act of 1933

___________________________

Prospectus

, 2004

___________________________

Until days after the date of this prospectus, all dealers that effect transactions in the notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Neither the laws of Brazil nor the Registrant's by-laws or other constitutive documents provide for indemnification of directors or officers.

The Registrant maintains liability insurance covering all expenses, liability and loss (including reasonable attorney's fees, judgments and amounts paid or to be paid in settlement) that any of its directors and officers are legally required to pay (and for which they are not indemnified by the Registrant) as a result of a written request for indemnification of financial losses or of any civil, criminal or formal administrative proceedings in connection with any mistake, misstatement, act, omission, neglect or violation of a right performed by such directors and officers acting as such, either individually or as a group, and also in connection with being a director or officer of the Registrant.

This liability insurance also covers all payments made by the Registrant to indemnify its directors and officers against all expenses, liability and loss (including reasonable attorney's fees, judgments and amounts paid or to be paid in settlement) that such directors and officers are legally required to pay in the circumstances explained above.

The liability insurance does not cover losses in claims related to (i) illegal or fraudulent acts, (ii) earnings or transactions with securities and (iii) undue gains or advantages.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Document
1.1

Articles of Association of Unibanco-União de Bancos Brasileiros S.A., as amended and consolidated on April 30, 2004 (English language version. (Filed with the Securities and Exchange Commission as Exhibit 1.1 to Unibanco’s Form 20-F for the year ended December 31, 2003 on June 28, 2004 and incorporated herein by reference)

4.1	Indenture, dated as of December 12, 2003, between Unibanco – Uniao de Bancos Brasileiros S.A., acting through its Grand Cayman Branch, and The Bank of New York as Trustee and Luxembourg paying agent.
4.2	Form of Step-Up Subordinated Callable Note due 2013 (included in Exhibit 4.1)
5.1	Opinion of Marcia M. Freitas de Aguiar, General Counsel of Unibanco – Uniao de Bancos Brasileiros S.A. *
5.2	Opinion of Debevoise & Plimpton LLP, special United States counsel to Unibanco – Uniao de Bancos Brasileiros S.A. *
10.1	Registration Rights Agreement, dated as of December 12, 2003, between Unibanco – Uniao de Bancos Brasileiros S.A., acting through its Grand Cayman Branch, and Citigroup Global Markets Inc.
10.2	Insurance Policy for Expropriation and Currency Inconvertibility dated December 12, 2003 *
10.3	Agreement Regarding the Insurance Policy for Expropriation and Currency Inconvertibility dated December 12, 2003 *
12	Statement of Computation of Consolidated Ratio of Earnings to Fixed Charges
23.1	Consent of Deloitte Touche Tohmatsu Auditores Independentes
23.2	Consent of KPMG Auditores Independentes
23.3	Consent of Marcia M. Freitas de Aguiar (included in Exhibit 5.1) *
23.4	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.2) *
24	Power of Attorney (included in signature pages to Registration Statement)

25	Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee under the Indenture *
99.1	Form of Letter of Transmittal *
99.2	Form of Notice of Guaranteed Delivery *
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees *

__________________________
*To be filed by amendment

Item 22. Undertakings

a) The undersigned Registrant hereby undertakes that:

1. for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

2. for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(d) The undersigned Registrant hereby undertakes:

(1) to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and

(2) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (1) above includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form F-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in São Paulo, Brazil, on July 30, 2004.

UNIBANCO — UNIÃO DE BANCOS BRASILEIROS S.A.

By:	/s/ Joaquim Francisco de Castro Neto
Name: Joaquim Francisco de Castro Neto
Title: President and Director

By:	/s/ Geraldo Travaglia Filho
Name: Geraldo Travaglia Filho
Title: Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Israel Vainboim, Geraldo Travaglia Filho, José Lucas Ferreira de Melo, João Dionísio Filgueira Barreto Amoêdo, Marcio de Andrade Schettini, Antonio Fernando Checchia Wever, Ricardo Stern, Marcia Maria Freitas de Aguiar, Claudia Politanski, Marcelo Ariel Rosenhek and Valerie Cadier Adem and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, in connection with this Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant any and all amendments or supplements (including any and all stickers and post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agents, and each of them full power and authority to do and perform each and every act and things requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Joaquim Francisco de Castro Neto	President and Director	July 30, 2004
Joaquim Francisco de Castro Neto	(principal executive officer)

/s/ Geraldo Travaglia Filho	Vice President	July 30, 2004
Geraldo Travaglia Filho	(principal financial and accounting officer)

/s/ Pedro Moreira Salles	Vice Chairman	July 30, 2004
Pedro Moreira Salles

________________________	Director	July 30, 2004
Armínio Fraga Neto

/s/ Gabriel Jorge Ferreira	Director	July 30, 2004
Gabriel Jorge Ferreira

Signature	Title	Date

________________________	Chairman	July 30, 2004
Pedro Sampaio Malan

/s/ Israel Vainboim	Director	July 30, 2004
Israel Vainboim

________________________	Director	July 30, 2004
Pedro Luiz Bodin de Moraes

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Unibanco — União de Bancos Brasileiros S.A., has signed this Registration Statement in New York, New York on July 30, 2004.

By:	/s/ William McDougall Bethlem
Name: William McDougall Bethlem
Title: Authorized Representative

EXHIBIT INDEX

Exhibit No.	Document
1.1

Articles of Association of Unibanco-União de Bancos Brasileiros S.A., as amended and consolidated on April 30, 2004 (English language version. (Filed with the Securities and Exchange Commission as Exhibit 1.1 to Unibanco’s Form 20-F for the year ended December 31, 2003 on June 28, 2004 and incorporated herein by reference)

4.1	Indenture, dated as of December 12, 2003, between Unibanco – Uniao de Bancos Brasileiros S.A., acting through its Grand Cayman Branch, and The Bank of New York as Trustee and Luxembourg paying agent.
4.2	Form of Step-Up Subordinated Callable Note due 2013 (included in Exhibit 4.1)
5.1	Opinion of Marcia M. Freitas de Aguiar, General Counsel of Unibanco - Uniao de Bancos Brasileiros S.A. *
5.2	Opinion of Debevoise & Plimpton LLP, special United States counsel to Unibanco – Uniao de Bancos Brasileiros S.A. *
10.1	Registration Rights Agreement, dated as of December 12, 2003, between Unibanco – Uniao de Bancos Brasileiros S.A., acting through its Grand Cayman Branch, and Citigroup Global Markets Inc.
10.2	Insurance Policy for Expropriation and Currency Inconvertibility dated December 12, 2003 *
10.3	Agreement Regarding the Insurance Policy for Expropriation and Currency Inconvertibility dated December 12, 2003 *
12	Statement of Computation of Consolidated Ratio of Earnings to Fixed Charges
23.1	Consent of Deloitte Touche Tohmatsu Auditores Independentes
23.2	Consent of KPMG Auditores Independentes
23.3	Consent of Marcia M. Freitas de Aguiar (included in Exhibit 5.1) *
23.4	Consent of Debevoise & Plimpton LLP (included in Exhibit 5.2) *
24	Power of Attorney (included in signature pages to Registration Statement)
25	Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee under the Indenture *
99.1	Form of Letter of Transmittal *
99.2	Form of Notice of Guaranteed Delivery *
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees *
__________________________
*To be filed by amendment